    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1997.


                                                      REGISTRATION NO. 333-29435

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               ORTHALLIANCE, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          8741                         95-4632134
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. employer
     of incorporation or         Classification Code Number)         identification no.)
        organization)

        23848 HAWTHORNE BOULEVARD, SUITE 200, TORRANCE, CALIFORNIA 90505
                                 (310) 791-5656
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                  SAM WESTOVER
                            CHIEF EXECUTIVE OFFICER
                               ORTHALLIANCE, INC.
                      23848 HAWTHORNE BOULEVARD, SUITE 200
                           TORRANCE, CALIFORNIA 90505
                                 (310) 791-5656
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                        COPIES OF ALL CORRESPONDENCE TO:
                              PAUL A. QUIROS, ESQ.
                   NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
                         FIRST UNION PLAZA, SUITE 1400
                           999 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309
                                 (404) 817-6000
                              (404) 817-6050 (FAX)
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

PROSPECTUS

                                2,500,000 SHARES


                               LOGO ORTHALLIANCE

                              CLASS A COMMON STOCK

                             ---------------------


    This Prospectus covers the offer and sale of up to 2,500,000 shares of Class A Common Stock, par value $.001 per share ("Common Stock"), of OrthAlliance, Inc. ("OrthAlliance" or the "Company"), which OrthAlliance may issue from time to time in connection with the future acquisitions of certain operating assets of, or the stock of entities holding certain operating assets of, orthodontic practices (the "Future Transfers") in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or as otherwise permitted under the Securities Act.


    OrthAlliance expects that the terms upon which it may issue the shares in connection with Future Transfers will be determined through negotiations with the owners of the orthodontic practices whose stock or assets are to be acquired in such Future Transfers. OrthAlliance expects that the shares issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time a Future Transfer is consummated.


    Persons receiving Common Stock in connection with Future Transfers may be contractually required to hold all or some portion of the Common Stock for some period of time. Initially, the Company will issue Common Stock in connection with Future Transfers subject to a lock-up period of 180 days after the date of the prospectus related to the Company's initial public offering of 2,600,000 shares of Common Stock (the "IPO"). See "Prospectus Summary -- Future Transfers." In addition, pursuant to the provisions of Rule 145 under the Securities Act, the volume limitations and certain other requirements of Rule 144 under the Securities Act will apply to resales of those shares by affiliates of the businesses the Company acquires for a period of two years. See "Plan of Distribution."


    If a Future Transfer has a material financial effect upon the Company, the Company will file a current report on Form 8-K, or if it is not eligible to incorporate such a report by reference, a post-effective amendment to the Registration Statement of which this Prospectus forms a part, after such Future Transfer but prior to the consummation of additional Future Transfers utilizing this Prospectus, containing financial and other information about the Future Transfer that would be material to subsequent acquirors of Common Stock offered hereby, including pro forma information for the Company and historical financial information about the acquired orthodontic practice. The Company will also file a current report on Form 8-K, or if it is not eligible to incorporate such a report by reference, a post-effective amendment to the Registration Statement of which this Prospectus forms a part, if a Future Transfer does not by itself have a material effect upon OrthAlliance, but when aggregated with other acquisitions (for which such information has not been filed) since the date of the Company's most recent audited financial statements, would have such a material effect.


    OrthAlliance filed a Registration Statement on Form S-1 (Registration No. 333-27143), as amended, with the Securities and Exchange Commission (the "Commission") relating to the IPO that was declared effective on August 20, 1997. Upon completion of the IPO, 10,232,985 shares of Common Stock will be issued and outstanding. The Common Stock has been approved for listing on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "ORAL."

    All expenses of this offering (this "Offering") will be paid by OrthAlliance. No underwriting discounts or commissions will be paid in connection with the issuance of shares by OrthAlliance in business combination transactions, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.

                             ---------------------


     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                                AUGUST 22, 1997

                           [ORTHALLIANCE, INC. MAP]

                               PROSPECTUS SUMMARY


     Simultaneously with and as a condition to the closing of the IPO, 55 separate orthodontic practices (collectively, the "Founding Practices") will transfer certain operating assets to OrthAlliance in exchange for cash and shares of Common Stock (in accordance with Staff Accounting Bulletin No. 48) and OrthAlliance will become a party to long-term management or consulting services agreements with the Founding Practices (the "Transfers").



     As a result of the merger of each of Premier Orthodontic Group, Inc. ("Premier") and US Orthodontic Care, Inc. ("USOC") with and into OrthAlliance, effective prior to the closing of the IPO (the "Merger"), OrthAlliance succeeds to the rights of Premier and USOC under agreements with the Founding Practices. See "Certain Transactions." The term "Allied Practice" includes each of the Founding Practices and any orthodontic practice with which the Company enters into long-term management or consulting services agreements in the future. Unless otherwise indicated by the context, references herein to practice management services, agreements or rights include consulting and other similar arrangements, which the Company has or will enter into with certain Allied Practices to comply with applicable regulations regarding practice management in certain states. As used herein, the term "Allied Orthodontists" refers to orthodontists affiliated with an Allied Practice. The Company has conducted no operations and generated no revenues to date.


                                  THE COMPANY


     OrthAlliance was organized to create a national provider of practice management services to orthodontic practices in the United States. After the closing of the IPO, the Company will manage the business aspects of the Allied Practices (subject to applicable state law), thereby allowing Allied Orthodontists to focus on delivering cost-effective, high quality patient care, and will provide capital for the development and growth of such practices. The Company will affiliate with Allied Practices pursuant to long-term management services agreements and will generate revenues by providing management, marketing and development services to Allied Practices. The Company intends to aggressively expand its network of Allied Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional practices throughout the United States (herein sometimes referred to as the "affiliation" with other practices.)



     The Company has entered into definitive agreements, to be consummated simultaneously with the closing of the IPO, to acquire certain operating assets of, or the stock of entities holding certain operating assets of, and enter into long-term management services agreements with, each of the 55 Founding Practices, which include 82 orthodontists operating 147 offices located in 16 states. See "The Company" and "Business -- Agreements with Allied Practices and Allied Orthodontists." Management believes that the Founding Practices are leading practices in their markets, and the Founding Practices were selected based on a variety of factors, including size, profitability, historical growth and reputation for high quality care, both among local consumers of orthodontic services and within the orthodontic services industry.



     The United States orthodontic industry is highly fragmented, with over 90% of the approximately 9,000 practicing orthodontists in the United States operating as sole practitioners. Management believes that less than 2% of the orthodontists currently practicing in the United States are affiliated with publicly held practice management companies.



     Management believes that the Company's operating strategy will enable Allied Practices to compete more effectively with and realize greater profitability than traditional orthodontic practices, thereby inducing additional orthodontists to affiliate with the Company. Key elements of the Company's operating strategy are:



        - Emphasizing quality patient care by (i) relieving the Allied Orthodontists from various time-consuming administrative responsibilities, (ii) affiliating with high quality practices conducted by orthodontists who have completed accredited graduate orthodontic training programs, and (iii) recommending practice standards, procedures and protocols under the direction of the Company's board of advisors, composed of the Allied Orthodontists in the Founding Practices;

        - Capitalizing on the best demonstrated practices of Allied Orthodontists through identification and promotion of successful practice-level strategies including, but not limited to, treatment, delivery of patient care, marketing, financing and cost control strategies;



        - Achieving operating efficiencies and economies of scale through (i) the implementation of national purchasing discounts for professional and clerical supplies and equipment, (ii) the reduction of certain expenses common to all Allied Practices, including, but not limited to, insurance and employee benefits, and (iii) work flow and patient flow enhancements and programs; and



        - Increasing market penetration and expansion through (i) local marketing programs, supported by demographic and economic analysis, and (ii) patient payment plans designed to enhance the affordability of orthodontic services.



     There can be no assurance that the Company will be able to implement successfully these operating strategies. Costs could increase if operating efficiencies and economies of scale are not realized; however, management believes that improved quality patient care and the use of best demonstrated practices which allow the Allied Orthodontists to increase the number of patients treated could result in higher patient revenue.



     The Company intends to implement a growth strategy focused on (i) affiliating with additional orthodontic practices that fit the OrthAlliance model of high quality and strong financial performance; (ii) expanding Allied Practices by providing capital, support and consultation for satellite office expansion; (iii) assisting the Allied Practices with their internal growth by increasing gross revenues through increased patient volume; and (iv) enhancing profitability through operational efficiencies.



FUTURE TRANSFERS



     The Company plans to use the shares of Common Stock from this Offering in connection with Future Transfers. The Company has entered into negotiations with four orthodontic practices with four orthodontists operating 12 offices in four states. The aggregate consideration to be paid by the Company with respect to these pending transfers, if consummated, will be approximately $3.1 million, payable up to 20% in cash and the remainder with shares of Common Stock valued at either (i) the initial public offering price for pending transfers closed within seven days after the closing of the IPO, or (ii) the average closing price of the Common Stock as reported on the Nasdaq National Market for the five consecutive trading days ending two days prior to the closing date for pending transfers closed after such seventh trading day. The aggregate consideration to be paid by the Company with respect to additional Future Transfers will generally be payable up to 20% in cash and the remainder with shares of Common Stock valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time a Future Transfer is consummated. Initially, Common Stock issued by the Company in Future Transfers will be subject to lockup agreements with the underwriters of the IPO, with lockup periods of 180 days from the date of the prospectus relating to the IPO. Unlike the Founding Practices, which shall be accounted for in accordance with Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders" ("SAB 48"), the Future Transfers (including the pending transfers) will be accounted for as asset acquisitions at fair market value and will result in subsequent annual noncash amortization charges for intangible assets in the Company's statement of operations.

                                  THE OFFERING


Common Stock offered by the
  Company..................  2,500,000 shares of Common Stock to be issued by the Company in connection with Future Transfers in accordance with Rule 415(a)(1)(viii) of the Securities Act.



Common Stock to be
  outstanding after the
  IPO......................  10,232,985 shares(1)



Class B Common Stock to be
  outstanding after the
  IPO......................  250,000 shares



Class B Common Stock.......  In connection with the Merger, 250,000 shares of
                             Class B Common Stock will be issued to the stockholders of USOC and Premier as part of the Merger consideration. The stockholders of USOC and Premier are responsible for the organization of the Company, and the Class B Common Stock was created to allow the stockholders of USOC and Premier to receive additional shares of Common Stock provided that the market price of the Common Stock appreciates to the various Conversion Prices described below. No other shares of Class B Common Stock will be authorized or issued. Holders of Class B Common Stock are entitled to one vote per share and such shares shall be voted with the Common Stock on all matters presented to the holders of Common Stock. The shares of Class B Common Stock are not transferable, except to the holder's spouse, parents, siblings, lineal descendants, a trust for the benefit of any such person or as determined by will or the laws of descent. See "Description of Capital Stock."



Conversion of Class B
  Common Stock.............  At any time following 180 days from the date of the prospectus relating to the IPO, each share of Class B Common Stock shall automatically convert into Common Stock (i) at the ratio of eight shares of Common Stock for each share of Class B Common Stock upon the attainment of certain average closing price calculations for the Common Stock (the "Conversion Prices"), as determined on the Nasdaq National Market, other over-the-counter market or an exchange, as then applicable (the "Trading Market"), or (ii) if not converted pursuant to subparagraph (i), at the ratio of one share of Common Stock for each share of Class B Common Stock upon the sixth anniversary of the date of the prospectus relating to the IPO (the "Final Conversion Date"). The maximum number of shares of Common Stock that may be issued upon conversion of the Class B Common Stock is 2,000,000. The shares of Class B Common Stock convertible pursuant to subparagraph (i) above will convert in five increments of up to 50,000 shares of Class B Common Stock (20% of the total number of shares of Class B Common Stock issued) upon the attainment of each of the five specified Conversion Prices. At each automatic conversion, each holder of Class B Common Stock will be deemed to have converted a pro rata share of such Class B Common Stock then outstanding. The Conversion Prices shall be established at premiums to the initial public offering price in the IPO. Each Conversion Price will be deemed to have been achieved at the end of the trading day on which the average closing price of the Common Stock for the preceding 20 consecutive trading days exceeds such Conversion Price. The closing prices will be those reported on the Trading Market. The initial Conversion Price is equal to 150% of the price to public in the IPO, and each of the subsequent Conversion Prices is equal to 120% of the preceding Conversion Price. Therefore, the five Conversion Prices at which up to 50,000 shares of the outstanding Class B Common Stock shall be automatically converted to Common Stock are $18.00, $21.60, $25.92, $31.10 and
                             $37.32, respectively. If any Conversion Prices are attained within 180 days after the date of the prospectus relating to the IPO, the portion of shares of Class B Common Stock that would have otherwise converted, shall automatically convert into Common Stock on the 181st day after the date of the prospectus relating to the IPO. In the event that there are any shares of Class B Common Stock outstanding on the Final Conversion Date, all such shares shall automatically convert into an equal number of shares of Common Stock. The holders of the Class B Common Stock may convert each share of Class B Common Stock into one share of Common Stock at any time after 180 days from the date of the prospectus relating to the IPO but on or before the Final Conversion Date.



Nasdaq National
  Market symbol............  ORAL

---------------


(1) Includes (i) 1,750,000 shares of Common Stock issued by OrthAlliance in connection with the Merger, (ii) 5,882,985 shares of Common Stock to be issued in connection with the Transfers and (iii) 2,600,000 shares of Common Stock issued in the IPO, but excludes 1,193,622 shares of Common Stock issuable pursuant to options granted for the purchase of Common Stock under the Company's stock option plans or issuable upon the exercise of outstanding warrants to purchase shares of Common Stock. See "The Company," "Management -- Stock Plans," "Certain Transactions" and "Description of Capital Stock -- Warrants."


     The preceding summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes the completion of the Merger and the IPO. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


     Unless otherwise indicated, the industry information used in this Prospectus is derived from the 1995 Journal of Clinical Orthodontists Orthodontic Practice Study (the "JCO Study") and relates to 1994 unless otherwise indicated. Comparable information for 1995 and 1996 is not expected to be available until the release of the 1997 JCO Study in late 1997 or early 1998. The information compiled in the 1995 JCO Study relates to orthodontists who have completed accredited graduate orthodontic training programs and does not include general dentists who also perform certain orthodontic services.

                             SUMMARY FINANCIAL DATA


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     The following information is derived from the audited and unaudited financial statements of OrthAlliance included elsewhere in this Prospectus. Except as indicated, this information does not reflect the effects of the Merger, the Transfers, the IPO or the Offering. For certain information concerning the Transfers of the Founding Practices, see Note 5 of Notes to Financial Statements of the Company.



                                                                 THE PERIOD
                                                              FROM OCTOBER 21,
                                                                  1996 TO         SIX MONTHS
                                                                DECEMBER 31,         ENDED
                                                                    1996         JUNE 30, 1997
                                                              ----------------   -------------
                                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA(1):
Net revenue.................................................     $       --       $       --
Total expenses(2)...........................................             --            4,090
Operating loss..............................................             --            4,090
                                                                 ----------       ----------
          Net loss..........................................     $       --       $    4,090
                                                                 ==========       ==========
          Net loss per share................................     $       --       $      .39
                                                                 ==========       ==========
Number of shares used in net loss per share calculation.....             --           10,533
                                                                 ==========       ==========



                                                                     JUNE 30, 1997
                                                              ---------------------------
                                                              HISTORICAL   AS ADJUSTED(3)
                                                              ----------   --------------
                                                                      (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $       --     $   10,229
Working capital.............................................        (900)        14,815
Total assets................................................          --         21,037
Long-term debt..............................................          --             --
Stockholders' (deficit) equity..............................        (900)        17,877


---------------

(1) OrthAlliance has conducted no significant operations to date and will not conduct significant operations until the Merger, the Transfers and the IPO are completed. The Company was incorporated on October 21, 1996.


(2) Represents compensation expense related to the issuance of warrants and to consulting services. See Note 1 and Note 3 of Notes to Financial Statements of the Company.


(3) As adjusted gives effect to the Merger, the Transfers and the sale of 2.6 million shares of Common Stock offered by the Company in the IPO and the application of the estimated net proceeds therefrom. See Unaudited Pro Forma Combined Balance Sheet and the notes thereto.

                                  RISK FACTORS


     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.



     Absence of Combined Operating History. OrthAlliance was founded in October 1996 and has conducted no operations and generated no revenues to date. As a result of the Merger, OrthAlliance succeeds to the rights of Premier and USOC under agreements to acquire by transfer pursuant to SAB 48 certain operating assets of and enter into long-term management services agreements with the Founding Practices. The Founding Practices have been operating as separate, independent entities and there can be no assurance that management will be able to operate the Company successfully, manage the Founding Practices' operations, achieve any cost savings as a result of the Transfers or institute the necessary systems and procedures to manage the Company on a profitable basis. The combined historical financial results of the Founding Practices cover periods when the Founding Practices were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The Company may experience delays, complications and expenses in implementing, integrating and operating such systems, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the management group has been assembled recently and there can be no assurance that such persons will be able to effectively oversee the implementation of the Company's operating, growth, acquisition and business strategies. The inability of the Company to successfully integrate or operate the Founding Practices could have a material adverse effect on the Company's business, financial condition and results of operations and make it unlikely that the Company's acquisition program will be successful. The Transfers include the assumption of certain liabilities, which could have a material adverse effect on the Company's business, financial condition and results of operations. See Unaudited Pro Forma Combined Balance Sheet and the notes thereto, "Certain Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."



     Dependence on Allied Orthodontists. The Company receives fees for services provided to Allied Practices under management services agreements, but does not employ orthodontists or control or own the practices of its Allied Orthodontists. The Company's revenue is dependent on revenue generated by the Allied Practices, which in turn is largely dependent on the efforts of the Allied Orthodontists and, therefore, the performance of Allied Orthodontists is essential to the Company's success. The long-term management services agreements with Allied Practices have 20 year terms, subject to prior termination by either party for, among other things, a material default by the other party or a change of control (as defined therein) applicable to the Company. Any material loss of revenue by the Company's Allied Orthodontists or termination of such long-term management services agreements could have a material adverse effect on the Company's business, financial condition and results of operations. If an Allied Practice lacks sufficient funds to pay its operating expenses, the Company will be required to advance funds to pay such expenses. Advances will be in the form of a loan from the Company to the Allied Practice. Funding for such loans (if necessary) will be from the Company's working capital or credit facility, which the Company anticipates it will obtain following the Offering. The Company may not have working capital or available credit to fund such advances which would have a material adverse effect on the operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Agreements with Allied Practices and Allied Orthodontists."



     Risks Related to Additional Affiliations and Growth Strategy. One of the Company's primary business strategies is to increase revenue and expand the markets it serves beyond the Founding Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional orthodontic practices. Competition for such affiliations has increased significantly in recent years and, as a result, there may be fewer candidates available for affiliation with the Company. There can be no assurance that the Company will be able to identify additional practices or contract with such practices on favorable terms. Further, such arrangements involve a number of risks, including diversion of management's attention, dependence on retaining, hiring and training key personnel, and risks associated with the assumption of certain contingent legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Founding Practices or other Allied Practices will achieve anticipated revenues and earnings. To the extent that the Company is unable to enter into affiliations with additional orthodontic practices, its ability to expand its operations and increase its revenues to the degree desired would be reduced significantly and would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Operating Strategy" and " -- Growth Strategy."



     Risks Related to the Company's Affiliation Strategy. The Company intends to finance future affiliations with cash, the issuance of shares of Common Stock or the issuance of indebtedness as consideration. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept Common Stock as partial consideration for their practices, the Company may be required to use its cash resources, if available, to initiate and maintain its acquisition program. If the Company lacks sufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing can be obtained on favorable terms. The inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, issuing shares of Common Stock as consideration for (or in order to provide financing for) future acquisitions could result in significant dilution to existing stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business  -- Growth
Strategy."



     Risks Related to the Company's Ability to Continue Internal
Growth. Certain of the Founding Practices have experienced significant growth in the past, principally through growth of operations of existing orthodontic offices and the opening of new offices. There can be no assurance that the Company will be able to expand its market presence in its current locations or successfully enter other markets by providing financial resources to the Allied Practices required for opening new orthodontic offices. Such offices may incur substantial costs, delays or other operational or financial problems. The ability of the Company to continue its growth will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition and the Company's ability to maintain profitability while facing pricing pressures and rising overhead costs. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth, and recruit and train additional qualified personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Operating Strategy" and " -- Growth Strategy."



     Risks Related to Changes in Government Regulation. The orthodontic industry and orthodontic practices are regulated extensively at the state and federal levels. The Company will not control the practice of orthodontics by its Allied Orthodontists as required by certain regulatory requirements directly applicable to the orthodontists and their practices. The laws of many states prohibit non-orthodontic entities (such as OrthAlliance) from practicing orthodontics, owning all or certain assets of an orthodontic practice, employing orthodontists or controlling the content of an orthodontist's advertisements. The laws of many states also prohibit orthodontists from paying any portion of fees received for orthodontic services in consideration for the referral of a patient. In addition, many states impose limits on the tasks that may be delegated by an orthodontist to other staff members. There can be no assurance that any review of the Company's business relationships by regulatory authorities or the courts will not result in determinations that could adversely affect the operations of the Company or that the regulatory environment will not change to restrict the Company's existing or future operations. These laws and their interpretations vary from state to state and are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's long-term management services agreements will not be successfully challenged or that enforceability of the provisions thereof will not be limited. See "Business -- Agreements with Allied Practices and Allied Orthodontists." The laws and regulations of certain states in which the Company may seek to expand may require the Company to change the form of relationships entered into with orthodontists in a manner which may restrict the Company's operations in those states or may prevent the Company from acquiring the assets of or managing or providing consulting services to orthodontic practices in those states. In addition, there can be no assurance that the laws and regulations of states in which the Founding

Practices presently maintain operations will not change or be interpreted in the future to either restrict or adversely affect the Company's relationships with Allied Orthodontists in those states. See "Business -- Government Regulation."



     Risks Related to Future Health Care Reform. The United States Congress has considered various health care reform proposals, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. Health care reform legislation adopted by Congress could have a material adverse effect on the operations of the Company, and changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payment levels for the services of the Allied Orthodontists.



     Dependence on Enforceability of Operative Agreements. To effect the consummation of the Transfers, the Company, as successor to Premier and USOC, required the Founding Practices and certain of their orthodontists to execute three agreements (collectively, the "Operative Agreements"): (i) a purchase and sale agreement, stock purchase and sale agreement or agreement and plan of reorganization by and between the Founding Practice and OrthAlliance; (ii) a long-term management services agreement by and between the Founding Practice and OrthAlliance; and (iii) employment agreements by and between the Founding Practice and certain of its orthodontists. The consummation of the Transfers and the subsequent viability of the Company are dependent on the initial and continuing enforceability of the Operative Agreements. While OrthAlliance has attempted to structure the Operative Agreements in accordance with applicable law, there can be no assurance that the enforceability of certain non-compete and other provisions will not be successfully challenged. Further, because each of the employment agreements is between the Allied Orthodontist and the Allied Practice, there can be no assurance that the parties thereto will not terminate or amend the terms and conditions of such employment agreements. See
"Business -- Agreements with Allied Practices and Allied Orthodontists."



     Dependence on Key Personnel. The success of the Company is dependent upon the continued services of the Company's senior management, including Sam Westover, Chief Executive Officer, Robert S. Chilton, Chief Financial Officer and P. Craig Hethcox, Chief Operating Officer. The loss of the services of Messrs. Westover, Chilton or Hethcox or other Company senior management could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."



     Risks Related to Competition. The business of providing orthodontic services is highly competitive in each market in which the Company operates. Each of the Company's Allied Orthodontists faces competition from other orthodontists or general dentists in the communities served, some of whom have more established practices in the market. The Company is aware of several other companies currently developing, consolidating and managing orthodontic practices throughout much of the United States, and the Company may encounter substantial competition from those entities, as well as new market entrants. Other competitors involved in managing multiple practices may have greater marketing, financial and other resources and more established operations than the Company. The Company expects that the level of competition with regional or national management concerns will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."



     Liability Risks Associated with Providing Orthodontic Services. Each of the Allied Orthodontists provides orthodontic services to the public and may be exposed to the risk of professional liability and other claims. Claims relating to orthodontic treatment, temporomandibular joint syndrome-related claims and claims for failure to diagnose periodontal disease, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage of the Allied Practice and, potentially, the Company as an affiliate of the Allied Practice. The Company does not engage in the practice of orthodontics, and, as a result, cannot purchase malpractice insurance. Each of the Allied Practices or the Company on its behalf will be required to maintain certain levels of general liability and malpractice insurance. The Company will not control the practice of orthodontics by its Allied Orthodontists or the compliance with regulatory and other requirements directly applicable to the Allied Orthodontists and the Allied Practices. Although the Company maintains liability insurance for itself (with limits and retention amounts to be negotiated), and intends to be named as an additional insured party on the liability insurance policies of the Allied Orthodontists (where permitted by insurers and applicable state law), successful malpractice claims against the Company or the Allied Orthodontists could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that claims not covered by the Company's insurance (e.g., claims for punitive damages) will not arise. See "Business -- Litigation and Insurance." Claims against the Company, the Allied Practices and/or the Allied Orthodontists, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract patients to Allied Practices or expand its business. Further, because insurance policies must be renewed annually, there can be no assurance that the Company, the Allied Practices and/or the Allied Orthodontists, will be able to obtain liability insurance coverage in the future on acceptable terms, if at all.



     Substantial Proceeds of IPO Payable to Founding Practices and
Affiliates. Approximately $13.8 million of the net proceeds of the IPO will be used to pay the cash portion of the purchase price of the purchase and sale agreements and agreements and plans of reorganization in the Transfers. Approximately $900,000 of the net proceeds of the IPO will be used to pay accrued consulting fees to certain affiliates of the Company. In addition, approximately $3.0 million of the net proceeds from the IPO will be used to repay indebtedness assumed by the Company in connection with the Merger and the Transfers. See "The Company" and "Certain Transactions."



     Control by Existing Management and Stockholders. Following the completion of the Transfers, the Merger and the IPO, the Allied Orthodontists, the executive officers and directors of the Company and entities affiliated with such persons will beneficially own approximately 69.0% of the then outstanding shares of Common Stock and Class B Common Stock and will exercise control over the Company's affairs. These stockholders acting together will be able to elect the Board of Directors of the Company and approve or disapprove any matter submitted to a vote of stockholders, including amendments to the Company's Certificate of Incorporation (the "Certificate"), mergers, share exchanges, the sale of all or substantially all of the Company's assets, going private transactions or other fundamental corporate transactions. See "Principal Stockholders" and "Description of Capital Stock."



     In addition, certain Allied Orthodontists, officers, directors and existing stockholders of the Company will own an aggregate of 250,000 shares of the Class B Common Stock, each such share is entitled to one vote per share and is entitled to vote with the Common Stock on all matters submitted to a vote of the Company's stockholders. The Class B Common Stock will automatically convert into shares of Common Stock at a ratio of eight shares of Common Stock for each share of Class B Common Stock upon the attainment of the Conversion Prices. Attainment of each of the Conversion Prices will result in conversion of the Class B Common Stock into a maximum of 2,000,000 shares of Common Stock, further increasing the holders' of such shares control over the Company's affairs. In the event all of the Class B Common Stock is converted into the maximum number of shares of Common Stock possible, through the achievement of all of the Conversion Prices on or before the Final Conversion Date, the Allied Orthodontists, the officers and directors of the Company and entities affiliated with such persons would beneficially own approximately 69.7% of the then outstanding shares of Common Stock and Class B Common Stock (assuming no other issuances of capital stock). If the Conversion Prices are not achieved prior to the Final Conversion Date, all outstanding shares of Class B Common Stock will convert to shares of Common Stock at a ratio of one share for one share on such date. See "Description of Capital Stock -- Common Stock and Class B Common Stock."



     Shares Eligible for Future Sale. All of the shares of Common Stock being sold in this Offering and the IPO will be freely tradeable unless acquired by affiliates of the Company. The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock of the Company in the public market following the IPO. Upon the closing of the IPO, the owners of the Founding Practices will receive, in the aggregate, 5,882,985 shares of Common Stock as a portion of the consideration for the affiliation of their orthodontic practices with the Company. The 5,882,985 shares of Common Stock received by the owners of the Founding Practices are not registered; however, holders of such shares have certain incidental registration rights pursuant to the purchase and sale agreements and agreements and plans of reorganization between OrthAlliance and the Founding Practices, whereby the Company must use its reasonable efforts to register such shares under certain circumstances during the twenty-four months following the closing of the Transfers. See "Description of Capital Stock -- Registration Rights." Certain other stockholders of OrthAlliance will hold, in the aggregate, an additional 1,750,000 shares of Common Stock and 250,000 shares of Class B Common Stock. See "Certain Transactions." None of the 1,750,000 shares of Common Stock were acquired in transactions registered under the Securities Act and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration thereunder. The 250,000 shares of Class B Common Stock are not transferable, except to the holder's spouse, parents, siblings, lineal descendants, a trust for the benefit of any such person or as determined by will or the laws of descent.



     The Company, all of the owners of the Founding Practices, and the executive officers, directors and 5% or greater shareholders of the Company will be restricted from offering or selling shares of Common Stock received in connection with the Merger and the Transfers for a period of 365 days (the "Lock-up Period") after the date of the prospectus relating to the IPO without the prior written consent of J.C. Bradford & Co. and Oppenheimer & Co., Inc., as representatives of the underwriters (the "Representatives"), except in connection with acquisitions or the exercise of warrants or options granted under the Company's stock option plans. After the Lock-up Period, all of such shares may be sold in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), subject to the volume, holding period and other limitations of Rule 144.



     The shares issued from time to time in this Offering generally will be freely tradable upon issuance to persons not deemed to be affiliates of the Company, unless the Company contractually restricts the sale or other transfer of such shares. Initially, the Company will issue such shares subject to a Lock-up Period of up to 180 days from the date of the prospectus relating to the IPO.



     No Prior Public Market; Possible Volatility of Stock Price. Prior to the IPO, there was no public market for the Common Stock. The Common Stock has been approved for quotation on the Nasdaq National Market, however, there can be no assurance that, following the IPO, a regular trading market for the Common Stock will develop or be sustained. The initial public offering price in the IPO was determined by negotiation among the Company and the Representatives and may bear no relationship to the market price of the Common Stock after the IPO. The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary over time. As a result of the foregoing, the Company's operating results and prospects periodically may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock.



     Absence of Dividends. Except for the payment of $13.8 million cash consideration to be paid to the Founding Practices in connection with the Transfers, which is recorded as a cash dividend, the Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."



     Anti-takeover Effect of Certain Provisions. Certain provisions of OrthAlliance's Certificate, Bylaws and the Delaware General Corporation Law ("DGCL") could delay or impede the removal of incumbent directors and could make a merger, tender offer or proxy contest involving the Company more difficult, or could discourage a third party from attempting to acquire control of the Company, even if such events would benefit the interests of the stockholders. In particular, OrthAlliance's Certificate provides for a "staggered" Board of Directors in three classes, which could have the effect of delaying a change in control of the Company. In addition, although OrthAlliance has no current plans to issue any preferred stock, the Certificate authorizes the Board of Directors to issue "blank check" preferred stock of the Company, in one or more series, without stockholder approval of the issuance and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. See "Description of Capital Stock -- Preferred Stock" and "Certain Provisions of the Certificate, Bylaws and Delaware Law." Certain of the Company's senior management personnel have entered into employment agreements with the Company which contain "change in control" provisions. The "change in control" provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because covered employees terminated within 12 months of a change in control would be paid an amount equal to three times
(i) their existing annual base compensation and (ii) the maximum possible cash bonus. In addition, the Company must pay any accrued salary, benefits or reimbursements to such employee. See
"Management -- Employment Agreements." The Service Agreements entered into with the Allied Orthodontists provide that said agreements may be terminated by the Founding Practices pursuant to a change of control, defined therein, which does not include transactions approved by the Company's Board of Directors. OrthAlliance is also subject to Section 203 of the DGCL which prohibits a publicly held Delaware corporation from engaging in a "business combination" (as defined in Section 203 of the DGCL) with an "interested stockholder" (defined in
Section 203 of the DGCL, generally, as a person owning 15% or more of the Company's outstanding voting stock) for a period of three years after the date of the transaction in which such person became an interested stockholder, unless certain conditions are met.

                                  THE COMPANY



     OrthAlliance was organized to create a national provider of practice management services to orthodontic practices in the United States. Premier and USOC, predecessors to OrthAlliance, were formed in 1996 independently of each other to acquire certain operating assets of and to enter into long-term management services agreements with orthodontic practices. The management of Premier and USOC determined to combine the two companies to form OrthAlliance. Prior to the closing of the IPO, Premier and USOC will merge with and into OrthAlliance (previously defined as the Merger), and pursuant thereto the Company succeeds to the rights of Premier and USOC under the agreements with the Founding Practices and will acquire all tangible and intangible assets and liabilities of Premier and USOC. See "Certain Transactions" and Note 1 to Notes to the Financial Statements of the Company.



     Simultaneously with and as a condition to the closing of the IPO, OrthAlliance will acquire, by transfer pursuant to SAB 48, certain operating assets or the stock of entities holding certain operating assets of, the 55 separate Founding Practices in exchange for cash and shares of Common Stock and will enter into long-term management or consulting services agreements with the Founding Practices (previously defined as the Transfers). See
"Business -- Agreements with Allied Practices and Allied Orthodontists." In Transfers requiring stock acquisitions, the Company generally will acquire the stock of the entity (the "Original Entity") through which the applicable Founding Practice previously operated and generated revenues. Before the Company's acquisition of the Original Entity, the stockholder(s) of the Original Entity will form a new entity (the "New Entity") through which the Founding Practice will provide orthodontic services and which will hold all assets that the Company is unable to own pursuant to applicable state law or which the Company does not desire to acquire from the Allied Practice. At the time of transfer of the stock of the Original Entity to OrthAlliance, the Original Entity will hold the operating assets of the Original Entity that the Company is permitted to own.



     The aggregate consideration paid by the Company to the Founding Practices is approximately $84.4 million, composed of 5,882,985 shares of Common Stock and approximately $13.8 million in cash, all of which is payable at the closing of the Transfers. Cash proceeds from the IPO will be used to pay the cash portion of the consideration. See "Certain Transactions," "Business -- Agreements with Allied Practices and Allied Orthodontists," and the Unaudited Pro Forma Combined Balance Sheet and the notes thereto.



     The Company plans to use the shares of Common Stock from this Offering to make Future Transfers, including four pending transfers. The aggregate consideration to be paid by the Company with respect to Future Transfers will generally be payable up to 20% in cash and the remainder with shares of Common Stock issued in this Offering. Shares of Common Stock issued in connection with Future Transfers will be valued at prices reasonably related to market price for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time a Future Transfer is consummated.



     The Company maintains its principal executive office at 23848 Hawthorne Boulevard, Suite 200, Torrance, California 90505, and its telephone number is
(310) 791-5656.



                                DIVIDEND POLICY



     Except for the payment of $13.8 million cash consideration to be paid to the Founding Practices in connection with the Transfers, which is recorded as a cash dividend, the Company has never declared or paid dividends on its Common Stock or Class B Common Stock. Prior to the Transfers, the Founding Practices, some of which are sole proprietorships, C corporations or S corporations, made distributions of earnings to their owners and stockholders, as applicable. The Company expects that future earnings, if any, will be retained for the growth and development of the Company's business and, accordingly, the Company does not anticipate that any dividends will be declared or paid on the Common Stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will depend upon the future earnings, results of operations, financial position and capital requirements of the Company, among other factors. The Company may borrow funds under credit agreements which may limit the ability of the Company to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION



     The following table sets forth the current portion of long-term debt and the total capitalization (i) of the Company as of June 30, 1997, (ii) on a pro forma basis to reflect the Merger and Transfers and (iii) on a pro forma as adjusted basis to give effect to the Merger and Transfers, the sale of the 2,600,000 shares of Common Stock offered in the IPO and the application of the net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the OrthAlliance financial statements and notes thereto and the Unaudited Pro Forma Combined Balance Sheet and the notes thereto included in this Prospectus.



                                                                        AS OF JUNE 30, 1997
                                                           ---------------------------------------------
                                                                                           PRO FORMA
                                                           HISTORICAL   PRO FORMA(1)   AS ADJUSTED(1)(2)
                                                           ----------   ------------   -----------------
                                                                          (IN THOUSANDS)
Current portion of long-term debt........................        --       $     --         $     --
                                                             ======       ========         ========
Long-term debt, less current portion.....................        --          3,012               --
                                                             ------       --------         --------
Stockholders' equity:
     Preferred Stock $.001 par value; 20,000,000 shares
       authorized(3); no shares issued and outstanding,
       pro forma or as adjusted..........................        --             --               --
     Class A Common Stock, $.001 par value; 70,000,000
       shares authorized, one share issued and
       outstanding at March 31, 1997(3); 7,632,985 issued
       and outstanding pro forma; 10,232,985 issued and
       outstanding as adjusted(4)........................        --              8               11
     Class B Common Stock, $.001 par value; 250,000
       shares authorized(3), no shares issued and
       outstanding at March 31, 1997; 250,000 issued and
       outstanding pro forma and as adjusted(4)..........        --             --               --
     Additional paid-in capital..........................     3,190         10,877           38,190
     Accumulated deficit(5)..............................    (4,090)       (20,324)         (20,324)
                                                             ------       --------         --------
          Total Stockholders' equity.....................      (900)        (9,439)          17,877
                                                             ------       --------         --------
               Total capitalization......................      (900)      $ (6,427)        $ 17,877
                                                             ======       ========         ========


---------------

(1) See Unaudited Pro Forma Combined Balance Sheet and the notes thereto included elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in preparation of this information.


(2) Gives effect to the sale of 2.6 million shares of Common Stock offered by the Company in the IPO and the application of the estimated net proceeds therefrom.


(3) Reflects an amendment to the Company's Certificate filed subsequent to June 30, 1997 to increase the authorized capital stock and to designate classes of common stock.


(4) Does not include 1,193,622 shares of Common Stock issuable upon the exercise of outstanding options for the purchase of Common Stock pursuant to the Company's stock plans or issuable upon the exercise of warrants to purchase Common Stock. See "Management -- Stock Plans" and "Description of Capital Stock -- Warrants."


(5) Pro Forma and Pro Forma As Adjusted includes the accrual for a cash dividend of $13.8 million representing payments to certain of the Founding Practices.

                            SELECTED FINANCIAL DATA


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     The following information is derived from the audited financial statements of OrthAlliance included elsewhere in this Prospectus. Except as indicated, this information does not reflect the effect of the Merger, the Transfers, the IPO or the Offering. For certain information concerning the Transfers of the Founding Practices, see Note 5 of Notes to Financial Statements of the Company.



                                                                THE PERIOD
                                                                   FROM
                                                                OCTOBER 21,       SIX MONTHS
                                                                   1996             ENDED
                                                              TO DECEMBER 31,      JUNE 30,
                                                                   1996              1997
                                                              ---------------     ----------
STATEMENT OF OPERATIONS DATA(1):
Net revenue.................................................    $       --        $       --
                                                                ----------        ----------
Total expenses(2)...........................................            --             4,090
Operating loss..............................................            --             4,090
                                                                ----------        ----------
          Net loss..........................................    $       --        $    4,090
                                                                ==========        ==========
          Net loss per share................................    $       --        $      .39
                                                                ==========        ==========
Number of shares used in net loss per share calculation.....            --            10,533
                                                                ==========        ==========



                                                                     JUNE 30, 1997
                                                              ---------------------------
                                                              HISTORICAL   AS ADJUSTED(3)
                                                              ----------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $    --        $10,229
Working capital.............................................      (900)        14,815
Total assets................................................        --         21,037
Long-term debt, less current portion........................        --             --
Stockholders' equity........................................      (900)        17,877


---------------


(1) OrthAlliance has conducted no significant operations to date and will not conduct significant operations until the Merger, the Transfers and the IPO are completed. The Company was incorporated on October 21, 1996.


(2) Represents compensation expense related to the issuance of warrants and to consulting services. See Note 1 and Note 5 of Notes to Financial Statements of the Company.


(3) As adjusted gives effect to the Merger, the Transfers and the sale of 2.6 million shares of Common Stock offered by the Company in the IPO and the application of the estimated net proceeds therefrom. See Unaudited Pro Forma Combined Balance Sheet and the notes thereto.

                            SELECTED FINANCIAL DATA


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     The following information is derived from the audited and unaudited financial statements of USOC, a predecessor of OrthAlliance, included elsewhere in this Prospectus. Except as indicated, this information does not reflect the effect of the Merger, the Transfers, the IPO or the Offering.



                                                              THE PERIOD
                                                            FROM INCEPTION
                                                             (FEBRUARY 7,
                                                               1996) TO        SIX MONTHS
                                                             DECEMBER 31,    ENDED JUNE 30,
                                                                 1996             1997
                                                            --------------   --------------
                                                                              (UNAUDITED)
USOC STATEMENT OF OPERATIONS DATA:
Net revenue...............................................     $     0          $     0
Total expenses............................................       3,132              972
Operating loss............................................       3,132              972
                                                               -------          -------
          Net loss........................................     $ 3,132          $   964



                                                             DECEMBER 31,       JUNE 30,
                                                                 1996             1997
                                                            --------------   --------------
                                                                              (UNAUDITED)
USOC BALANCE SHEET DATA:
Cash and Cash Equivalents.................................     $    60          $    20
Working capital...........................................      (1,059)            (412)
Total assets..............................................          89              260
Long-term debt, less current portion......................           0                0
Stockholders' (deficit) equity............................      (1,032)            (384)



     The following information is derived from the audited and unaudited financial statements of Premier, a predecessor of OrthAlliance, included elsewhere in this Prospectus. Except as indicated, this information does not reflect the effect of the Merger, Transfers, the IPO or the Offering.



                                                              THE PERIOD
                                                            FROM INCEPTION
                                                            (NOVEMBER 26,
                                                               1996) TO        SIX MONTHS
                                                             DECEMBER 31,    ENDED JUNE 30,
                                                                 1996             1997
                                                            --------------   --------------
                                                                              (UNAUDITED)
PREMIER STATEMENT OF OPERATIONS DATA:
Net revenue...............................................     $     0          $     0
Total expenses............................................         255              503
Operating loss............................................         255              503
                                                               -------          -------
          Net loss........................................     $   255          $   490



                                                             DECEMBER 31,       JUNE 30,
                                                                 1996             1997
                                                            --------------   --------------
                                                                              (UNAUDITED)
PREMIER BALANCE SHEET DATA:
Cash and Cash Equivalents.................................     $     0          $   564
Working capital...........................................        (260)             230
Total assets..............................................           5              599
Long-term debt, less current portion......................           0            1,010
Stockholders' (deficit) equity............................        (255)            (745)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions, and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not indicative of trends with respect to any actual or projected future financial performance of the Company. The following should be read in conjunction with the financial statements and related notes thereto appearing elsewhere in this Prospectus.



OVERVIEW



     OrthAlliance has conducted no significant operations to date but will acquire as a result of the Transfers certain operating assets and, in some cases, liabilities of the Founding Practices. In addition, OrthAlliance succeeds to the rights of USOC and Premier under either a service agreement ("Service Agreement") or a consulting and business services agreement ("Consulting Agreement") with each of the Founding Practices (the Service Agreements and Consulting Agreements are referred to herein collectively as "Management Agreements"). Under the Service Agreements, the Company will provide practice management services to the Founding Practices in exchange for certain management fees. Under the Consulting Agreements, which allow the Company and the Founding Practice to comply with certain state law restrictions on practice management, the Company will provide consulting services in exchange for similar fees.



     Under the Management Agreements, the Company will act as manager and administrator of each Founding Practice and will assume substantially all operating expenses to third parties of such Founding Practice. In exchange for assuming these expenses and providing management services, the Company will record revenues in amounts equal to the assumed expenses plus a management fee, as described below. In general, the Management Agreements provide for the payment of fees to the Company based on a negotiated percentage of the "Adjusted Patient Revenue" of the Founding Practices. Adjusted Patient Revenue is net patient revenue, as determined under generally accepted accounting principles, including adjustments for contractual allowances and other discounts, plus an adjustment for uncollectible accounts. Patient revenue is recognized as orthodontic services are performed, with approximately 20% being recognized at the time of initial treatment. The balance of the contract revenue is realized evenly over the remaining treatment period. The 20% estimated revenue at the initial treatment date is based on the estimated costs incurred by the practice at that time as compared to the total costs of providing the contracted services and is consistent with industry standards. The percentage includes the estimated costs of diagnosis and treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies, and associated administrative services.



     The management fee is paid monthly to the Company by each Founding Practice based upon the practice's Adjusted Patient Revenue calculated on the accrual basis using the revenue recognition criteria noted above. There are three fee structures by which the management fee may be calculated under the Management
Agreements:



          (i) a designated percentage of Adjusted Patient Revenue, ranging from 14% to 17%, subject to an annual adjustment based upon improvements in the Founding Practice's operating margin in the most recent fiscal year as compared with the immediately preceding fiscal year. No annual adjustment shall be made which would result in reducing the designated percentage applicable during the first year of the Management Agreement. Operating margin is defined as the percentage determined by dividing operating profit by Adjusted Patient Revenue. Operating profit is equal to Adjusted Patient Revenue less operating expenses, excluding the management fee and such expenses associated with the Founding Practices which the Company is prohibited from incurring, primarily consisting of orthodontic compensation. The average designated percentage is 16.9% for those Founding Practices under this arrangement.



          (ii) a designated percentage ranging from 13.5% to 17% of Adjusted Patient Revenue with a potential annual adjustment of 25% of the increase in operating margin (as defined in subparagraph (i) above) in a fiscal year as compared to the preceding fiscal year multiplied by the Adjusted Patient Revenue for the current fiscal year. The supplemental fee for improvement in operating margin, if applicable, shall be paid in a lump sum payment upon final determination of the Founding Practice's operating margin for the fiscal year. The average designated percentage is 16.3% for the Founding Practices under this arrangement.



          (iii) a fixed dollar fee with annual fixed dollar increases for each year of the Management Agreement.



     Pursuant to the Management Agreements, the Company incurs the expenses necessary to manage and administer each Founding Practice and such expenses are paid from funds generated by such Founding Practice. The Company generally is required to employ the personnel for operation of the Founding Practice (except the Allied Orthodontist and certain clinical personnel), establish appropriate business systems, perform payroll and accounting functions, provide billing and collection services, purchase and maintain inventory, provide certain equipment and furnishings, arrange legal services unrelated to malpractice litigation, formulate a marketing plan, manage and organize the Founding Practices' records and advise each Founding Practice regarding practice expansion. In addition, the Company is required to pay the operating expenses of each Founding Practice, except for the salaries of the Allied Orthodontists and, in certain states according to applicable law, other professional staff. The Company will also incur personnel and administrative expenses in connection with maintaining corporate offices, from which the Company will provide management, administrative, marketing, development and acquisition services. The Management Agreements have an initial term of 20 years, subject to prior termination by either party in the event the other party (i) becomes subject to bankruptcy proceedings or (ii) materially breaches the Management Agreement and such party fails to cure the breach within 90 days. In addition, the Allied Practices may terminate the Management Agreements upon the occurrence of a change in control (as defined therein).



     Management fees are due in arrears on the date each Founding Practice's monthly financial statements are completed. Within 45 days following the end of each calendar quarter, the Company will prepare quarterly financial statements for each Founding Practice. In the event of a quarterly adjustment to the Founding Practice's Adjusted Patient Revenue, amounts owing to a Founding Practice (as a result of such adjustment) will be remitted by the Company to the Founding Practice. Any amounts owing to the Company by a Founding Practice will be deemed an operating expense of the Founding Practice to be paid to the Company from the Adjusted Patient Revenue of the Founding Practice.



     Each Management Agreement provides that the Company advance funds, if required, to the Founding Practice to pay operating expenses of such practice, including Founding Practice operating expenses incurred by the Company and certain expenses required to be paid by the Founding Practice. Advances will be evidenced by a note from the Founding Practice and repaid upon mutually agreed upon terms and conditions generally to include interest at the prime rate published in The Wall Street Journal plus one percent. Advances are deemed operating expenses of a Founding Practice to be paid to the Company from the Founding Practice's Adjusted Patient Revenue. The Company will fund advances from working capital or borrowings pursuant to a credit facility which the Company anticipates it will establish following the closing of the IPO. See "Liquidity and Capital Resources."



     The Company will enter into Management Agreements on generally similar terms in connection with the Future Transfers. The Company expects that the terms of such Management Agreements will be determined through negotiations with the owners of additional orthodontic practices.



     In accordance with SAB 48 published by the Commission, the acquisition of the assets and assumption of certain liabilities of all of the Founding Practices pursuant to the Transfers are accounted for by the Company at the transferors' historical cost basis, with the shares of Common Stock to be issued in those transactions being valued at the historical cost of the nonmonetary assets acquired net of liabilities assumed. The cash consideration will be reflected as a dividend by the Company to the owners of the Founding Practices. The Future Transfers will generally result in subsequent annual noncash amortization charges for intangible assets in the Company's statements of operations.



     The Company intends to implement a growth strategy focused on (i) affiliating with additional orthodontic practices that fit the OrthAlliance model of a high quality practice with strong financial performance;

(ii) expanding Allied Practices by providing capital, support and consultation for satellite office expansion; (iii) assisting the Allied Practices with their internal growth by increasing gross revenues through increased patient volume; and (iv) enhancing profitability through operational efficiencies.



RESULTS OF OPERATIONS



     OrthAlliance has conducted no significant operations to date and will not conduct significant operations until the Transfers, the Merger and the IPO are completed. From inception through June 30, 1997, USOC and Premier incurred development costs of $4.4 million and $745,200, respectively. OrthAlliance did not incur development costs during this period. See the Company's Financial Statements and Unaudited Pro Forma Combined Balance Sheet and notes thereto.



LIQUIDITY AND CAPITAL RESOURCES



     If the Transfers had occurred on June 30, 1997, the Company would have had a pro forma working capital deficit of approximately $9.4 million, including the accrual of $13.8 million for cash dividends payable to the Founding Practices.



     The Company anticipates the primary uses of capital will include affiliation with orthodontic practices, certain costs related to the development of satellite offices and funding working capital needs of the Company and the Allied Practices. The Company estimates that it will incur capital expenditures of approximately $50,000 for the remainder of fiscal 1997, which do not include amounts that the Company may provide to an Allied Practice to fund certain of the development costs of a satellite office. The Company intends to provide or arrange for capital for practice expansion, market research, site selection, office design and marketing support for satellite office development. Total development costs will vary by geographic location, but are currently anticipated to be approximately $250,000 per office. In addition as described above, the Company, pursuant to the Management Agreements, is required to advance funds, if necessary, to such Founding Practice for the purpose of paying such expenses. The advances will be funded from the Company's working capital or credit facility discussed below. As part of its growth strategy, the Company intends to enter into affiliations with additional orthodontic practices that will involve the payment of cash and issuance of Common Stock.



     Management believes that the proceeds of the IPO combined with the Company's anticipated cash flow from operations will be sufficient to fund the planned capital needs and ongoing operations of the Company for a period of 18 months following the closing of the IPO. Additional capital may be required by the Company's acquisition program. The Company is currently negotiating with various lenders to obtain a revolving credit facility which if obtained will be available to fund additional working capital needs (if any) and possible future acquisitions. There can be no assurance that the Company will be able to obtain financing on favorable terms. In addition, the Company plans to use the shares of Common Stock registered pursuant to this Offering, in combination with the Company's cash resources, to support the Company's planned acquisition program.

                                    BUSINESS



GENERAL



     OrthAlliance was organized to create a national provider of practice management services to orthodontic practices in the United States. The Company will manage the business aspects of the Allied Practices (subject to applicable state law), thereby allowing Allied Orthodontists to focus on delivering cost-effective, high quality patient care, and will provide capital for the development and growth of such practices. The Company will affiliate with Allied Practices pursuant to long-term management services agreements and will generate revenues by providing management, marketing and development services to Allied Practices. The Company intends to aggressively expand its network of Allied Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional orthodontic practices throughout the United States.



     The Founding Practices and Their Allied Orthodontists. The Company has entered into definitive agreements, to be consummated simultaneously with the closing of the IPO, to acquire (by transfer pursuant to SAB 48) certain operating assets of or the stock of certain entities holding the assets of, and enter into Management Agreements with, 55 Founding Practices, which include 82 orthodontists operating 147 offices located in 16 states. Management believes that the Founding Practices are leading practices in their markets and the Founding Practices were selected based upon a variety of factors, including size, profitability, historical growth and reputation for high quality care, among local consumers of orthodontic services and within the orthodontic services industry. Some of the Founding Practices were referred to the Company by certain Allied Orthodontists. Potential Founding Practices were subject to peer review which evaluated practices on the quality of patient care and the use of effective practice procedures. Management intends to capitalize on the reputations and relationships of the Founding Practices and their Allied Orthodontists to assist the Company in affiliating with additional orthodontic practices.



     Management believes that the Company's management, marketing, recruiting and growth strategies, as applied to the Allied Practices, will maximize the Company's revenues. Each Allied Orthodontist of the Founding Practices will initially be a member of the Company's Board of Advisors, highlighting the expertise of the Allied Orthodontists of the Founding Practices. The Board of Advisors will advise management on a broad range of issues, including treatment, risk management, quality assurance, credentialing, managed care, product evaluation, professional resources and marketing. The members of the Board of Advisors will also recommend professional standards for both treatment quality and delivery of patient care, and provide a peer review process.



     Services of the Company. Pursuant to the OrthAlliance model, the Company provides or will provide fee-based management services to Allied Practices thereby allowing Allied Orthodontists to concentrate on providing cost effective, high quality patient care. The Company does not practice orthodontics or dentistry, but generally acquires certain operating assets of an orthodontic practice, employs the employees (except orthodontists, and where applicable law requires, hygienists and dental assistants), and enters into Management Agreements with the Allied Practices. Where state law allows and upon request by an Allied Practice, the Company may lease equipment or office space to the Allied Practices and employ orthodontic assistants for the Allied Practices. Each Allied Practice, in its sole discretion, determines the fees to be charged for services provided to patients based upon market conditions in the service area and other factors deemed appropriate by the Allied Practice.



     The Company will generate revenues by providing management services to the Allied Practices, including billing and collections, cash management, purchasing, inventory management, payroll processing, employee benefits administration, advertising and marketing, financial reporting and analysis, productivity reporting and analysis, training, associate orthodontist recruiting and capital for satellite office development and acquisitions. Management believes, based on its experience with the Founding Practices and data available to it, that the Company's emphasis on high quality patient care and its business, marketing, technological and practice-growth support systems will appeal to orthodontists inclined to affiliate with the Company.



THE ORTHODONTIC INDUSTRY



     Orthodontics, the art and science of correcting the misalignment of teeth, historically has been one of the most profitable specialties in dentistry. The field of orthodontics has evolved greatly since the turn of the century, a process which management believes will continue. Orthodontic research and education have aided the development of new materials and techniques of orthodontic treatment, including the use of computers to help solve complex cases. In 1994, orthodontists in the United States conducted examinations of nearly 2.5 million potential new patients and initiated treatment for approximately 1.5 million patients. The typical orthodontist initiated treatment for approximately 170 patients in 1994 and maintained approximately 380 active cases.



     The primary target market for orthodontic treatment is children ages 8 to
18. In 1994, approximately 80%, or 1.2 million, of all patients treated were children. The U.S. Census Bureau estimates that as of July 1, 1996, there were approximately 37.6 million children and adolescents between the ages of 10 and
19. Management believes that as many as 50% of these children and adolescents could benefit from orthodontic treatment, presenting an attractive opportunity for the Company. In addition to the traditional juvenile market, the adult market has been a rapidly growing market for orthodontic services. Management believes the market for adults has grown rapidly over the last 15 years as a result of several factors. Adults today are more conscious about their appearance, which may be improved by orthodontic treatment they may not have received as children. Moreover, many adults today are more willing to undergo orthodontic treatment in light of the development of new orthodontic materials and techniques that allow the orthodontist largely to conceal the bands and brackets used during treatment because they match the color of the teeth. Based on statistics obtained from the 1995 JCO Study, management believes that the adult market for orthodontic services remains untapped, as the number of adults who need or want orthodontic treatment substantially exceeds the number of patients currently seeking treatment. In 1994, standard case fees averaged approximately $3,500 for children and $3,800 for adults.



     Currently, there are approximately 9,000 practicing orthodontists in the United States, nearly all of whom have graduated from accredited graduate programs of orthodontics. The industry is highly fragmented, with approximately 90% of the practicing orthodontists acting as sole practitioners and the balance practicing in multiple-doctor practices (generally two orthodontists) or in groups affiliated with competitors of the Company. The training and qualification of an orthodontist is extremely rigorous. Generally, a dentist must graduate in the top 10% of his or her class at an accredited graduate school of dentistry, pass national and state board examinations, and complete an accredited graduate orthodontic program to become an orthodontist. These programs typically are structured as two- or three-year programs. Each year about 200 new orthodontists graduate from accredited orthodontic programs.



OPERATING STRATEGY



     Management believes that the Company's operating strategy will enable Allied Practices to compete more effectively and realize significantly greater profitability than other orthodontic practices, thereby providing an inducement for additional orthodontists to affiliate with the Company. Key elements of the Company's operating strategy include:



     Emphasizing Quality Patient Care. Management believes that the services and support it provides its Allied Orthodontists will positively impact the level of patient care by increasing the Allied Orthodontists' time to concentrate on patient care. Management believes that the primary hindrances to consistent delivery of quality patient care are (i) the discrepancy in qualifications among practicing orthodontists and (ii) the amount of time each orthodontist spends on patient care. The qualifications of providers of orthodontic services vary from general dentists who have taken weekend courses in orthodontics to graduates of accredited three-year programs. Nearly all Allied Orthodontists affiliated with the Founding Practices are graduates of accredited orthodontic programs. In addition, the Company will establish clinical care advisory committees consisting of Allied Orthodontists who will meet periodically to formulate quality assurance programs, to perform peer review studies, and to consult with each other on current treatments, techniques and issues. Furthermore, recent orthodontic graduates recruited by the Company will be required (in most cases) to complete a mentoring program pursuant to which such graduates will provide treatment under the supervision and guidance of an experienced Allied Orthodontist for a period of time to refine their skills before assuming primary responsibility for patient care at a satellite office of an Allied Practice.



     Capitalizing on the Best Demonstrated Practices of Allied
Orthodontists. The Company believes that one of its most valuable practice management services will be its ability to identify practice-level strategies that have proven successful for individual Allied Practices and share this information among other Allied Practices.

Management will routinely evaluate the policies and procedures of the Allied Practices, including such critical areas as treatment quality, delivery of patient care, practice-building, marketing, patient financing programs and expense control. The Company will provide Allied Orthodontists with comparative operating and financial data that will enable Allied Orthodontists to detect areas of their practices that could be improved. The Company will provide its own analysis of such operating and financial data and recommend changes to improve performance. The Company expects that a primary means of identifying and implementing solutions to particular practice issues will be to consult with Allied Practices that have had demonstrated success in a certain area. The Company generally will seek to facilitate communication among Allied Practices through periodic conferences and meetings and, ultimately, through a proprietary intranet system.



     Achieving Operating Efficiencies and Economies of Scale. The Company intends to implement a variety of operating procedures and systems to improve the productivity and profitability of each orthodontic practice which becomes an Allied Practice and to achieve economies of scale. The Company will implement centralized payroll processing, inventory control and national group purchasing contracts. The Company plans to implement appropriate credit and collection policies which will accommodate specific needs of the target market of each Allied Practice. Management believes that patient flow and work flow could be enhanced by physical improvements in designs to facilities, which should result in an increase in the number of patients seen and an increase in employee and orthodontist productivity. If such physical improvement in design is supported by an adequate return on investment, the Allied Practice and the Company may undertake such design changes. Operating efficiencies and economies will be instituted on a per market or per Allied Practice need basis after thorough analysis, including review of work flow, patient flow, aged accounts receivable history, facilities, employee work load and productivity, and employee and patient satisfaction.



     Increasing the Affordability of Orthodontic Care through Flexible Payment Plans. The Company will assist Allied Practices in developing and implementing payment plans designed to make orthodontic services more affordable to prospective patients, thereby making orthodontic services available to a larger segment of the population in their respective markets. Many of the Founding Practices have historically received a down payment of approximately 20% of the total cost of services, which is typical in the orthodontics industry and is based on the costs incurred by an orthodontic practice at the time treatment is initiated. Recognizing that orthodontic services are largely discretionary and that a significant down payment is often a deterrent to prospective patients, the Company believes that flexible payment plans are an effective means of increasing patient volume. Management believes that the markets in which Allied Practices are located are different and payment plans should be tailored to respond to the various market demands and opportunities. The Company will make general recommendations to all Allied Practices with respect to instituting flexible payment plans and will develop and implement market-tailored plans upon the request of individual Allied Practices. In addition, the Company will provide the working capital necessary for the Allied Practices to implement flexible payment plans which may result in the reduction or elimination of down payments.



     Stimulating Demand in Local Markets Through Aggressive Marketing. In consultation with and upon approval of the Allied Practices, the Company intends to develop and implement aggressive and innovative marketing plans to augment each Allied Practice's referral and other marketing systems currently in place. Management believes that the orthodontic industry has not taken advantage of the gains that can be achieved through strategic direct marketing and intends to, upon request of an Allied Practice, implement aggressive direct marketing campaigns. In addition, certain of the Founding Practices have developed referral systems with local dentists, to achieve above-average practice revenues and growth. Upon the request of an Allied Practice and in appropriate markets, the Company will attempt to reach potential patients through print, local television and radio advertising.



GROWTH STRATEGY



     Management believes the continued growth of the Founding Practices and the financial support for the development of new Allied Practices are key components of the future success of the Company. To increase the Company's revenues and profits and gain market share, management intends to initiate a growth strategy designed to increase the number of Allied Practices and Allied Orthodontists over time. Management's expansion strategy includes:



     Affiliations with Orthodontic Practices. Management believes that the Company's target market for affiliations includes approximately half of the orthodontic practices in the United States (approximately 4,500 practices), because these practices fit the OrthAlliance model of high quality and opportunity for revenue and earnings growth. Management believes that affiliation will be an attractive option for many orthodontists because the Company intends to (i) provide the capital to open and integrate new orthodontic offices into existing Allied Practices, (ii) identify and recruit qualified associate orthodontists for the Allied Practices, (iii) design and offer business and clinical systems for each Allied Practice, (iv) with the approval of the Allied Orthodontist, hire the necessary business and non-orthodontic personnel for each new Allied Practice, (v) help increase each Allied Practice's market share and the number of new patients seen by recommending successful marketing and advertising strategies, and (vi) reduce the time Allied Orthodontists spend on administrative and business related tasks, allowing them to focus on delivering quality patient care. The shares of Common Stock registered pursuant to this Offering will be used in connection with future affiliations with Allied Practices.



     Developing Orthodontic Satellite Offices. Where management determines market demand will support practice expansion, the Company will assist Allied Practices in developing satellite offices to be integrated into Allied Practices to increase market share and revenues. The Company intends to provide capital for practice expansion, market research, site selection, office design and marketing support for satellite office development. Management believes the Company's recruiting strategy complements growth through the addition of satellite offices. Experienced associate orthodontists and recently graduated orthodontists, who have completed a mentoring program, would be well suited to assume primary responsibility for patient care at newly-established satellite offices. See "-- Allied Practice Operations and Locations."



     Internal Growth through Improved Operating Efficiencies. A fundamental element of management's growth strategy is internal Allied Practice growth through improving each practice's operating efficiencies. The Company intends to offer a variety of operating procedures and systems to improve the productivity and profitability of the Allied Practices. The Company's operating systems and strategies, together with its recruiting, training, marketing and business management services should allow Allied Orthodontists to focus their attention on providing patient care, resulting in increased patient flow and enhanced revenues. The Company plans to implement payroll processing, employee benefits administration, financial reporting and analysis, inventory management and national group purchasing discounted contracts and intends to implement appropriate credit and collection policies which accommodate specific needs of the general target markets of each Allied Practice. Operating efficiencies and economies will be instituted on a per market or per Allied Practice need basis after thorough analysis, including review of work flow, patient flow, aged accounts receivable history, facilities, employee work load and productivity, employee satisfaction and patient satisfaction.



ALLIED PRACTICE OPERATIONS AND LOCATIONS



     Payment Plan; Case Fees. At the initial orthodontic treatment, the patient signs a contract outlining the terms of the treatment, including the anticipated length of treatment and the total fees. Each Allied Orthodontist determines the appropriate fee to charge for services to patients based upon market conditions in the area served by that Allied Orthodontist. Generally, the amount of fees charged by the Allied Orthodontists are independent of the patient's source of payment. The number of required monthly payments is estimated at the beginning of the case and generally corresponds to the anticipated number of months of treatment. Depending on the patient's credit history, the down payment will range from a substantial down payment to no down payment. Patients are typically required to pay equal monthly installments although each Allied Practice will offer a payment plan tailored to its market and patients.



     If the treatment period exceeds the period originally estimated by the orthodontist, the patient and the Allied Orthodontist will determine whether payment for additional treatment will be required. If the treatment is completed prior to the scheduled completion date, the patient is required to pay the remaining balance of the contract. If a patient terminates the treatment prior to the completion of the treatment period, the patient is required to pay the balance due for services rendered to date.

     Other payment plans with lower monthly payments are available for patients who have insurance coverage for the treatment. Approximately 40% of the patients treated at the Allied Practices have some form of orthodontic insurance coverage. Payments for patients with insurance may be lower, depending upon the amount of the fee paid on behalf of the patient by insurance policies. For patients with insurance coverage, the portion of the fee not covered by insurance is paid by the patient and is not waived or discounted by the Allied Practice.



     Information Systems ("IS"). The Company plans to implement a comprehensive IS strategy over the next several years. The Company will implement a communications and data transmission program utilizing a proprietary intranet system and commercially available integration technology. Typically, an orthodontic practice utilizes two types of systems. The first system is the accounting and general ledger system and the second is the production system. The accounting and general ledger system will be implemented promptly upon the Allied Practice's affiliation with the Company. The production system, which provides patient and practice management functions, will take more time to implement. While it is the Company's stated objective to protect the computer system and applications investment of each Allied Practice, management intends to use a combination of integration and interface technologies to tie together the disparate systems.



     Purchasing. The Company plans to coordinate quantity discounts of equipment, office furniture, inventory and supplies for the Allied Practices in order to reduce per unit costs. In addition, the Company will negotiate arrangements with other suppliers, such as casualty insurance carriers, that should provide cost savings to the Allied Practices.



     Locations. Upon consummation of the Transfers, the Company will provide management services to the following locations:



                                                        NUMBER OF       NUMBER OF   NUMBER OF
STATE                                                ORTHODONTISTS(1)    OFFICES     CITIES
-----                                                ----------------   ---------   ---------
Alabama............................................          3               3           3
Arizona............................................          2               2           2
California.........................................         14              21          17
Florida............................................         18              31          23
Georgia............................................         17              38          27
Indiana............................................          8              14          13
Kentucky...........................................          2               6           6
Michigan...........................................          1               1           1
Minnesota..........................................          2               2           2
Mississippi........................................          2               6           6
Pennsylvania.......................................          2               3           3
South Carolina.....................................          3               5           5
Tennessee..........................................          2               3           3
Texas..............................................          4               8           8
Utah...............................................          2               2           2
Virginia...........................................          2               2           2
                                                            --             ---         ---
          Total....................................         84             147         123
                                                            ==             ===         ===


---------------


(1) The Founding Practices include an aggregate of 82 Allied Orthodontists, two of whom operate in two states.



    AGREEMENTS WITH ALLIED PRACTICES AND ALLIED ORTHODONTISTS



     Each Founding Practice has entered into, and each additional Allied Practice will enter into, three material agreements in connection with the Transfers or Future Transfers, as applicable: (i) an acquisition agreement, which may be in the form of a purchase and sale agreement whereby OrthAlliance agrees to acquire certain of the assets or stock of an entity holding certain assets of the Founding or Allied Practice, or an agreement and plan of reorganization, whereby the Founding or Allied Practice transfers certain assets to OrthAlliance; (ii) either a Service Agreement or a Consulting Agreement (depending upon the applicable regulatory requirements), whereby OrthAlliance agrees to provide management or consulting services to the Founding or Allied Practice;

and (iii) an Employment Agreement between the Founding or Allied Practice and each related Allied Orthodontist who is an equity holder in the Founding or Allied Practice or who provides orthodontic services through such practice for more than ten days each month. Pursuant to the Merger, the agreements that were originally executed between a Founding Practice and either USOC or Premier, will become agreements of OrthAlliance and will be effective upon the closing of the IPO.



     Acquisition Agreements. The Company will acquire by transfer (in accordance with SAB 48) certain operating assets or stock of each Founding Practice pursuant to an asset purchase and sale agreement, an agreement and plan of reorganization or a stock purchase and sale agreement. The Future Transfers will be accounted for as asset acquisitions at fair market value. Each asset purchase and sale agreement generally provides for the sale by the Founding Practice of its equipment, licenses (to the extent assignable by law), inventory, accounts receivable, furniture and other personal property, or some combination thereof based on applicable state laws or regulations, in exchange for consideration based on the Founding Practice's Adjusted Patient Revenue. Up to 20% of the aggregate purchase price to be paid for assets transferred to the Company is generally payable in cash, as determined by each Founding Practice, with the remainder payable in shares of Common Stock. The aggregate consideration paid by the Company in connection with the Transfers is approximately $84.4 million. Certain liabilities, including patient prepayments, of the Founding Practices have been assumed totaling $4.2 million. See "Certain Transactions."



     Each stock purchase and sale agreement generally provides for the exchange of the stock of an entity holding certain assets of the Founding Practice by its stockholder(s) and the payment of consideration to its stockholder(s), which consideration is generally the same as the consideration being paid pursuant to the asset purchase and sale agreements. Each agreement and plan of reorganization generally provides for the transfer of certain assets of the Founding Practice to OrthAlliance, the cancellation or retirement of each share of stock in an entity holding certain assets of the Founding Practice, and the payment of consideration to the stockholders of such entity, which consideration is generally the same as the consideration being paid pursuant to the asset purchase and sale agreements. Each asset purchase and sale agreement, stock purchase and sale agreement and agreement and plan of reorganization provides for certain incidental registration rights with respect to the shares of Common Stock paid to the Founding Practice or the Allied Orthodontist, as the case may be. See "Description of Capital Stock -- Registration Rights."



     In Transfers requiring stock acquisitions, the Company generally will acquire the stock of the Original Entity through which the applicable Founding Practice has historically operated and generated revenue. The New Entity through which the Founding Practice will provide orthodontic services on a going forward basis is formed to ensure that the Company does not violate applicable state law or regulation regarding the corporate practice of orthodontics. See "Risk Factors -- Risks Related to Changes in Government Regulation," "The Company" and "Business -- Government Regulation." Management believes that the Future Transfers will be effected through agreements and plans of reorganization on generally similar terms as described above.



     Service Agreements. The parties to each Service Agreement include the Company, as successor through the Merger, and the Founding Practice, which typically is a professional corporation or association owned by the related Allied Orthodontist. Each Service Agreement generally requires the Company to perform the following services for the Founding Practices: provide and maintain specified furnishings and equipment; provide necessary employees (except orthodontists and, where applicable law requires, hygienists and dental assistants); establish appropriate business systems; purchase and maintain inventory; perform payroll and accounting functions; provide billing and collection services with respect to patients, insurance companies, and third-party payors; arrange certain legal services not related to malpractice litigation; design and execute a marketing plan; advise with respect to new office locations; and manage and organize the Founding Practice's files and records, including patient records where permitted by applicable law. If the Founding Practice lacks sufficient funds to pay its current expenses, the Company is also required to advance funds to the Founding Practice for the purpose of paying such expenses. In exchange for performing the services described above, the Company receives a management fee based on one of the three fee structures described in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview.

     The term of each Service Agreement is 20 years, subject to prior termination by either party in the event the other party becomes subject to voluntary or involuntary bankruptcy proceedings or materially breaches the agreement, subject to a cure period. In addition, the Founding Practices may terminate the Service Agreements upon the occurrence of a change of control of OrthAlliance (as defined therein, which does not include a transaction approved by the Company's Board of Directors). Upon the expiration or termination of the Service Agreement, the Founding Practice may, and in certain circumstances must, repurchase for cash (at book value) certain assets, including all equipment, and assume certain liabilities of the Company related to the Founding Practice.



     Each Service Agreement is generally not assignable by either party thereto without the written consent of the other party; however, the Company may assign the Service Agreement without the Founding Practice's consent to any entity under common control with the Company. The Company and the Founding Practice agree to indemnify each other for costs and expenses incurred by such other party that are caused directly or indirectly by, as the case may be, the Company's or the Founding Practice's intentional or negligent acts or omissions. In the case of the Founding Practice's obligation to indemnify the Company, such obligation also applies to intentional or negligent acts and omissions occurring prior to the date of the Service Agreement. Certain of the Allied Practices subject to Future Transfers will enter into Service Agreements on generally similar terms.



     Consulting Agreements. The parties to each Consulting Agreement include the Company, as successor through the Merger, and the Founding Practice. Certain provisions of the Consulting Agreement are substantially similar to the Service Agreement, including provisions relating to the Company's obligation to loan funds to the Founding Practice in the event the Founding Practice is unable to pay its current expenses, termination of the Consulting Agreement, repurchase of assets and assumption of liabilities by the Founding Practice upon expiration or termination, assignment, and indemnification.



     The services provided by the Company to the Founding Practice under each Consulting Agreement generally include consulting with respect to equipment and office needs; preparing staffing models appropriate for an Founding Practice; advising and training with respect to business systems; purchasing and maintaining inventory; advising with respect to and providing or arranging accounting and bookkeeping services; advising with respect to developing a marketing plan; assessing the financial feasibility of establishing new offices; providing billing and collection services; and assisting the Founding Practice in organizing and developing filing and recording systems. In exchange for such services, the Company receives a consulting fee based on one of the three fee structures described in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview. Certain of the Allied Practices subject to the Future Transfers will enter into Consulting Agreements on generally similar terms.



     Pursuant to both the Service Agreements and Consulting Agreements, the Company's Allied Orthodontists maintain full control over and ownership of their orthodontic practices, determine which personnel will be affiliated with the Founding Practices and set their own standards of practice to promote quality orthodontic care. The Company does not engage in the practice of orthodontics or dentistry. Each Allied Orthodontist is responsible for compliance of his or her Founding Practice with state and local regulations applicable to the practice of orthodontics and with licensing or certification requirements. Each Founding Practice, in its sole discretion, determines the fees to be charged for services provided to patients based upon market conditions in the service area and other factors deemed appropriate by the Founding Practice. Each Founding Practice executes payor contracts and each Allied Orthodontist acquires and pays for malpractice insurance coverage.



     Employment Agreements. Each Allied Orthodontist who is or becomes an equity holder in a Founding Practice or who provides orthodontic services through a Founding Practice for more than 10 days a month is required to execute an employment agreement with the Founding Practice. Each employment agreement generally provides that the Allied Orthodontist will perform professional services for the Founding Practice for a period of five years, subject to prior termination, (i) for cause by the Founding Practice (which generally means death, incapacity, willful misconduct, conviction for a felony, or chronic alcoholism or drug addiction), (ii) by the Allied Orthodontist in the event of a material breach by the Founding Practice, and (iii) by the Allied Orthodontist in the event of the Company's bankruptcy. The Allied Orthodontist agrees that following termination or expiration of the employment agreement, he or she will not compete for a period of two years in the market in which the Founding Practice operates an office and will limit the methods of advertising in the area in which a Founding Practice is located. Each Allied Orthodontist who is or becomes an equity holder in an Allied Practice subject to a Future Transfer will enter into an Employment Agreement on generally similar terms.



GOVERNMENT REGULATION



     General. The field of orthodontics is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. In general, regulation of healthcare companies is increasing. Every state imposes licensing requirements on individual orthodontists and on facilities operated by and services rendered by orthodontists. In addition, federal and state laws regulate health maintenance organizations and other managed care organizations for which orthodontists may be providers. In connection with the entry into new markets, the Company, Allied Practices and Allied Orthodontists may become subject to compliance with additional regulations.



     The operations of the Allied Practices must meet federal, state and local regulatory standards in the areas of safety and health. Historically, compliance with those standards has not had any material adverse effect on the operations of the Founding Practices. Based on its familiarity with the historical operations of the Founding Practices and the activities of the Company's Allied Orthodontists, management believes that the Founding Practices are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to safety and health.



     State Legislation. The laws of several states prohibit orthodontists from splitting fees with non-orthodontists. Furthermore, many states prohibit nonorthodontic entities from practicing orthodontics, employing orthodontists, or in some circumstances, employing orthodontic assistants. The laws of some states prohibit advertising orthodontic services under a trade or corporate name and require that all advertising be in the name of the orthodontist. A number of states also regulate the content of advertisement of orthodontic services and the use of promotional gift items. A number of states limit the ability of a non-licensed dentist or non-orthodontist to own equipment or offices used in an orthodontic practice. Some of these states allow leasing of equipment and office space to an orthodontic practice, under a bona-fide lease, if the equipment and office remain in the complete care and custody of the orthodontist. Management believes, based on its familiarity with the historical operations of the Founding Practices, the activities of the Company's Allied Orthodontists and applicable regulations, that the Company's current and planned activities do not constitute the prohibited practices contemplated by these statutes and regulations. There can be no assurance, however, that future interpretations of such laws, or the enactment of more stringent laws, will not require structural and organizational modifications of the Company's initial relationships with its Allied Orthodontists or the operation of the Allied Practices. In addition, statutes in some states could restrict expansion of Company operations in those jurisdictions. The Company either enters into a Service Agreement or Consulting Agreement depending upon applicable state regulations.



     Regulatory Compliance. The Company monitors developments in laws and regulations relating to the practice of orthodontics and dentistry. The Company may be required to modify its agreements, operations and marketing strategies from time to time in response to changes in the business and regulatory environment. The Company intends to structure all of its agreements, operations and marketing in accordance with applicable law, although there can be no assurance that its arrangements will not be successfully challenged or that required changes may not materially affect the Company's business, financial condition and results of operations.



COMPETITION



     The Company anticipates facing substantial competition from other entities as OrthAlliance seeks to affiliate with additional orthodontic practices. The Company is aware of several practice management companies that are focused in the area of orthodontics. Additional entities may enter this market and compete with the Company. Certain of these competitors have greater financial or other resources than the Company.



     The business of providing orthodontic services is highly competitive in each market in which the Founding Practices and other practices operate. Founding Practices compete with orthodontists who maintain single offices or operate a single satellite office, as well as with orthodontists that maintain group practices or operate in multiple offices. Founding Practices also compete with general dentists and pedodontists who provide certain orthodontic services, some of whom have more established practices. The provision of orthodontic services by such dentists and pedodontists has increased in recent years. There can be no assurance that the Company or the Allied Practices will be able to compete effectively within their markets.



EMPLOYEES



     Upon completion of the Transfers and the Merger, OrthAlliance will employ an aggregate of approximately 542 full-time employees. None of the Company's employees are represented by a collective bargaining agreement. OrthAlliance considers its relationship with its employees to be good.



PROPERTIES



     The Company leases approximately 1,700 square feet of office space in Torrance, California for its headquarters and approximately 500 square feet of office space in its Atlanta, Georgia office.



INTELLECTUAL PROPERTY



     OrthAlliance has applied for federal registration of the service mark "OrthAlliance." Management intends to utilize the service mark, as allowed by applicable law, in the Company's marketing and advertising campaigns in order to associate the name OrthAlliance with a reputation for nationwide quality orthodontic care.



LITIGATION AND INSURANCE



     The Company does not have any pending litigation that if adversely determined would have a material adverse effect on the Company. The Allied Practices provide orthodontic services to the public and are exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company does not control the practice of orthodontics by the Allied Practices, it could be asserted that the Company should be held liable for malpractice of an Allied Orthodontist.



     The Company maintains general liability insurance for itself and on behalf of the Allied Practices and it is anticipated that, where permitted by applicable law and insurers, the Company will be named as an additional insured under the policies of the Allied Practices. There can be no assurance that any claims against the Company or any of the Allied Practices will not be successful, or if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable rates.

                                   MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS



     The following table sets forth certain information with respect to the directors and executive officers of the Company.



NAME                                              AGE              POSITION WITH THE COMPANY
----                                              ---              -------------------------
Sam Westover....................................  42     President, Chief Executive Officer and
                                                           Director
Robert S. Chilton...............................  39     Chief Financial Officer
P. Craig Hethcox................................  45     Chief Operating Officer
Paul H. Hayase..................................  42     Senior Vice President -- Human Resources,
                                                           General Counsel and Secretary
Randall K. Bennett, D.D.S., M.S.................  42     Director
Douglas D. Durbin, D.M.D., M.S.D................  42     Director(1)
U. Bertram Ellis, Jr............................  43     Director(1)
Craig L. McKnight...............................  46     Director(1)
Randall A. Schmidt, D.D.S., M.S.D...............  40     Director(1)
W. Dennis Summers...............................  48     Director(1)
Jonathan E. Wilfong.............................  48     Chairman of the Board of Directors and
                                                           Consultant



---------------



(1) Dr. Durbin, Dr. Schmidt, Mr. Summers, Mr. McKnight and Mr. Ellis will be elected to serve as Directors immediately preceding consummation of the Transfers.



     Sam Westover has served as a Director, President and Chief Executive Officer of OrthAlliance since October 1996. From August 1993 until July 1996, Mr. Westover served as President and Chief Executive Officer of Systemed Inc., a pharmacy benefit management company, where he also served as a Director from July 1992 until February 1997. From January 1993 until August 1993, Mr. Westover served as Senior Vice President, Chief Financial Officer and Treasurer of Wellpoint Health Networks Inc., a health insurance company. Prior to joining Wellpoint, Mr. Westover served as Chief Financial Officer and Senior Vice President, Corporate Financial Services of Blue Cross of California, a position to which he was named in May 1990.



     Robert S. Chilton has served as Chief Financial Officer of OrthAlliance since May 1997. From April 1994 until May 1997, Mr. Chilton served as Vice President/Controller of E & S Ring Management Corporation, a real estate management firm. Mr. Chilton was Controller of Karl Storz Endoscopy-America, Inc., a medical device manufacturer and distributor, from October 1987 until April 1994. Mr. Chilton is a Certified Public Accountant, and from February 1985 to October 1987 was employed by KPMG Peat Marwick.



     P. Craig Hethcox will become Chief Operating Officer of OrthAlliance upon the consummation of the Transfers. From January 1997 to the date of the Merger, Mr. Hethcox has served as Chief Executive Officer of USOC. From July 1994 to December 1996, Mr. Hethcox served as Chief Operating Officer for Equimed, Inc., where he directed the corporate operations for sixty-five ophthalmology, oncology and surgical center entities. From 1988 to June 1994, Mr. Hethcox served as Vice President of Operations for Medical Care America, where he was responsible for the operations of the then largest practice management company with surgical centers. Mr. Hethcox also held senior management positions with Medical Corporation of America, Inc., and Omni Eye Services, Inc., both ophthalmology practice management operations, and was Chief Executive Officer of Lakeside Community Hospital.



     Paul H. Hayase has served as Senior Vice President -- Human Resources, General Counsel and Secretary of OrthAlliance since October 1996. From August 1995 until January 1997, Mr. Hayase served as Vice President -- Human Resources, General Counsel and Secretary of Systemed Inc. Mr. Hayase served as Senior Counsel of Ralphs Grocery Company, a supermarket chain in California, from November 1993 to August 1995. From January 1985 to November 1993, Mr. Hayase served as Senior Vice President, General Counsel of Knapp Communications Corporation, a magazine publishing company.

     Randall K. Bennett, D.D.S., M.S. has served as a Director of OrthAlliance since its inception. Dr. Bennett has practiced orthodontics in Salt Lake City, Utah since 1989 and he practiced in Beverly Hills, California from 1988 to 1989. Dr. Bennett graduated from Loma Linda University in 1988 with an M.S. degree in orthodontics and from the University of Alberta in 1981 with a D.D.S. degree.



     Douglas D. Durbin, D.M.D., M.S. has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Transfers. Dr. Durbin has served as President of The Kentucky Center for Orthodontics and Dento-Facial Orthopedics, a Founding Practice, since 1983, and manages six practice locations and 20 employees. Dr. Durbin is a member of the American Association of Orthodontists, the American Dental Association and the Kentucky Association of Orthodontists, a Diplomate of the American Board of Orthodontics and has served as Secretary, Treasurer, and President of the Bluegrass Dental Society. Dr. Durbin graduated from the University of Kentucky College of Dentistry with a D.M.D. degree in 1978 and received his M.S.D. and Certificate in Orthodontics from the University of Kentucky College of Dentistry in 1983.



     U. Bertram Ellis, Jr. has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Transfers. Since April 1996, Mr. Ellis has served as President, Chief Executive Officer and Chief Operating Officer of Broadcast Development Corporation. Since 1996, Mr. Ellis has served as Chairman of the Board and Chief Executive Officer of IXL Holdings, Inc. ("IXL"), a multimedia company. Mr. Ellis founded and served as President and Chief Executive Officer of Ellis Communications, Inc., a media company, from 1993 to April 1996. From 1992 to 1993, Mr. Ellis was President and Chief Executive Officer of American Innovations, Inc., a manufacturer of hairbows that filed a petition pursuant to Chapter 11 of the U.S. Bankruptcy Code in 1993. From 1986 until 1992, Mr. Ellis served as the President, Chief Executive Officer and Chief Operating Officer of Act III Broadcasting, a broadcast group of eight Fox-affiliate stations. Mr. Ellis serves as a director of NOVA Information Systems, Inc., Promus Hotel Corporation, Endeavor Technologies, Inc., First Union National Bank of Georgia and Upper Chattahoochee RiverKeeper.



     Craig L. McKnight has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Transfers. Since March 1995, Mr. McKnight has served as Executive Vice President of Magellan Health Services ("Magellan"), which was previously known as Charter Medical Corporation, and since October 1995 Mr. McKnight has also served as Chief Financial Officer of Magellan. From June 1994 to March 1995, Mr. McKnight was responsible for the Health Care Practice of Coopers & Lybrand, L.L.P. in Philadelphia, Pennsylvania, and, prior thereto, was responsible for the Health Care Practice of Coopers & Lybrand, L.L.P. in California.



     Randall A. Schmidt, D.D.S., M.S.D. has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Transfers. Dr. Schmidt has been in the practice of orthodontics since 1983 in northwest Indiana, where he is a co-owner of Orthodontic Affiliates, P.C., a Founding Practice. Dr. Schmidt is a member of the American Association of Orthodontists, American Dental Association and the Indiana Society of Orthodontists. Dr. Schmidt graduated from Indiana University in 1981 with a D.D.S. degree and received his M.S.D. and Certificate in Orthodontics from Indiana University in 1983.



     W. Dennis Summers has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Transfers. Since 1984, Mr. Summers has served as a principal of Roberts, Isaf & Summers, P.C. (and its predecessor firms), a law firm located in Atlanta, Georgia. Mr. Summers specializes in corporate and business matters.



     Jonathan E. Wilfong has served as Chairman of the Board of Directors of OrthAlliance since May 1997. Mr. Wilfong has served as an executive consultant to OrthAlliance since its inception and has served as consultant to USOC since June 1996. Mr. Wilfong is the founder and a principal of Newfound Capital Associates, an investment banking advisory firm founded in 1996 that specializes in advising high growth businesses on capital formation strategies and acquisition transactions. Mr. Wilfong is a Certified Public Accountant, and from 1983 to 1996 was a partner with Price Waterhouse LLP in Atlanta, Georgia and Greenville, South Carolina.

BOARD OF DIRECTORS



     The Company's Board of Directors is divided into three classes which consist, as nearly as practicable, of one-third of the total number of directors serving on the Board of Directors. The Board of Directors will have up to nine members, is currently composed of three members and immediately prior to consummation of the Acquisition will increase to eight members, as named herein. The members of each class serve staggered three-year terms following the initial terms of such classes. The initial terms of Class I, Class II and Class III directors expire at the annual stockholders' meetings in 1998, 1999 and 2000, respectively. Dr. Durbin and Mr. Summers will be members of Class I; Dr. Bennett is a member and Dr. Schmidt and Mr. Ellis will be members of Class II; and Messrs. Westover and Wilfong are members and Mr. McKnight will be a member of Class III.



BOARD COMMITTEES



     The Board of Directors has established an Executive Committee, a Nominating Committee, an Audit Committee and a Compensation Committee. Messrs. Westover and Wilfong and Drs. Bennett and Durbin will serve on the Executive Committee. Messrs. Summers, Westover and Wilfong will serve on the Nominating Committee. Mr. Wilfong and Dr. Bennett will each serve on the Audit Committee and the Compensation Committee. The Executive Committee is authorized by the Board of Directors to take all action which may be delegated by the Board of Directors under the DGCL. The Nominating Committee recommends candidates for election to the Company's Board of Directors, examines the performance of incumbent Directors and makes recommendations concerning the retention of such Directors. The Audit Committee recommends the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting and the adequacy of the Company's internal control procedures. The Compensation Committee administers the 1997 Employee Stock Option Plan. See "Stock Plans -- Administration of the Stock Plans." The Compensation Committee also has the responsibility for reviewing and approving salaries, bonuses, and other compensation and benefits of executive officers, and advising management regarding benefits and other terms and conditions of compensation.



DIRECTOR COMPENSATION



     Members of the Board of Directors are reimbursed for their out-of-pocket expenses for each meeting attended but otherwise serve without cash compensation. The Company has adopted the 1997 Non-Employee Director Stock Plan, pursuant to which each non-employee director (the "Outside Directors") receives a nondiscretionary grant to purchase 5,000 shares of Common Stock upon his or her election to the Board and, if serving as an Outside Director following the annual meeting each year, an additional nondiscretionary grant for the purchase of 5,000 shares of Common Stock. See "-- Stock Plans -- 1997 Non-Employee Director Stock Plan."



EXECUTIVE COMPENSATION



     OrthAlliance was incorporated in October 1996 and did not conduct any operations prior to that time. The Company anticipates that during fiscal 1997 its President and Chief Executive Officer and the three other most highly compensated executive officers who are anticipated to receive annualized compensation in excess of $100,000 will be, respectively, Messrs. Westover, Hethcox, Hayase and Chilton. Their expected annualized base salaries for 1997 are $250,000, $185,000, $165,000 and $135,000, respectively. See "-- Employment
Agreements."



EMPLOYMENT AGREEMENTS



     The Company has entered into employment agreements with Messrs. Westover, Hethcox and Hayase providing for annual base salaries of $250,000, $185,000 and $165,000, respectively, with each person being eligible for a cash bonus of up to 30% of his base salary. Additionally, the agreements provide for the grant of options for the purchase of Common Stock to each of Messrs. Westover, Hethcox and Hayase for 300,000, 100,000 and 75,000 shares of Common Stock, respectively, and such options will vest (i) 20% upon the closing of the IPO and (ii) 20% per year on the first through the fourth anniversary dates of the effective date of the IPO. These options expire ten years from the date of grant and are exercisable at the initial public offering price in the IPO. Each employment agreement is for an initial term of five years with an automatic renewal for successive one year terms unless prior notice of termination is provided. The Company may terminate an employment agreement (i) for cause, (ii) without cause upon 30 days prior notice, or (iii) upon death or disability of the employee. The employee may terminate the employment agreement within 120 days after a constructive termination (as defined therein). If the employee is terminated by the Company without cause or the employee terminates the employment agreement within 120 days following a constructive termination, the Company is required to pay such employee a lump sum severance equal to two times the applicable annual base salary. Each employment agreement contains a provision that if the employee is terminated within a twelve-month period following a change in control of the Company (as defined therein), the Company will pay such employee three times the sum of (i) the employee's annual base compensation and (ii) the maximum possible cash bonus for such year. In addition, upon a change in control, the Company will pay the employee any accrued salary, benefits or reimbursements and the employee's options will fully vest and become immediately exercisable for the longer of (i) 90 days from the change in control or (ii) the time period specified in the stock plan. Each agreement prohibits the employee from competing with the Company for a period of two years following termination of employment.



     The Company has entered into a letter agreement with Mr. Chilton providing for an annual base salary of $135,000, and a cash bonus of up to 30% of his annualized base salary. Additionally, the Company has granted Mr. Chilton an option for the purchase of 50,000 shares of Common Stock, with a vesting schedule consistent with the vesting schedule for Messrs. Westover, Hethcox and Hayase discussed above.



     All options for the purchase of Common Stock granted to management personnel discussed herein have an exercise price equal to the price of the Common Stock to the public in the IPO.



STOCK PLANS



     OrthAlliance has adopted the 1997 Employee Stock Option Plan and the 1997 Non-Employee Director Stock Plan (together, the "Stock Plans"). The Company intends to register the shares of Common Stock issuable upon exercise of options granted under the Stock Plans and, upon registration, such shares will be eligible for resale in the public market, subject to applicable rules and regulations of the Securities Act.



     1997 Employee Stock Option Plan. The Board of Directors has adopted and the stockholder has approved the Company's 1997 Employee Stock Option Plan (the "Employee Plan"). Awards under the Employee Plan are to be determined by the Compensation Committee and granted to officers and employees of the Company in the form of non-qualified or incentive stock options. The Employee Plan may be terminated by the Board of Directors at any time.



     A total of 1,000,000 shares of Common Stock are reserved for issuance pursuant to the Employee Plan, subject to certain anti-dilution provisions. Options for the purchase of 600,000 shares of Common Stock have been granted to certain officers of the Company at an exercise price equal to the price to the public in the Offering, which options vest 20% upon the closing of the Offering with the balance vesting 20% per year on the first through fourth anniversary dates of the date of this Prospectus. All options expire ten years from the date of grant. See "Management -- Employment Agreements."



     1997 Non-Employee Director Stock Plan. The Board of Directors has adopted and the stockholder has approved the 1997 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"). Awards under this plan are to be granted to non-employee directors ("Outside Directors") of the Company. The plan is intended to allow Outside Directors receiving grants to be Non-Employee Directors, as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Company's Stock Plans and, accordingly, is intended to be self-governing with respect to the Outside Directors.



     A total of 200,000 shares of Common Stock are reserved for issuance to the Outside Directors pursuant to the Non-Employee Director Plan. Each person who is elected or appointed as an Outside Director will be granted a nondiscretionary option to purchase 5,000 shares of Common Stock at the time of his or her election or appointment. Commencing in 1998, each person who continues to serve as an Outside Director following the annual meeting each year will receive a nondiscretionary option to purchase 5,000 shares of Common Stock. Options issued to Outside Directors pursuant to this plan will be non-qualified stock options, and will expire ten years from the date of grant. The exercise price of such options shall be equal to the average closing bid price for the five trading days before the Company's annual meeting of stockholders for the annual grants and for the five trading days before election or appointment for the initial grants. Options issued to Outside Directors become exercisable on the first anniversary of the date of grant.



     Administration of the Stock Plans. The Employee Plan is administered by the Compensation Committee of the Board of Directors. The Non-Employee Director Plan is intended to be self-governing. With respect to the Employee Plan, the Compensation Committee determines the persons to whom, and the times at which, awards are granted, the types of awards granted, certain amendments to the plan (as permitted) and all other related terms and conditions of the awards, subject to the terms, conditions and limitations set forth therein. Under the Employee Plan, the Compensation Committee must consist of at least two directors, and with respect to grants of options or awards to any persons subject to Section 16 of the Exchange Act, the Compensation Committee must consist of at least two directors who are Non-Employee Directors under Rule 16b-3.



LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS



     The Company's Certificate provides that no director of the Company shall be liable for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) any transaction from which the director derived an improper personal benefit.



     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a threatened, pending or completed action, suit or proceeding brought against such officer or director by reason of the fact that he or she is or was a director or officer
(i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.



     Pursuant to the Company's Certificate and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by the DGCL. In addition, the Bylaws obligate the Company to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against and incurred by such director or officer, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of the DGCL.



COMPENSATION COMMITTEE INTERLOCKS



     The Company had no Compensation Committee prior to May 1997. Prior thereto, the Board of Directors of the Company, and of USOC and Premier, respectively, determined executive compensation. No executive officer of the Company serves as a member of a compensation committee or as a director of any entity of which any of the Company's directors serve as an executive officer.

                              CERTAIN TRANSACTIONS



     USOC and Premier will complete the Merger prior to the consummation of the Transfers of the Founding Practices. The Company was created as a shell corporation to be activated in connection with the IPO. Prior to the Merger, the sole stockholder of the Company held a minority interest in Premier, there were two common investors between USOC and Premier, and there were no common owners between USOC and the Company. The stockholders of USOC and Premier are considered promoters; therefore, the Merger will be treated as part of the SAB 48 transaction with the Founding Practices that will result in carryover basis of assets and liabilities of USOC and Premier. In the Merger, the outstanding capital stock of USOC and Premier automatically converts into an aggregate of 1,750,000 shares of Common Stock and 250,000 shares of Class B Common Stock. The stockholders of USOC and Premier receive 70% and 30%, respectively, of the Common Stock and Class B Common Stock issued as consideration in the Merger.



     The following reflects the distribution of the 70% of the Common Stock and Class B Common Stock received from OrthAlliance by the stockholders of USOC in connection with the Merger:



                                                                            CLASS B
NAME                                                      COMMON STOCK    COMMON STOCK
----                                                      ------------    ------------
Robert N. Pickron.......................................     557,170         79,596
Jonathan E. Wilfong.....................................     111,512         15,930
Marc Cooper.............................................      54,517          7,788
Peter Mills.............................................      50,800          7,257
Paul L. Ouellette.......................................      49,561          7,080
Robert D. Garces........................................      47,083          6,726
William K. Farrar, Jr. .................................      44,605          6,372
Hilbert Dreesen.........................................      39,649          5,664
The trustees of Marc Cooper Family Irrevocable GST
  Trust.................................................      27,258          3,894
Whitetail Investments, LLC..............................      26,763          3,823
Irrevocable Trust for the Benefit of Jessica Elizabeth
  Pickron, T/U/A/ dated July 1, 1997....................      24,780          3,540
Irrevocable Trust for the Benefit of John Norton
  Pickron, T/U/A/ dated July 1, 1997....................      24,780          3,540
Irrevocable Trust for the Benefit of Matthew Inaba
  Pickron, T/U/A/ dated July 1, 1997....................      24,780          3,540
Randall A. Schmidt......................................      18,833          2,690
Irrevocable Trust for the Benefit of Allison Lindsey
  Pickron, T/U/A/ dated July 1, 1997....................       9,912          1,416
R.O. Parsons and Patricia Parsons.......................       9,912          1,416
Ben B. Pence............................................       9,912          1,416
Peoples Bank SB Cust FBO Gilbert Carter IRA.............       9,912          1,416
The Sands Family Trust..................................       9,912          1,416
Douglas Drymon Durbin...................................       7,434          1,062
Michael D. Goodwin and Patricia Y. Goodwin..............       6,145            878
Keith S. Crawford.......................................       4,956            708
K. Robert Crowe.........................................       4,956            708
Orthodontic Affiliates, P.C. Profit Sharing Plan........       4,956            708
Thomas Pickron..........................................       4,956            708
Douglas E. Smith........................................       4,956            708
The Surber Family Trust.................................       4,956            708
Gilbert V. Carter.......................................       4,262            609
James M. Callender and Pamela R. Callender..............       2,478            354
Daniel J. Enger, Jr. ...................................       2,478            354
Terry Kreitzberg........................................       2,478            354
MC Investments, LLC.....................................       2,478            354
Ronald G. Philipp.......................................       2,478            354
Daniel B. Snead, D.M.D., P.A. Profit Sharing Plan and
  Trust.................................................       2,478            354
Mark D. Thebaut.........................................       2,478            354
Stephen C. Trawick......................................       2,478            354

                                                                            CLASS B
NAME                                                      COMMON STOCK    COMMON STOCK
----                                                      ------------    ------------
Paul Yurfest............................................       2,478            354
Michael J. DeVito.......................................       1,488            211
Don E. Lahrman..........................................         991            143
Michael J. DeVito, Smith Barney
  Prototype PS Plan FBO Michael J. DeVito TTEE..........         991            143
                                                           ---------        -------
          TOTAL.........................................   1,225,000        175,000



     The following reflects the distribution of the 30% of the Common Stock and Class B Common Stock received from OrthAlliance by the stockholders of Premier in connection with the Merger:



                                                                             CLASS B
NAME                                                        COMMON STOCK   COMMON STOCK
----                                                        ------------   ------------
Premier Orthodontic Ventures, LLC ("POV LLC").............    378,000         54,000
Sam Westover..............................................     63,000          9,000
Randall K. Bennett........................................     42,000          6,000
J. Dalton Gerlach.........................................     42,000          6,000
                                                              -------         ------
          TOTAL...........................................    525,000         75,000



     The following reflects the distribution to the members of POV LLC of the Common Stock and Class B Common Stock received in the Merger by POV LLC:



                                                                              CLASS B
CLASS A MEMBERS                                           COMMON STOCK(1)   COMMON STOCK
---------------                                           ---------------   ------------
Sam Westover............................................       82,814          24,000
Randall K. Bennett......................................       62,110          18,000
J. Dalton Gerlach.......................................       20,704           6,000
Paul H. Hayase..........................................       20,704           6,000
                                                              -------          ------
          TOTAL.........................................      186,332          54,000
                                                              -------          ------

CLASS B MEMBERS
--------------------------------------------------------
Victor S. Sands.........................................       33,334              --
Deon Benson.............................................        8,333              --
Oles B. Drobocky........................................       33,334              --
Lawrence Hutta..........................................       16,667              --
Thomas Pickron..........................................       25,000              --
J. Dalton Gerlach.......................................       50,000              --
Len Kessler.............................................       16,667              --
Raymond McLendon........................................        8,333              --
                                                              -------          ------
          TOTAL.........................................      191,668              --


---------------


(1) Assumes redemption of all Class A and Class B members' interests immediately following the closing of the IPO. The exact number of shares of Common Stock to be distributed to the Class B members will be determined by multiplying the capital contribution of each Class B member by two and dividing the product thereof by the market price per share of the Common Stock, except with respect to Mr. Gerlach, a Class A and Class B member and an employee of the Company, who, with respect to his Class B membership interest, will receive such number of shares of Common Stock equal to three times his capital contribution. All shares of Common Stock held by POV LLC after redemption of the Class B members' interests will be distributed pro rata to the Class A members in accordance with their membership interests. As determined by POV LLC, Class B Common Stock received by POV LLC in the Merger shall be distributed to the Class A members in the same proportion as the Common Stock.



     In connection with the redemption of all membership interests by POV LLC, each Class B member of POV LLC, excluding Mr. Gerlach, will also receive a cash payment equal to the amount of such Class B member's capital contribution plus a dividend of six percent per annum from the date of such capital contribution.

     In January 1997, POV LLC loaned approximately $1.01 million to Premier, and in connection with the Merger, the promissory note evidencing this debt obligation (the "Premier Note") will become the obligation of OrthAlliance. POV LLC will receive, out of proceeds of the IPO, an aggregate of approximately $1.06 million, which includes repayment of the principal amount of the Premier Note and accrued interest of approximately $50,000. In addition, Premier succeeded to the obligations of POV LLC with regards to certain letter agreements entered into with each of Messrs. Westover, Hayase and Gerlach which provide that OrthAlliance, as the successor to Premier, must pay such persons consulting fees of approximately $260,400, $156,280 and $165,000, respectively, upon the closing of the IPO.



     Simultaneously with and as a condition to the closing of the IPO, OrthAlliance will close the Transfers pursuant to which it will acquire certain operating assets of, or the stock of entities holding certain assets of, 55 separate Founding Practices in exchange for cash and shares of Common Stock and enter into Management Agreements with the Founding Practices. Each of the Founding Practices transactions was individually negotiated between the Company and such Founding Practice with respect to all material terms, including without limitation, valuation. One of the Company's directors and the Company's President and Chief Executive Officer negotiated such agreements on the Company's behalf. The aggregate consideration to be paid by OrthAlliance to the Founding Practices is approximately $84.4 million, consisting of 5,882,985 shares of Common Stock and approximately $13.8 million in cash, all of which is payable upon closing of the Transfers. The cash portion of the consideration will be paid from proceeds received by the Company in the IPO. Drs. Bennett, Durbin and Schmidt, all of whom are or will be directors of the Company, and Dr. Pickron, a beneficial owner of more than 5% of the Common Stock following completion of the Transfers, will receive 194,286, 93,486, 170,100 and 332,834 shares of Common Stock, respectively, and $582,857, $215,307, $107,432 and $998,501 in cash, respectively, as a result of the Transfers. The consideration that the Company has agreed to pay each of the Founding Practices of Drs. Pickron, Durbin, Schmidt and Bennett was calculated in the same manner as the consideration for each of the other Founding Practices.



     The following table provides certain information concerning the stockholders of the Founding Practices:



                                                                       CONSIDERATION TO BE RECEIVED:
                                                      DEBT AND     --------------------------------------
                                     ASSETS TO BE    LIABILITIES       CASH        VALUE OF     NUMBER OF
FOUNDING PRACTICE:                  CONTRIBUTED(1)   ASSUMED(1)    DISTRIBUTION     SHARES       SHARES
------------------                  --------------   -----------   ------------   -----------   ---------
Sammy A. Caves, D.M.D. ...........    $  237,993      $   34,352   $   648,451    $ 2,593,805     216,150
Keith S. Crawford, D.M.D. ........         8,938          68,847             0        859,442      71,620
Michael J. DeVito, D.D.S. ........       218,518           7,513       100,000        730,366      60,864
Douglas D. Durbin, D.M.D.,
  M.S.D. .........................       272,302          16,107       280,403      1,121,612      93,468
John Huang, D.D.S. ...............       159,924           9,461             0        823,406      68,617
Daniel J. Enger, Jr., D.D.S. .....       156,013           7,489        50,000        835,973      69,664
David Tod Garner, D.D.S. .........       113,037          31,526             0        965,220      80,435
Suellen Rodeffer, D.D.S. .........       113,037          31,526             0        965,220      80,435
Frederick A. Ghiz, D.D.S.,
  M.S. ...........................       125,053         210,000       123,429        493,714      41,143
Paul J. Giorgetti, D.D.S. ........        23,862           2,385        83,862        335,450      27,954
John Goode, D.D.S. ...............        47,231         112,570       215,825        863,299      71,942
Michael D. Goodwin, D.D.S.,
  M.S. ...........................       203,705         208,421       119,852        479,407      39,951
Jack L. Green, Jr., D.D.S. .......        84,632          83,567             0      1,260,673     105,056
William Griffin, D.D.S. ..........       127,226          11,234       195,647        782,587      65,216
Donald R. Halliburton, D.D.S. ....        85,214          11,627       340,555      1,362,219     113,518
John E. Horvath, D.D.S. ..........        92,508          43,284       196,286        785,142      65,429
Stuart Kimmel, D.D.S. ............        60,386           7,902       215,300        861,195      71,766
Don E. Lahrman, D.D.S., M.S.D. ...        79,042         124,176       131,537        526,150      43,846
Causey C. Lee, D.D.S. ............       227,024          28,440       180,593        722,373      60,198
Robert P. Lorentz, D.D.S.,
  M.S. ...........................        88,663          27,622       230,031        920,124      76,677
George T. Mitchell, D.D.S. .......        78,766          47,714       140,535        562,141      46,845
Winston C. Morris, D.M.D. ........       123,211          95,937       177,912        711,650      59,304
R. O. Parsons, D.M.D., M.S.D. ....       675,443          13,630       633,223      2,532,891     211,074
Ben B. Pence, D.M.D. .............        36,727          55,337       292,378      1,169,513      97,459
Ronald G. Philipp, D.M.D. ........        18,231          47,356        77,306        695,751      57,979
R. N. Pickron, D.D.S. ............       951,043         333,574       998,501      3,994,004     332,834

                                                                       CONSIDERATION TO BE RECEIVED:
                                                      DEBT AND     --------------------------------------
                                     ASSETS TO BE    LIABILITIES       CASH        VALUE OF     NUMBER OF
FOUNDING PRACTICE:                  CONTRIBUTED(1)   ASSUMED(1)    DISTRIBUTION     SHARES       SHARES
------------------                  --------------   -----------   ------------   -----------   ---------
Greg A. Shoup, D.D.S. ............    $  276,109      $   96,844   $   289,887    $ 1,102,702      91,892
Richard L. Rothstein, D.M.D. .....       202,290           7,062       240,764        963,057      80,255
Victor S. Sands, D.D.S. ..........        72,670               0       595,128      2,380,512     198,376
Randall A. Schmidt, D.D.S. .......       219,686          90,138       107,432      2,041,206     170,100
Thomas W. Surber, D.D.S. .........       221,451          90,862       216,590      1,949,306     162,442
Gregory P. Scott, D.D.S. .........        41,289           7,613       144,527        818,984      68,249
Arthur B. Silver, D.D.S. .........        67,094           2,006       176,615        706,460      58,872
Gerald N. Smernoff, D.D.S. .......        80,186               0       268,228      1,072,913      89,409
Douglas E. Smith, D.D.S. .........       298,960           3,891       466,662      1,866,649     155,554
D. B. Snead, D.M.D. ..............       144,955         202,055       142,624        570,495      47,541
Gilbert H. Snow, D.D.S. ..........        94,273          17,512       624,200      2,496,799     208,067
Mark D. Thebaut, D.D.S. ..........        86,784         118,062       173,464        739,504      61,625
Stephen C. Trawick, D.D.S. .......        72,604          28,811             0      1,178,687      98,224
Mark A. Yaffey, D.D.S. ...........        39,394          14,301       193,084        772,336      64,361
Paul Yurfest, D.D.S. .............       241,479           9,253       243,909        975,638      81,303
Randall K. Bennett, D.D.S. .......        32,860         223,888       582,857      2,331,429     194,286
Kenneth Brehnan, D.D.S. ..........        17,925          80,475       335,548      1,342,192     111,849
John W. Bryant, D.D.S. ...........        14,854          34,208       142,053        568,212      47,351
Raymond Fortson, D.D.S. ..........        98,633         166,548             0      1,535,638     127,970
Joseph W. Gray, D.D.S., M.S. .....        86,095         237,509       359,061      1,315,511     109,626
Gregg G. Hipple, D.D.S., M.S. ....       128,006         101,795             0      2,301,200     191,767
Robert E. Hirschfield, D.D.S. ....       152,238         167,371       418,714      1,674,855     139,571
Joseph C. Jackson, Jr., D.D.S. ...       211,086         155,957       213,603        704,722      58,727
Malko Karkenny, D.D.S. ...........         9,350           4,727       155,922        623,687      51,974
Richard C. Hayes, D.D.S., M.S.....         9,350           4,727       155,922        623,687      51,974
Joel Martinez, D.D.S. ............       363,626          45,538       326,347      1,305,389     108,782
B. C. McConnell, Jr., D.D.S. .....       177,297          19,604       287,017      1,148,068      95,672
Raymond A. McLendon, D.D.S. ......        62,306          14,971             0        484,098      40,342
Brian J. Nettleman, D.D.S. .......             0          59,740       273,363      1,093,452      91,121
Robert C. Penny, D.D.S., M.S. ....        67,970          64,849       235,751        943,006      78,584
A. Paul Serrano, D.D.S. ..........       118,824         193,721       463,954      1,855,817     154,651
Lesley O. Starnes, D.D.S.,
  M.S. ...........................        51,538          49,040       213,605        854,422      71,202
Keith J. Stewart, D.D.S. .........        19,913          86,987             0      1,178,627      98,219
Cary A. Williams, D.M.D. .........         4,828         107,130       280,809      1,123,237      93,603
                                      ----------      ----------   -----------    -----------   ---------
          TOTAL...................    $8,193,652      $4,178,792   $13,759,266    $70,595,824   5,882,985
                                      ==========      ==========   ===========    ===========   =========


---------------


(1) Assets to be contributed reflect the historical book value of the assets of each practice, including their patient receivable balance, as of June 30, 1997. Patient prepayments are included in debt and liabilities assumed. See "Business -- Agreements with Allied Practices and Allied
    Orthodontists -- Acquisition Agreements."



     USOC entered into a consulting agreement with Newfound Capital Associates ("Newfound") and Newfound's President, Mr. Wilfong. OrthAlliance succeeds to the rights and obligations of USOC under the consulting agreement through the Merger. In addition, Mr. Wilfong entered into a separate consulting agreement with OrthAlliance. Mr. Wilfong agreed to provide financial and general business services to the Company, and the Company has agreed to pay Mr. Wilfong consulting fees of $300,000 for such services, of which $250,000 is payable upon completion of the IPO and will be paid from the proceeds received in the IPO. The payment of this consulting fee is directly related to the services performed by Mr. Wilfong in connection with the IPO. Pursuant to these consulting agreements and in addition to the consulting fee, the Company granted Mr. Wilfong a warrant to purchase 150,000 shares of Common Stock with an exercise price per share equal to the IPO price. OrthAlliance will record compensation expense related to this warrant. A warrant granted to Mr. Wilfong by

USOC to purchase 168,750 shares of USOC's common stock will be converted in the Merger to a warrant to purchase an equal number of shares of Common Stock at an exercise price equal to the IPO price net of the underwriting discount ($11.16). Both of these warrants are exercisable for a five-year term commencing on the effective date of the IPO. Mr. Wilfong will continue to provide consulting services to the Company until the earlier of (i) the termination of the consulting agreements on September 30, 1997 or (ii) the occurrence of other specified events set forth in the agreements. Pursuant to the terms of the stock purchase warrants, Mr. Wilfong has certain incidental registration rights for the registration of the shares of Common Stock underlying the warrants. See "Description of Capital Stock -- Registration Rights."



     USOC entered into a consulting agreement with Premier Management, Inc. ("PMI") and PMI's President, Robert D. Garces. The Company succeeds to the rights and obligations of USOC under the consulting agreement through the Merger. Under his consulting agreement, Mr. Garces has agreed to provide financial and general business services to the Company, and the Company has agreed to pay Mr. Garces a consulting fee of $100,000 for such services, payable upon the closing of the IPO and will be paid from the proceeds received in the IPO. The payment of this consulting fee is directly related to services performed by Mr. Garces in connection with the IPO. In addition to the consulting fee, USOC granted to Mr. Garces a warrant to purchase 56,250 shares of Common Stock. OrthAlliance will record compensation expense related to this warrant. In the Merger, such warrant shall be converted into a warrant of the Company to purchase an equal number of shares of Common Stock with an exercise price equal to the IPO price net of the underwriting discount ($11.16), exercisable for a five-year term commencing on the effective date of the IPO. Mr. Garces will continue to provide services until the earlier of the termination of the consulting agreement on September 30, 1997 or the occurrence of other specified events. Pursuant to the terms of the stock purchase warrant, Mr. Garces has certain incidental registration rights for the registration of the shares of Common Stock underlying the warrants. See "Description of Capital Stock -- Registration Rights."



     USOC entered into an employment agreement with Mr. Hethcox providing for the payment of $18,000 per month and the issuance of options to purchase 50,000 shares of USOC's common stock. Pursuant to this agreement, Mr. Hethcox received total payments of approximately $115,625. The option for 50,000 shares of USOC common stock has been cancelled. The USOC employment agreement terminates on the date of the Merger and at such time Mr. Hethcox's employment agreement with OrthAlliance will be effective. In connection with his employment, OrthAlliance granted to Mr. Hethcox a warrant to purchase 50,000 shares of Common Stock, with an exercise price of $0.01 a share, exercisable for a five-year term commencing on the effective date of the IPO. OrthAlliance will record compensation expense related to this warrant. See Note 4 to Notes to Financial Statements of OrthAlliance.



     Certain of the Allied Orthodontists have received warrants to purchase an aggregate of 90,000 shares of Common Stock with an exercise price per share equal to the IPO price, exercisable for a five-year term commencing on the effective date of the IPO for referring other Allied Orthodontists to the Company. The Company will record compensation expense related to these warrants in the second quarter of 1997. Warrants for the purchase of shares of Common Stock will be granted to the following Allied Orthodontists: 31,600 to Dr. Schmidt, 13,090 to Dr. Parsons, 5,833 to Dr. Griffin, 5,432 to Dr. Smith, 5,088 to Dr. Sands, 4,717 to Dr. Shoup, 3,312 to Dr. Garner, 3,306 to Dr. DeVito, 3,263 to Dr. Trawick, 3,052 to Dr. Scott, 3,005 to Dr. Crawford, 2,508 to Dr. Lahrman, 1,747 to Dr. Snead, 1,332 to Dr. Lee, 1,021 to Dr. Goodwin and 1,694 to Dr. Yaffey.



     At the determination of the Company's executive officers, certain Allied Orthodontists may be paid fees for: (i) preparing educational and seminar materials for the Company, (ii) consulting with other Allied Orthodontists on matters requested by management, (iii) identifying and performing due diligence on additional orthodontic practices which may affiliate with the Company, and
(iv) other matters requested from time to time by management in the normal course of operating the Company's business. It is not presently known by management which Allied Orthodontists will be requested to perform such services in the future and, therefore, management does not know the amount of fees or the Allied Orthodontists to whom such fees may be paid.



     Dr. Pickron received cash compensation from USOC in 1996 totalling $150,000 for serving as its Chief Executive Officer.

                             PRINCIPAL STOCKHOLDERS



     The following table sets forth certain information as of the date of this Prospectus regarding the beneficial ownership of the Common Stock and Class B Common Stock (assuming completion of the Merger and the Transfers), and as adjusted to reflect the consummation of the IPO, by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock or Class B Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group.



                                                                                SHARES OF      PERCENT OF
                                   SHARES OF       PERCENT OF COMMON STOCK       CLASS B        CLASS B
                                  COMMON STOCK       BENEFICIALLY OWNED        COMMON STOCK   COMMON STOCK
                                  BENEFICIALLY   ---------------------------   BENEFICIALLY   BENEFICIALLY
NAME                                OWNED(1)      PRIOR TO IPO     AFTER IPO      OWNED          OWNED
----                              ------------   ---------------   ---------   ------------   ------------
Dr. Robert N. Pickron,
  D.D.S.(2).....................     974,256          12.8%           9.5%        91,632          36.7%
Jonathan E. Wilfong(3)..........     430,262           5.4            4.1         15,930           6.4
Dr. Randall K. Bennett..........     298,396           3.9            2.9         24,000           9.6
Sam Westover(4).................     205,814           2.7            2.0         33,000          13.2
Dr. Randall A. Schmidt, D.D.S.,
  M.S.(5).......................     223,012           2.9            2.2          3,043           1.2
Dr. Douglas D. Durbin, D.D.S.,
  M.S...........................     100,902           1.3            1.0          1,062             *
Robert S. Chilton(6)............      10,000             *              *             --            --
U. Bertram Ellis, Jr............          --            --             --             --            --
Paul H. Hayase(7)...............      35,704             *              *          6,000           2.4
P. Craig Hethcox(8).............      70,000             *              *             --            --
Craig L. McKnight...............          --            --             --             --            --
W. Dennis Summers...............          --            --             --             --            --
All directors and executive
  officers as a group (11
  persons)(9)...................   1,374,079          16.9           12.8         83,035          33.2


---------------


  * Less than one percent of the outstanding class of common stock.


 (1) Unless otherwise indicated, each of the stockholders listed has sole voting and investment power with respect to the shares of Common Stock or Class B Common Stock beneficially owned by such stockholder. Shares of Common Stock subject to options or warrants exercisable within 60 days are deemed outstanding for computing the percentage of ownership of the holder. The address of all persons listed, except Mr. Wilfong and Dr. Pickron, is 23848 Hawthorne Boulevard, Suite 200, Torrance, California 90505 unless otherwise indicated.


 (2) The business address of Dr. Pickron is 3294 Medlock Bridge Road, Building A, Norcross, Georgia 30092. Includes an aggregate of 84,252 shares of Common Stock and 12,036 shares of Class B Common Stock shares held in separate trusts by a third party trustee for the benefit of each of Dr. Pickron's children and a niece. Dr. Pickron disclaims beneficial ownership of the 84,252 shares of Common Stock and 12,036 shares of Class B Common Stock held in such trusts.


 (3) The business address of Mr. Wilfong is 536 Manor Ridge Drive, N.W., Atlanta, Georgia 30305. Includes 318,750 shares of Common Stock subject to the exercise of warrants.


 (4) Includes options for the purchase of 60,000 shares of Common Stock pursuant to the Employee Plan.


 (5) Includes 2,468 shares of Common Stock and 353 shares of Class B Common Stock held by a profit sharing plan for Dr. Schmidt's benefit. Includes warrants for the purchase of 31,600 shares of Common Stock.


 (6) Includes options for the purchase of 10,000 shares of Common Stock pursuant to the Employee Plan.


 (7) Includes options for the purchase of 15,000 shares of Common Stock pursuant to the Employee Plan.


 (8) Includes 70,000 shares of Common Stock subject to the exercise of a warrant and options pursuant to the Employee Plan.


 (9) Includes options and warrants for the purchase of 505,350 shares of the Company's Common Stock. See separate footnotes set forth above.

                          DESCRIPTION OF CAPITAL STOCK


     The following summary is based upon OrthAlliance's Certificate and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.



AUTHORIZED AND OUTSTANDING CAPITAL STOCK



     Pursuant to the Certificate, the Company has authority to issue 90,250,000 shares of capital stock, consisting of 70,000,000 shares of Common Stock, par value $.001 per share, 250,000 shares of Class B Common Stock, par value $.001 per share, and the Board of Directors of the Company has authority (without action by the stockholders) to issue 20,000,000 shares of preferred stock, par value $.001 per share, in one or more classes or series and to determine the voting rights, preferences as to dividends and in liquidation, and conversion and other rights of each such series (the "Preferred Stock"). As of the completion of the Merger and the Transfers, there will be 7,632,985 shares of Common Stock and 250,000 shares of Class B Common Stock issued and outstanding. The Company has no current plans to issue any shares of Preferred Stock.



     The rights of the holders of Common Stock and Class B Common Stock discussed below are subject to such rights as the Board of Directors may hereafter confer on the holders of Preferred Stock; accordingly, rights conferred on holders of Preferred Stock that may be issued in the future under the Certificate may have a material adverse effect on the rights of holders of Common Stock and Class B Common Stock.



COMMON STOCK AND CLASS B COMMON STOCK



     The Common Stock and the Class B Common Stock and the rights, powers and limitations thereof are identical, except as described below.



     Voting Rights. Each holder of shares of Common Stock and Class B Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company and, share-for-share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings, to cast one vote for each outstanding share of Common Stock or Class B Common Stock so held upon any matter properly considered and acted upon by the stockholders, voting together as a single class, except as otherwise required by law.



     Liquidation Rights. In the event of any dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock and holders of any class or series of stock entitled to participate therewith as to the distribution of assets (including the Class B Common Stock), shall be entitled to participate in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock and the Class B Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.



     Dividends. Dividends may be paid on the Common Stock and the Class B Common Stock and on any class or series of stock entitled to participate therewith as to dividends, but only when and as declared by the Board of Directors. Holders of Common Stock and Class B Common Stock will participate as one class with respect to any dividends declared and paid on the Common Stock.



     Other Rights. The Certificate does not give holders of Common Stock preemptive or other subscription or conversion rights. Shares of Class B Common Stock are subject to the conversion provisions described below. The shares of Class B Common Stock are not transferable, except to a holder's spouse, parents, siblings, lineal descendants, a trust for the benefit of any such persons or as determined by will or the laws of descent.



     Conversion Rights of Class B Common Stock. At any time following 180 days after the effective date of the IPO, each share of Class B Common Stock shall automatically convert into Common Stock (i) at the ratio of eight shares of Common Stock for each share of Class B Common Stock upon the attainment of the Conversion Prices or (ii) if not converted pursuant to subparagraph (i), on a one-for-one basis upon the Final Conversion

Date. The shares of Class B Common Stock convertible pursuant to subparagraph
(i) above will convert in five increments of up to 50,000 shares of Class B Common Stock (20% of the total number of shares of Class B Common Stock issued) upon the attainment of each of the five specified Conversion Prices. Upon each such conversion, each holder of Class B Common Stock will be deemed to have converted a pro rata share of such Class B Common Stock then outstanding. The Conversion Prices shall be established at premiums to the IPO price, and will be deemed to have been achieved at the end of the trading day on which the average closing price of the Common Stock for the preceding 20 consecutive trading days exceeds such Conversion Price. The closing prices will be those reported on the Trading Market. The initial Conversion Price is equal to 150% of the IPO price, and each of the subsequent Conversion Prices is equal to 120% of the preceding Conversion Price. Therefore, the five Conversion Prices at which up to 50,000 shares of the outstanding Class B Common Stock shall be automatically converted to Common Stock are $18.00, $21.60, $25.92, $31.10 and $37.32, respectively. If any Conversion Prices are attained within 180 days after the effective date of the IPO, the portion of shares of Class B Common Stock that would have otherwise converted, shall automatically convert into Common Stock on the 181st day after the effective date of the IPO. Upon each conversion, all fractional shares shall be paid in cash based upon the 20 consecutive trading day average closing price. In the event that there are any shares of Class B Common Stock outstanding on the Final Conversion Date, all such shares shall automatically convert into an equal number of shares of Common Stock. The holders of the Class B Common Stock may convert each share of Class B Common Stock into one share of Common Stock at any time after 180 days from the date of this Prospectus but prior to the Final Conversion Date.



PREFERRED STOCK



     The Certificate authorizes the Board of Directors, from time to time and without any stockholder action or approval, to provide for the issuance of up to 20,000,000 shares of Preferred Stock, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the Board of Directors has not provided for the issuance of any series of such Preferred Stock, and there are no agreements or understandings for the issuance of any such Preferred Stock. Because of its broad discretion with respect to the creation and issuance of Preferred Stock without stockholder approval, the Board of Directors could adversely affect the voting power of the holders of Common Stock and Class B Common Stock and, by issuing shares of Preferred Stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of the Company.



WARRANTS



     Warrants for the purchase of 593,622 shares of Common Stock have been issued and are outstanding or will be issued pursuant to the Merger. The exercise price per share pursuant to each of the warrants is equal to (i) the IPO price, (ii) the IPO price net of underwriting discount, (iii) the higher of the initial public offering price or the closing bid price on the first trading day, or (iv) $0.01 per share. For a more detailed discussion of such warrants, see "Certain Transactions" and "Underwriting."



REGISTRATION RIGHTS



     The Founding Practices have contracted to receive shares of Common Stock upon the closing of the Transfers pursuant to the terms and conditions of the acquisition agreements between OrthAlliance and each Founding Practice. Such agreements set forth certain incidental registration rights for the Founding Practices, whereby the Company is obligated to use reasonable efforts to register shares issued as consideration to a Founding Practice if the Company initiates a public offering and files a registration statement in connection therewith anytime within 24 months of the closing of the acquisition of the operating assets or capital stock of the Founding Practice; provided, however, that such registration rights are subject to any terms, conditions or limitations required by any underwriter retained by the Company in connection with such underwritten public offering, and such registration rights may not be exercised in connection with a registration statement filed by the Company in connection with the registration of shares issued pursuant to (i) an employee stock purchase or option plan or (ii) any acquisition or proposed acquisition by the Company. Each Founding Practice shall bear its proportionate share of underwriters' commissions and discounts, and shall bear the costs and fees of attorneys and accountants it retains.



     The holders of shares of Common Stock issued upon the exercise of the warrants issued to Mr. Wilfong, Mr. Garces and J. C. Bradford & Co. have associated incidental registration rights pursuant to which the Company is obligated to use reasonable efforts to register such shares if the Company initiates a public offering and files a registration statement in connection therewith after the date of this Prospectus, excluding the registration of shares issued pursuant to (i) an employee stock purchase or option plan or (ii) any acquisition or proposed acquisition by the Company. The fees and costs of any registration of the Common Stock issued pursuant to the warrants will be borne by the Company. In addition, the registration rights associated with the warrant held by J.C. Bradford & Co. provides that J.C. Bradford & Co. will have priority over the other holders of incidental registration rights so that not less than fifty percent of the shares registered pursuant to the exercise of incidental registration rights by holders of the Company's Common Stock shall be shares registered by J.C. Bradford & Co., up to all of such shares held.



CERTAIN PROVISIONS OF THE CERTIFICATE, BYLAWS AND DELAWARE LAW



     Classification of Board of Directors. The Certificate and the Bylaws of the Company divide the Board of Directors into three classes, designated Class I, Class II and Class III, respectively, each class to be as nearly equal in number as possible. The terms of Class I, Class II and Class III directors will expire at the 1998, 1999 and 2000 annual meetings of stockholders, respectively, and in all cases directors elected will serve until their respective successors are elected and qualified. At each annual meeting of stockholders, directors will be elected to succeed those in the class whose terms then expire, with each director so elected to serve for a term expiring at the third succeeding annual meeting of stockholders after such director's election, and until the director's successor is elected and qualified. Thus, directors elected stand for election only once in three years.



     Additional Directorships, Vacancies and Removal of Directors. The Bylaws of the Company provide that the Board of Directors shall consist of up to nine members. The Certificate and the Bylaws authorize the Board of Directors to create additional directorships and abolish any vacant directorships. Newly-created directorships and vacancies may be filled by a majority of directors then in office to hold office until the next annual meeting of stockholders, and until their successors shall be elected and qualified. In addition, in accordance with the DGCL provisions pertaining to a company whose Board of Directors is classified, the Company's Certificate and Bylaws provide that directors may be removed only for cause by vote of the holders of a majority of the shares entitled to vote at an election of directors.



     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws require an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or the Nominating Committee thereof, of candidates for election as directors (the "Nomination Procedure"), as well as for other stockholder proposals to be considered at annual stockholders' meetings. Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director generally must be given not less than 120 nor more than 150 days prior to the anniversary of the date notice of the annual meeting of stockholders was given in the preceding year and must contain: (i) the name and record address of the stockholder who intends to make the nomination; (ii) the name, age and residence address of the nominee; (iii) the principal occupation or employment of the nominee; (iv) the class, series and number of shares held of record, beneficially and by proxy, by the stockholder and the nominee as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice; and (v) such other information relating to the nominee proposed by such stockholder as is required to be included if the Company is then subject to Regulation 14A under the Securities Exchange Act of 1934, including the written consent of each nominee to be named in the proxy statement and to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Nomination Procedure. Similar advance notice must be given of any other proposed business which a stockholder proposes to bring before an annual meeting of stockholders. Such notice must contain (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the Company's stock which are held of record, beneficially and by proxy by the stockholder as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice, (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) in connection with the proposing of such business by the stockholder, and (v) any material interest of the stockholder in such business. The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters. Although the advance notice provisions do not give the Board of Directors any power to approve or disapprove of stockholder nominations or proposals for action by the Company, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by the Bylaws are not followed and the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.



     Statutory Business Combination Provision. Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.



     Anti-takeover Effects. The foregoing provisions of the Certificate and Bylaws and DGCL could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the continuity and stability of the Board of Directors and the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change in control of the Company. These provisions are also designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions may discourage third parties from making tender offers for the Company's shares. As a result, the market price of the Common Stock may not benefit from any premium that might occur in anticipation of a potential or actual change in control. Such provisions also may have the effect of preventing changes in the management of the Company.



TRANSFER AGENT AND REGISTRAR



     The transfer agent and registrar for the Common Stock is NorWest Shareowner Services.



                        SHARES ELIGIBLE FOR FUTURE SALE



     Prior to the IPO, there was no public market for securities of the Company. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions described below lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.



     Upon completion of the IPO, the Company will have 10,232,985 shares of Common Stock and 250,000 shares of Class B Common Stock outstanding. Of these shares, the 2,600,000 shares of Common Stock (2,990,000 shares if the Underwriters' over-allotment option is exercised in full) sold in the IPO will be freely tradeable without restriction or limitation under the Securities Act, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (which may generally be sold only in compliance with Rule 144).


     The shares of Common Stock issuable pursuant to this Offering (up to 2,500,000 shares) will be freely tradable after their issuance by persons not affiliated with the Company, unless the Company contractually restricts their sale. The Company anticipates that the agreements entered into in connection with its Future Transfers will restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time. Initially the shares issued pursuant to this Offering will be subject to a lock-up period of 180 days after the date of the prospectus related to the IPO.



     The Founding Practices contracted to receive 5,882,985 shares of Common Stock upon the closing of the Transfers in consideration for certain assets of the Founding Practices and entering into Management Agreements. Such shares have incidental registration rights pursuant to the purchase and sale agreements between the Founding Practices and OrthAlliance, whereby the Company is obligated to use reasonable efforts to register shares issued as consideration to a Founding Practice if the Company undertakes a public offering and files a registration statement in connection therewith any time within 24 months of the closing of the acquisition of the operating assets of the Founding Practice; provided, however, that such registration rights are subject to any terms, conditions and limitations required by any underwriter retained by the Company in connection with such underwritten public offering, and such registration rights may not be exercised in connection with registration statements filed by the Company in connection with the registration of shares issued pursuant to (i) employee stock purchase or option plans or (ii) any acquisition or proposed acquisition by the Company.



     The shares of Common Stock received by the Founding Practices, the remaining 1,750,000 issued and outstanding shares of Common Stock and the 250,000 issued and outstanding shares of Class B Common Stock are deemed "restricted shares" under Rule 144 since they were originally issued and sold by the Company in private transactions in reliance upon exemptions from the registration provisions of the Securities Act. The holders of restricted shares will not be eligible to sell such shares pursuant to Rule 144 until the expiration of one year from the date such restricted shares were acquired. Additional restrictions on transferability apply to shares of Class B Common Stock. See "Description of Capital Stock -- Common Stock."



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted shares have been fully paid for and held for at least one year from the date of issuance by the Company may sell such securities in brokers' transactions or directly to market makers, provided the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of Common Stock (102,329 shares based on the number of shares to be outstanding after the IPO) or the average weekly trading volume of the Common Stock in the public market during the four calendar weeks preceding the filing of the seller's Form 144. Sales under Rule 144 are also subject to the availability of current public information concerning the Company. After two years have elapsed from the date of issuance of restricted shares by the Company, such shares generally may be sold without limitation by persons who have not been affiliates of the Company for at least three months. Rule 144 also provides that affiliates who are selling restricted shares for which they have fully paid must nonetheless comply with the above restrictions applicable to restricted shares, notwithstanding the holding period.



     All of the Founding Practices and the Company's officers, directors and five percent (5%) or greater stockholders have entered into lock-up agreements (the "Lock-up Agreements") generally providing that for a period of 365 days after the Effective Date, they will not, except for the exercise of stock options pursuant to the Stock Plans, directly or indirectly, offer, sell, loan, pledge or otherwise dispose of, or grant any options or other rights with respect to, any shares of Common Stock or any securities that are convertible into or exchangeable or exercisable for Common Stock owned by them without the prior written consent of J.C. Bradford & Co. Similarly, the Company has agreed generally that, for a period of 365 days after the Effective Date, it will not, directly or indirectly, issue, offer, sell, grant options to purchase or otherwise dispose of any of its equity securities or any other securities convertible into or exchangeable or exercisable for its Common Stock or any other equity security, except that the Company may grant stock options under the Stock Plans and issue shares of Common Stock upon the exercise of options previously granted.

     In addition to the restricted shares outstanding upon completion of the IPO and the Transfers, all of the approximately 95,000 shares of Common Stock which may be acquired upon the exercise of vested stock options within 365 days following the date of the prospectus related to the IPO (collectively, the "Option Shares") are subject to the Lock-up Agreements but may be eligible for resale following the expiration of the Lock-up Agreements (subject, in the case of affiliates, to certain limitations) pursuant to Rule 701 under the Securities Act or a Form S-8 registration statement to be filed by the Company under the Securities Act. See "Management -- Stock Plans." In addition, all of the approximately 593,622 shares of Common Stock that may be acquired upon the exercise of warrants (including the Bradford Warrant) will be deemed restricted securities and may be eligible for resale pursuant to Rule 144. Shares issuable upon the exercise of such warrants have associated incidental registration rights pursuant to which the Company is obligated to use reasonable efforts to register such shares if the Company undertakes an underwritten public offering and files a registration statement in connection therewith after the date of the prospectus related to the IPO, excluding the registration of shares issued pursuant to (i) an employee stock purchase or option plan or (ii) any acquisition or proposed acquisition by the Company.



     The Company intends to file a registration statement on Form S-8 to register all shares of Common Stock issuable under the Company's stock option plans, as soon as practicable after the date of the prospectus related to the IPO, and the Company's Form S-8 is expected to become effective immediately upon filing. Shares covered by such registration statement will be eligible for sale in the public market after the effective date of such registration statement and following the expiration of the Lock-up Agreements, subject to Rule 144 limitations applicable to affiliates of the Company. See "Management -- Stock Plans."



                              PLAN OF DISTRIBUTION


THE COMPANY


     This Prospectus covers the offer and sale of up to 2,500,000 shares of Common Stock, which the Company may issue from time to time in connection with the future acquisitions of certain operating assets of, or the stock of entities holding certain operating assets of, orthodontic practices in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.



     The Company expects that the terms upon which it may issue the shares of Common Stock in connection with Future Transfers will be determined through negotiations with the owners of the orthodontic practices whose stock or assets are to be acquired. The Company expects that the shares that are issued in connection with Future Transfers will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time a Future Transfer is consummated.


GENERAL

     All expenses of this Offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of shares of Common Stock by the Company in business combination transactions, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.


     The shares of Common Stock offered hereunder have been approved for listing on the Nasdaq National Market, but such shares may be subject to certain contractual holding period restrictions as described above.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common stock are being passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia, special securities counsel to the Company.

                                    EXPERTS

     The financial statements of Premier Orthodontic Group, Inc., US Orthodontic Care, Inc. and OrthAlliance, Inc. as of December 31, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement, on Form S-4 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov. The Common Stock is approved for listing on the Nasdaq National Market. Periodic reports, proxy material and other information concerning the Company, when filed, may be inspected at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.


     The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent public accountants.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
OrthAlliance, Inc.
  Report of Independent Public Accountants..................  F-2
  Balance Sheets as of December 31, 1996 and June 30, 1997
     (Unaudited)............................................  F-3
  Statements of Operations For the Period From Inception
     (October 21, 1996) to December 31, 1996 and for the Six
     Months Ended June 30, 1997 (Unaudited).................  F-4
  Statements of Stockholder's Deficit For the Period From
     Inception (October 21, 1996) to June 30, 1997 and for
     the Six Months Ended June 30, 1997.....................  F-5
  Statements of Cash Flows For the Period From Inception
     (October 21, 1996) to December 31, 1996 and for the Six
     Months Ended June 30, 1997 (Unaudited).................  F-6
  Notes to Financial Statements.............................  F-7
US Orthodontic Care, Inc.
  Report of Independent Public Accountants..................  F-17
  Balance Sheets as of December 31, 1996 and June 30, 1997
     (Unaudited)............................................  F-18
  Statements of Operations For the Period From Inception
     (February 7, 1996) to December 31, 1996 and for the Six
     Months Ended June 30, 1996 and 1997 (Unaudited)........  F-19
  Statements of Shareholders' (Deficit) Equity For the
     Period From Inception (February 7, 1996) to June 30,
     1996 and for the Six Months Ended June 30, 1997........  F-20
  Statements of Cash Flows For the Period From Inception
     (February 7, 1996) to December 31, 1996 and for the Six
     Months Ended June 30, 1996 and 1997 (Unaudited)........  F-21
  Notes to Financial Statements.............................  F-22
Premier Orthodontic Group, Inc.
  Report of Independent Public Accountants..................  F-26
  Balance Sheets as of December 31, 1996 and June 30, 1997
     (Unaudited)............................................  F-27
  Statements of Operations For the Period From Inception
     (November 26, 1996) to December 31, 1996 and for the
     Six Months Ended June 30, 1997 (Unaudited).............  F-28
  Statements of Changes in Owners'/Stockholders' Deficit For
     the Period From Inception (November 26, 1996) to June
     30, 1997 and for the Six Months Ended June 30, 1997....  F-29
  Statements of Cash Flows For the Period From Inception
     (November 26, 1996) to December 31, 1996 and for the
     Six Months Ended June 30, 1997 (Unaudited).............  F-30
  Notes to Financial Statements.............................  F-31
Unaudited Pro Forma Combined Balance Sheet..................  F-34
  Unaudited Pro Forma Combined Balance Sheet as of June 30,
     1997...................................................  F-35
  Notes to Unaudited Pro Forma Combined Balance Sheet.......  F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To OrthAlliance, Inc.:

     We have audited the accompanying balance sheet of ORTHALLIANCE, INC. (a development-stage enterprise, a Delaware corporation, and formerly Premier Orthodontic Holdings, Inc.) as of December 31, 1996 and the related statements of operations, stockholder's equity, and cash flow for the period from inception (October 21, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OrthAlliance, Inc. as of December 31, 1996 and its operations from inception (October 21, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
May 2, 1997
(except with respect
to the matter discussed
in the last paragraph
of Note 1 as to which the
date is July 25, 1997)

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,      JUNE 30,
                                                                  1996            1997
                                                              ------------     -----------
                                                                               (UNAUDITED)
ASSETS......................................................       $0            $     0
                                                                   ==            =======

ACCRUED CONSULTING FEES.....................................       $0            $   900
COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
  Common stock, .001 par value; 3,000 shares authorized and
     1 share issued and outstanding at December 31, 1996 and
     June 30, 1997..........................................        0                  0
  Additional paid-in capital................................        0                  0
  Warrants..................................................        0              3,190
  Deficit accumulated during the development stage..........        0             (4,090)
                                                                   --            -------
          Total stockholders' deficit.......................        0               (900)
                                                                   --            -------
          Total liabilities and stockholder's deficit.......       $0            $     0
                                                                   ==            =======

        The accompanying notes are an integral part of these statements.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                FOR THE
                                                              PERIOD FROM
                                                               INCEPTION     FOR THE SIX
                                                              (OCTOBER 21,     MONTHS
                                                                1996) TO        ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
REVENUE.....................................................    $    --        $    --
EXPENSE:
  Compensation expense......................................         --         (4,090)
                                                                -------        -------
          NET LOSS..........................................    $    --        $(4,090)
                                                                =======        =======
Net loss per share..........................................    $    --        $   .39
                                                                =======        =======
Number of shares used in net loss per share calculation.....         --         10,533
                                                                =======        =======

        The accompanying notes are an integral part of these statements.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                       STATEMENT OF STOCKHOLDER'S DEFICIT
       FOR THE PERIOD FROM INCEPTION (OCTOBER 21, 1996) TO JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                              DEFICIT
                                                 ADDITIONAL                 ACCUMULATED           TOTAL
                                        COMMON    PAID-IN                DURING DEVELOPMENT   STOCKHOLDER'S
                                        STOCK     CAPITAL     WARRANTS         STAGE             EQUITY
                                        ------   ----------   --------   ------------------   -------------
INITIAL INVESTED CAPITAL (OCTOBER 21,
  1996)...............................    $0         $0        $    0         $     0            $    0
  Subscription receivable.............     0          0             0               0                 0
                                          --         --        ------        --------            ------
STOCKHOLDER'S DEFICIT AT DECEMBER 31,
  1996................................     0          0             0               0                 0
Issuance of warrants..................     0          0         3,190               0             3,190
Net loss..............................     0          0             0          (4,090)           (4,090)
                                          --         --        ------        --------            ------
STOCKHOLDER'S DEFICIT AT JUNE 30,
  1997................................    $0         $0        $3,190         $(4,090)           $ (900)
                                          ==         ==        ======        ========            ======

        The accompanying notes are an integral part of these statements.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                FOR THE
                                                              PERIOD FROM
                                                               INCEPTION     FOR THE SIX
                                                              (OCTOBER 21,     MONTHS
                                                                1996) TO        ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss....................................................    $    --        $(4,090)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Change in assets and liabilities:
     Accrued consulting fees................................         --            900
                                                                -------        -------
          Net cash used in operating activities.............         --         (3,190)
CASH FLOW FROM FINANCING ACTIVITIES:
  Issuance of warrants......................................         --          3,190
                                                                -------        -------
NET CHANGE IN CASH
CASH, beginning of period...................................         --             --
                                                                -------        -------
CASH, end of period.........................................    $    --        $    --
                                                                =======        =======

        The accompanying notes are an integral part of these statements.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS
                                   UNAUDITED)

1.  BUSINESS AND ORGANIZATION


     OrthAlliance, Inc. (the "Company" or "OrthAlliance") (formerly known as Premier Orthodontic Holdings, Inc.) was formed to create a provider of practice management services to orthodontic practices in the United States. As a result of a planned merger of US Orthodontic Care, Inc. ("USOC") and Premier Orthodontic Group, Inc. ("Premier") with and into the Company (the "Merger"), the Company will succeed to the rights of USOC and Premier in connection with management or consulting services agreements and with respect to the purchase and sale agreements or agreements and plans of reorganization that USOC and Premier has with certain orthodontic practices (the "Founding Practices") and the related long term management services agreements. As a result, the Company has entered into definitive agreements in which the Founding Practices will transfer certain operating assets of, and certain liabilities of, or the stock of an entity holding certain operating assets and certain liabilities of the Founding Practices (the "Transfers"). The Transfers will occur prior to the closing of the initial public offering (the "IPO").


     The Company has had no operations to date, and the financial statements have been prepared on the basis that the proposed transaction will occur, although no assurance can be made that the proposed transaction will be completed or that the Company will be successful in completing planned future acquisitions. The Company intends to expand through the acquisition of management rights to practices throughout the United States. In order to expand, the Company will need further acquisition financing in the form of debt or equity financing. There can be no assurance that such financing will be available.

     As of December 31, 1996, the Company received $.01 for the one share of stock issued in 1996. This amount has been recorded as a subscription receivable in the accompanying statement of stockholder's equity. The stock of the Company is owned by a stockholder of Premier.

THE MERGER


     OrthAlliance was created as a shell corporation to become active in connection with the IPO. Prior to the Merger, the sole stockholder of OrthAlliance holds a minority interest in Premier. There are two common stockholders who owned common stock in USOC and Premier, and there are no common stockholders between USOC and OrthAlliance. The stockholders in USOC and Premier are considered promoters; therefore, the Merger will be accounted for pursuant to Staff Accounting Bulletin No. 48, "Transfers of NonMonetary Assets By Promoters and Shareholders," ("SAB No. 48") as will the transfers with the orthodontic practices. This transfer will result in carryover basis of the assets and liabilities of USOC and Premier. The assets acquired in the Merger by OrthAlliance generally include cash, other current assets, equipment, other assets, and contract rights. The liabilities to be received include accounts payable, accrued liabilities, and notes payable. The historical cost basis will be the carrying value on Premier's and USOC's respective balance sheet at the date of transfer, except contract rights which have an historical cost basis of zero. The contract rights become effective if and when the Offering is effective. USOC and Premier have incurred certain issuance and organizational expenses, the benefits of which will be transferred to the Company.


     In the Merger, the outstanding common stock of USOC and Premier will be converted into an aggregate of 1,750,000 shares of Class A Common Stock ("Common Stock") and 250,000 shares of Class B Common Stock ("Class B Common Stock") of the Company. Each share of USOC common stock will convert into .496 shares of Common Stock and .071 shares of Class B Common Stock. The 100 shares of Premier common stock will convert into 525,000 shares of Common Stock and 75,000 shares of Class B Common Stock. The USOC and Premier stockholders, respectively, will receive an aggregate of 1,225,000 and 525,000 shares of Common Stock and 175,000 and 75,000 shares of Class B Common Stock, respectively.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     Premier is owned by certain individuals and Premier Orthodontic Ventures, LLC ("POV LLC"). POV LLC has two classes of membership interests, Class A and Class B. Immediately following completion of the IPO, POV LLC intends to redeem all of its membership interests. The redemption provisions require that POV LLC distribute shares of Common Stock with a market value equal to two times the Class B members' capital contribution, except with respect to one Class B member who shall receive shares of Common Stock with a value equal to three times his Class B capital contribution. The exact number of shares of Common Stock to be distributed to the Class B members will be determined by multiplying the capital contribution by two (or three with respect to one Class B member) and dividing the product thereof by the market price per share of the Common Stock. As a result, the exact number of shares distributed to the Class B members will vary according to the initial public offering price. All shares of Common Stock held by POV LLC after redemption of the Class B members' interest will be distributed pro rata to the Class A members in accordance with their membership interests. All of the Class B Common Stock received by POV LLC in the Merger shall be distributed pro rata to the Class A members.



     USOC has warrants for the purchase of 225,000 shares of common stock outstanding prior to the Merger. Assuming the warrants are not converted prior to the Merger, the warrants are convertible into warrants of OrthAlliance with the right to acquire an equal number of shares of Common Stock. USOC has recorded compensation expense related to certain of these options and warrants at the date of grant. OrthAlliance will record additional compensation expense of $2,475,000 (unaudited) related to these warrants in the third quarter of 1997 upon successful completion of the IPO. The compensation expense is based on the estimated fair value of $11.00.


THE TRANSFERS

     In the Transfers, OrthAlliance will acquire certain operating assets or the stock of entities holding certain operating assets of the 55 separate Founding Practices in exchange for cash and shares of Common Stock and will enter into long-term management services agreements with each practice. The Founding Practices will receive 5,882,985 shares of Common Stock and $13,759,000 in cash. Each Founding Practice transaction was individually negotiated between the Company and the Founding Practice as to all material terms, including, but not limited to, valuation. Of the total consideration for each transaction, the Founding Practice could elect to receive up to 20% in cash and the balance in shares of Common Stock. The actual number of shares shall be calculated by subtracting the cash portion from the total consideration and dividing such amount by the initial public offering price. The Transfers are part of the SAB 48 transaction described above. The assets and liabilities of the Founding Practices will carryover at their historical costs to OrthAlliance. The assets to be transferred include billed and unbilled receivables, supplies inventory, other receivables, prepaid expenses, net equipment and certain other current and non-current assets. The liabilities to be transferred include long-term debt, patient prepayments and certain miscellaneous accruals. The cash paid to the Founding Practices will be recorded as a dividend by the Company. A limited amount of personal assets will be retained by Founding Practices.

     In Transfers requiring stock acquisitions, the Company generally will acquire the stock of the entity (the "Original Entity") through which the applicable Founding Practice previously operated and generated revenues. Before the Company's acquisition of the Original Entity, the stockholder(s) of the Original Entity will form a new entity (the "New Entity") through which the Founding Practice will provide orthodontic services and which will hold all assets that the Company is unable to own pursuant to applicable state law or which the Company does not intend to acquire from the Founding Practice. At the time of transfer of the stock of the Original Entity to OrthAlliance, the Original Entity will hold the operating assets of the Original Entity that the Company is permitted to own. Since the Original Entity and the New Entity are under common control and owned by the same stockholders, there is no step-up in basis of the assets for accounting purposes. Each Stockholder of the Founding Practices and each stockholder of the Original Entity is a promoter under SAB No. 48.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

POST MERGER AND TRANSFERS

     Following is a table of the anticipated ownership by group related to each class of the Company's shares of common stock after the Merger, the Transfers and the Offering:

                                                            CLASS A         CLASS B
                                                          COMMON STOCK    COMMON STOCK
                                                          ------------    ------------
Founding practice owners................................      57.5%             --%
USOC stockholders.......................................      12.0            70.0
Premier stockholders....................................       5.1            30.0
The public stockholders.................................      25.4              --
                                                             -----           -----
                                                             100.0%          100.0%
                                                             =====           =====

     See also Note 5 for further discussion of post Merger and post Transfers transactions.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue from managing the practices will be recognized on a monthly basis as the services are provided. The revenue of OrthAlliance will consist of the sum of the management fees and such amounts equal to the operating expenses of the orthodontic practice assumed by OrthAlliance under such management agreements. In general, the management agreements provide for the payment of fees to the Company based on a negotiated percentage of the "Adjusted Patient Revenue" of the orthodontic practice. Adjusted Patient Revenue is net patient revenue, as determined under generally accepted accounting principles, including adjustments for contractual allowances and other discounts, plus an adjustment for uncollectible accounts. Patient revenue is recognized as orthodontic services are performed, with approximately 20% being recognized at the time of initial treatment. The balance of the contract revenue is realized evenly over the remaining treatment period. The 20% estimated revenue at the initial treatment date is based on the estimated costs incurred by the practice at that time as compared to the total costs of providing the contracted services and is consistent with industry standards. The percentage includes the estimated costs of diagnosis and treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies, and associated administrative services. Expenses not required to be paid by OrthAlliance pursuant to the agreements primarily consist of professional expenses of the orthodontist. See Note 5.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of and for the six months ended June 30, 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for this interim period have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

ACCOUNTING PRONOUNCEMENTS

     The Company anticipates that the Emerging Issues Task Force of the Financial Accounting Standards Board will be evaluating certain matters relating to the physician/orthodontic practice management industry such as the ability to consolidate the revenues of a physician/orthodontic practice through a contractual management agreement, mergers between physician/orthodontic practices and management entities and merger transactions that qualify for pooling-of-interest treatment. The Company expects this evaluation will include a review of accounting for business combinations. The Company is unable to predict the impact, if any, that this review may

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to intangible assets.

3.  COMMITMENTS AND CONTINGENCIES

     The Company will be subject to certain government regulation at the federal and state levels. In compliance with certain regulatory requirements, the Company will not control the practice of orthodontics. There can be no assurance that the legality of any long-term management services agreements that will be entered into will not be successfully challenged. There also can be no assurance that the laws and regulations of states in which the Company will maintain operations will not change or be interpreted in the future to restrict or further restrict the Company's relationships with orthodontists.

     Orthodontists may be subject to legal liability suits while under management or consulting services agreements with the Company. The Company will not control or employ the orthodontists; however, the Company intends to acquire certain liability insurance for itself.


     The Company has granted warrants to purchase shares of Common Stock to J.C. Bradford & Co., as part of the Offering. The warrant is for the purchase of 78,622 shares of Common Stock at an exercise price equal to the higher of (i) the initial public offering price or (ii) the closing bid price the first trading day after the date of the Offering. Additionally, the Company has agreed to pay an aggregate of approximately $900,000 to Jonathan E. Wilfong, Robert D. Garces, Sam Westover, Paul H. Hayase, and J. Dalton Gerlach upon successful completion of the Offering. The services have been performed by these consultants in connection with the Merger, the Transfers and the successful filing of the registration statement related to the IPO which were performed during the second quarter of 1997. The Company recorded compensation expense of $900,000 regarding these services in the second quarter of 1997.


4.  STOCK OPTIONS AND WARRANTS

     The Company accounts for the issuance of options and warrants to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Options and warrants issued to employees at an exercise price at or above fair value at the date of grant would require no compensation expense to be recorded under APB No. 25. Options and warrants issued to nonemployees will be accounted for under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Options and warrants issued to nonemployees will require compensation expense to be recorded for the fair value of the equity instrument granted. The Company will provide the pro forma disclosure of net income and earnings per share in the notes to the financial statements as if the fair value-based method of accounting had been applied to awards as required by SFAS No. 123.

     On January 1, 1997, USOC granted an option to an officer of USOC (who will become an officer of the Company upon consummation of the Transfers) for the purchase of 50,000 shares of common stock at an exercise price of $.01 per share. USOC recorded compensation expense (based upon a fair market value of $5.00 established by USOC's unrelated third party equity sales) related to such option of $250,000 in the first quarter of fiscal 1997. On June 10, 1997, the option was cancelled and an OrthAlliance warrant was issued for the purchase of 50,000 shares of Common Stock with an exercise price per share of $0.01. The cancellation of the option and the issuance of the warrant created a new measurement date. OrthAlliance recorded compensation expense of $550,000 (unaudited) in the second quarter of fiscal 1997 for the difference between the estimated fair value and the exercise price.

     On May 13, 1997, OrthAlliance issued warrants for the purchase of 90,000 shares of Common Stock to owners of certain of the Founding Practices. These warrants were issued for referring other orthodontists to the Company. The exercise price per share is equal to the initial public offering price. OrthAlliance recorded

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

compensation expense of $990,000 (unaudited and based upon an estimated fair value of $11.00) related to these warrants in the second quarter of fiscal 1997 (the period of grant) in accordance with SFAS No. 123.

     On May 13, 1997, a warrant to purchase 150,000 shares of Common Stock of OrthAlliance was issued to a consultant and director of the Company, at an exercise price equal to the initial public offering price. OrthAlliance recorded compensation expense of approximately $1,650,000 (unaudited) in the second quarter of fiscal 1997 for the fair value of the warrant based on an estimated fair value of $11.00.

     USOC also has warrants to purchase 225,000 shares of its common stock outstanding to certain consultants. These warrants have an exercise price equal to the initial public offering price, net of the underwriting discount. The warrants expire five years from the effective date of the Offering. The fair value at the date of grant ($337,500, based on an equity transaction of USOC) was recorded as salaries, wages and benefits expense by USOC. These warrants will convert in the Merger into the right to acquire an equal number of shares of Common Stock. OrthAlliance will record compensation expenses of $2,475,000 (unaudited) related to these warrants in the third quarter of 1997 upon successful completion of the Offering. (See Note 1 "The Merger" for further discussion).

     As discussed in Note 3, the Company has granted a warrant for the purchase of 78,622 shares of Common Stock to J.C. Bradford & Co. The Company will record the value of these warrants as an adjustment to additional paid-in-capital upon completion of the Offering.

5.  TRANSACTIONS WITH FOUNDING PRACTICES

     As discussed in Note 1, the Company plans to complete, through a series of stock acquisitions and asset transfers, the acquisition of certain assets and assumption of certain liabilities of the Founding Practices (the "Transfers") concurrently with an initial public offering of shares of its Common Stock.

     The Founding Practices will enter into 20-year service agreements with OrthAlliance. Additionally, the orthodontists at the Founding Practices will enter into employment and noncompete agreements with the Founding Practices.


     The Company will not employ orthodontists or control the practice of orthodontics by the orthodontists employed by the Founding Practices. As OrthAlliance will not be acquiring the future patient revenues earned by the Practices, the Transfers are not deemed to be business combinations. In accordance with SAB No. 48, the transferred nonmonetary assets and assumed liabilities will be accounted for at the historical cost basis of the Founding Practices. Each of the stockholders of the Founding Practices is deemed to be a promoter of the IPO. Any monetary assets included in the Transfers will be recorded at fair value. The resulting value of the net assets acquired by OrthAlliance will be recorded as the value of the stock consideration tendered. Cash consideration paid to selling orthodontists in conjunction with the Transfers will be reflected as a dividend paid by OrthAlliance.


AGREEMENTS WITH FOUNDING PRACTICES

     The Company is party to management service agreements with orthodontic practices which are either Service Agreements or Consulting Agreements. The type of management service agreement is determined by the Company and each Founding Practice based primarily on applicable state regulations. The types of management service agreements are as follows:

     Service Agreements. The parties to each Service Agreement include the Company, as successor through the Merger, and the Founding Practice, which typically is a professional corporation or association owned by the related orthodontist. Each Service Agreement generally requires the Company to perform the following services for the Founding Practices: provide and maintain specified furnishings and equipment; provide necessary

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

employees (except orthodontists and, where applicable law requires, hygienists and dental assistants); establish appropriate business systems; purchase and maintain inventory; perform payroll and accounting functions; provide billing and collection services with respect to patients, insurance companies, and third-party payors; arrange certain legal services not related to malpractice litigation; design and execute a marketing plan; advise with respect to new office locations; and manage and organize the Founding Practice's files and records, including patient records where permitted by applicable law. If the Founding Practice lacks sufficient funds to pay its current expenses, the Company is also required to advance funds to the Founding Practice for the purpose of paying such expenses. In exchange for performing the services described above, the Company receives a management fee based on one of the three fee structures described below.

     The term of each Service Agreement is 20 years, subject to prior termination by either party in the event the other party becomes subject to voluntary or involuntary bankruptcy proceedings or materially breaches the agreement, subject to a cure period. In addition, the Founding Practices may terminate the Service Agreements upon the occurrence of a change of control of OrthAlliance (as defined therein, which does not include a transaction approved by the Company's Board of Directors). Upon the expiration or termination of the Service Agreement, the Founding Practice may, and in certain circumstances must, repurchase for cash (at book value) certain assets, including all equipment, and assume certain liabilities of the Company related to the Founding Practice.

     Each Service Agreement is generally not assignable by either party thereto without the written consent of the other party; however, the Company may assign the Service Agreement without the Founding Practice's consent to any entity under common control with the Company. The Company and the Founding Practice agree to indemnify each other for costs and expenses incurred by such other party that are caused directly or indirectly by, as the case may be, the Company's or the Founding Practice's intentional or negligent acts or omissions. In the case of the Founding Practice's obligation to indemnify the Company, such obligation also applies to intentional or negligent acts and omissions occurring prior to the date of the Service Agreement.

     Consulting Agreements. The parties to each Consulting Agreement include the Company, as successor through the Merger, and the Founding Practice. Certain provisions of the Consulting Agreement are substantially similar to the Service Agreement, including provisions relating to the Company's obligation to loan funds to the Founding Practice in the event the Founding Practice is unable to pay its current expenses, termination of the Consulting Agreement, repurchase of assets and assumption of liabilities by the Founding Practice upon expiration or termination, assignment, and indemnification.

     The services provided by the Company to the Founding Practice under each Consulting Agreement generally include consulting with respect to equipment and office needs; preparing staffing models appropriate for a Founding Practice; advising and training with respect to business systems; purchasing and maintaining inventory; advising with respect to and providing or arranging accounting and bookkeeping services; advising with respect to developing a marketing plan; assessing the financial feasibility of establishing new offices; providing billing and collection services; and assisting the Founding Practice in organizing and developing filing and recording systems. In exchange for such services, the Company receives a consulting fee based on one of the three fee structures described below.

CALCULATION OF MANAGEMENT FEES

     The management fee is paid pursuant to the Service and Consulting Agreements monthly to the Company by each Founding Practice based upon the practice's adjusted patient revenue calculated on the accrual basis using

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the revenue recognition criteria discussed in Note 2. There are three economic models by which the management fee may be calculated under the two management service agreements discussed above which are as follows:

          (i) a designated percentage of adjusted patient revenue, ranging from 14% to 17%, subject to an annual adjustment based upon improvements in the Founding Practice's operating margin in the most recent fiscal period as compared with the immediately preceding fiscal period. No annual adjustment shall be made which would result in reducing the designated percentage applicable during the first year of the management agreement. Operating margin is defined as the percentage determined by dividing operating profit by adjusted patient revenue. Adjusted patient revenue under the agreement is net patient revenue as determined under generally accepted accounting principles, including adjustments for contractual allowances and other discounts, plus an adjustment for uncollectible accounts. Operating profit is equal to adjusted patient revenue less operating expenses, excluding the management fee and such expenses associated with the Founding Practices which the Company is prohibited from incurring, primarily consisting of orthodontist compensation. The average designated percentage is 16.9% for those Founding Practices under this arrangement.

          (ii) a designated percentage ranging from 13.5% to 17% of adjusted patient revenue with a potential annual adjustment of 25% of the increase in operating margin (as defined above) in a fiscal year as compared to the preceding fiscal year multiplied by the Adjusted Patient revenue for the current fiscal year. The supplemental fee, if applicable, shall be paid in a lump sum payment upon final determination of the improvement in the Founding Practice's operating margin as compared to the prior fiscal year period. The average designated percentage is 16.3% for those Founding Practices under this arrangement.

          (iii) a fixed dollar fee with annual established fixed increases for each year of the management agreement.

          COMBINED ADJUSTED PATIENT REVENUE OF THE FOUNDING PRACTICES

                                                                 YEAR ENDED         SIX MONTHS
                                                                DECEMBER 31,      ENDED JUNE 30,
                                                                    1996               1997
                                                              ----------------   ----------------
                                                                  ADJUSTED           ADJUSTED
                                                              PATIENT REVENUE    PATIENT REVENUE
                                                              ----------------   ----------------
                                                                                   (UNAUDITED)
Practices participating under (i)...........................    $39,896,000        $20,707,000
Practices participating under (ii)..........................     14,873,000          7,488,000
Practices participating under (iii).........................      3,664,000          2,005,000
                                                                -----------        -----------
          Totals for Founding Practices.....................    $58,433,000        $30,200,000
                                                                ===========        ===========

RECEIVABLES FROM FOUNDING PRACTICES

     The difference in the timing of the recognition of patient revenue and cash collections results in unbilled receivables in instances where recognition of revenue precedes the patient's payment plan. The following table presents the combined uncollected patient receivables, and unbilled patient receivables of the Founding Practices net of allowance for bad debts. These amounts are not receivables of the Company, but the net position of these receivables will be acquired as part of the Transfers. Patient prepayments are recorded as liabilities assumed by OrthAlliance.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

          COMBINED PATIENT RECEIVABLES, NET, OF THE FOUNDING PRACTICES

                                                              DECEMBER 31, 1996   JUNE 30, 1997
                                                              -----------------   --------------
                                                                                   (UNAUDITED)
Patient receivables, net of allowances of $251,000 and
  $181,000, respectively....................................     $4,689,000         $3,436,000
Unbilled patient receivables, net of allowances of $149,000
  and $136,000, respectively................................      2,810,000          2,579,000
                                                                 ----------         ----------
          Patient receivables, net of allowances............     $7,499,000         $6,015,000
                                                                 ==========         ==========

     After the transfer of certain assets and certain liabilities of an orthodontic practice, the Company will continue to purchase patient accounts receivable generated by the Founding Practice and will record these receivables on the balance sheet of OrthAlliance. These accounts receivable will become assets of OrthAlliance. The receivables will be recorded at net realizable value on the date of purchase. Any subsequent uncollectible account will be written off by OrthAlliance and will be funded by the Allied Practice. All of the accounts receivable will be assigned to the Company, which will generate the funds required for (i) the expenses incurred by the Company to manage and administer the Allied Orthodontist practice, (ii) the management fees, and (iii) salaries for other employees of the Allied Practices with the balance due the Allied Orthodontist. The Company will settle on a monthly basis for the amounts noted above.

OPERATING EXPENSES OF FOUNDING PRACTICES

     Subsequent to the Transfers, the operating expenses of the Founding Practices will be the responsibility of OrthAlliance. The Company shall be responsible for the payment of all operating expenses incurred by the practice as required to operate an orthodontic office. These expenses will include the following:

     - Salaries, benefits, payroll taxes, workers compensation, health insurance and other benefit plans, and other direct expenses of all employees of OrthAlliance at each practice office, excluding those costs associated with orthodontists and any other classification of employee which OrthAlliance is prohibited from employing by law
     - Direct costs of all employees or consultants that provide services to each practice office
     - Dental and office supplies as permitted by law
     - Lease or rent payments as permitted by law, utilities, telephone and maintenance expenses for practice facilities
     - Property taxes on OrthAlliance assets located at practice offices
     - Property, casualty, liability and malpractice insurance premiums
     - Orthodontists recruiting expenses
     - Interest on advances to practice bank accounts
     - Advertising and other marketing expenses attributable to the promotion of practice offices

     All of the above expenses shall be paid directly to the third party provider of the goods or services indicated. All of the above items will be incurred by OrthAlliance. In exchange for incurring these expenses and providing management services, the Company will record revenue in amounts equal to those incurred expenses plus a management fee based on varying percentages of the revenues of the Founding Practices.

     The Founding Practices will retain responsibility for the payment of any and all direct employment expenses, including benefits, for any orthodontist or other employee that OrthAlliance is prohibited from employing by law. In addition, the Founding Practices will retain responsibility for the payment of continuing education expenses, seminars, professional licenses, professional membership dues and all other expenses of any orthodontist.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The combined historical expenses of the Founding Practices for the year ended December 31, 1996 and the six months ended June 30, 1997 were:

              COMBINED DETAIL OF THE FOUNDING PRACTICES' EXPENSES

                                                                                   SIX
                                                             YEAR ENDED        MONTHS ENDED
                                                          DECEMBER 31, 1996   JUNE 30, 1997
                                                          -----------------   --------------
                                                             (UNAUDITED)       (UNAUDITED)
Salaries, wages and benefits of employees, excluding the
  orthodontists.........................................     $14,540,000       $ 7,800,000
Orthodontic supplies....................................       5,404,000         2,590,000
Rent....................................................       3,906,000         1,999,000
Advertising and marketing...............................       1,288,000           625,000
General and administrative expenses.....................       8,417,000         4,833,000
Depreciation and amortization on acquired assets........         837,000           385,000
                                                             -----------       -----------
          Total expenses................................     $34,392,000       $18,232,000
                                                             ===========       ===========

     The presentation of the Founding Practices' Expenses above is presented solely for the purpose of providing disclosure to potential investors regarding the group of entities with which OrthAlliance will be contracting to provide future services. The historical expenses incurred by the Founding Practices (as noted above) will not be assumed by OrthAlliance and are not necessarily indicative of the expenses to be incurred by the Company in the future.

HISTORICAL INFORMATION OF FOUNDING PRACTICES

     The combined historical financial information of the Founding Practices presented herein is not related to the financial position or results of operations of OrthAlliance. This information is presented solely for the purpose of providing disclosures to potential investors regarding the group of entities with which OrthAlliance will be contracting to provide future services due to the significant relationships between OrthAlliance and the Founding Practices. The Founding Practices' financial information is presented on a combined historical basis due to the fact that their Service and Consulting Agreements with the Company will be effective on the completion of the Offering. The Founding Practices were not operated under common control or management during the fiscal year ended December 31, 1996 or during the six months ended June 30, 1997.

6.  SUBSEQUENT EVENT (UNAUDITED)

     On June 10, 1996, USOC issued 320,000 shares of common stock to three consultants, one of whom is now a director of OrthAlliance. These consultants also will receive $400,000 upon a successful completion of the Offering. USOC recorded compensation expense of approximately $480,000 related to this share issuance. Each USOC share will convert into .496 shares of OrthAlliance Common Stock and .071 shares of OrthAlliance Class B Common Stock. Since these shares were issued more than one year ago, there is no additional compensation related to these shares. The Company recorded consulting fees in the second quarter of 1997.

     Subsequent to year end, OrthAlliance issued warrants to purchase 50,000 shares of Common Stock to an officer of USOC to replace a previously issued option in USOC. The previously issued option was cancelled by USOC. OrthAlliance recorded compensation expense of $550,000 (unaudited) on the warrant in the second quarter of 1997. The Company also issued a warrant to purchase 150,000 shares of Common Stock of OrthAlliance to a consultant and director on May 13, 1997. OrthAlliance recorded compensation expense of $1,650,000 (unaudited) in the second quarter of 1997 for the fair value of the warrant of $11.00. Additionally, in

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


connection with the Merger, warrants to purchase 225,000 shares of Common Stock were assumed by OrthAlliance from USOC. OrthAlliance will record compensation expense of $2,475,000 (unaudited) in the third quarter of 1997 upon successful completion of the IPO related to the warrants to purchase 225,000 shares of Common Stock.


     Subsequent to December 31, 1996, the Company adopted the 1997 Employee Stock Option Plan and the 1997 Non-Employee Director Stock Plan. A total of 1,200,000 shares of Common Stock are reserved for issuance under these plans. Options to purchase 600,000 shares of Common Stock have been granted to certain officers of the Company under the 1997 Employee Stock Option Plan at an exercise price equal to the price to the public in the Offering.


     In the third quarter of 1997, OrthAlliance is planning an initial public offering of its common stock and will simultaneously exchange cash and shares of its common stock for certain assets and liabilities of the Founding Practices. OrthAlliance will begin to manage the administrative functions of the Founding Practices under the terms of the management service agreements upon the effective date of the IPO.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To US Orthodontic Care, Inc.:

     We have audited the accompanying balance sheet of US ORTHODONTIC CARE, INC. (a development-stage enterprise and a Georgia corporation) as of December 31, 1996 and the related statements of operations, shareholders' deficit, and cash flows for the period from inception (February 7, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of US Orthodontic Care, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the period from inception (February 7, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 4, 1997

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                  ASSETS
CURRENT ASSETS:
  Cash......................................................  $    59,940    $    20,430
  Deferred issuance costs...................................            0        210,109
  Other current assets......................................        2,250            500
                                                              -----------    -----------
          Total current assets..............................       62,190        231,039
                                                              -----------    -----------
EQUIPMENT, at cost..........................................       29,441         34,281
  Less accumulated depreciation.............................       (2,786)        (5,814)
                                                              -----------    -----------
          Equipment, net....................................       26,655         28,467
                                                              -----------    -----------
          Total assets......................................  $    88,845    $   259,506
                                                              ===========    ===========

              LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   847,203    $   643,464
  Accrued salaries..........................................      100,000              0
  Due to related party......................................      173,754              0
                                                              -----------    -----------
          Total current liabilities.........................    1,120,957        643,464
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' (DEFICIT) EQUITY:
  Common stock; no par value; 10,000,000 shares authorized,
     2,195,214 and 2,471,714 shares issued and outstanding
     at December 31, 1996 and June 30, 1997, respectively...            0              0
  Additional paid-in capital................................    1,760,000      3,122,250
  Warrants..................................................      339,750        589,750
  Deficit accumulated during the development stage..........   (3,131,862)    (4,095,958)
                                                              -----------    -----------
          Total shareholders' (deficit) equity..............   (1,032,112)      (383,958)
                                                              -----------    -----------
          Total liabilities and shareholders' (deficit)
            equity..........................................  $    88,845    $   259,506
                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                            FOR THE
                                                          PERIOD FROM
                                                           INCEPTION     FOR THE SIX   FOR THE SIX
                                                          (FEBRUARY 7,     MONTHS        MONTHS
                                                            1996) TO        ENDED         ENDED
                                                          DECEMBER 31,    JUNE 30,      JUNE 30,
                                                              1996          1996          1997
                                                          ------------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
REVENUES................................................  $         0    $         0   $         0
EXPENSES:
  Salaries, wages, and benefits.........................   (1,878,205)    (1,304,828)     (514,419)
  General and administrative............................   (1,253,657)       (99,241)     (457,586)
                                                          -----------    -----------   -----------
          Total expenses................................   (3,131,862)    (1,404,069)     (972,005)
                                                          -----------    -----------   -----------
OTHER INCOME (EXPENSE), NET.............................            0              0         7,909
                                                          -----------    -----------   -----------
NET LOSS................................................  $(3,131,862)   $(1,404,069)  $  (964,096)
                                                          ===========    ===========   ===========

        The accompanying notes are an integral part of these statements.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY
       FOR THE PERIOD FROM INCEPTION (FEBRUARY 7, 1996) TO JUNE 30, 1997

                                                                    DEFICIT
                                                                  ACCUMULATED                  TOTAL
                                   COMMON STOCK      ADDITIONAL   DURING THE               SHAREHOLDERS'
                                ------------------    PAID IN     DEVELOPMENT                (DEFICIT)
                                 SHARES     AMOUNT    CAPITAL        STAGE      WARRANTS      EQUITY
                                ---------   ------   ----------   -----------   --------   -------------
BALANCE AT FEBRUARY 7, 1996...          0     $0     $        0   $         0   $      0    $         0
  Common stock issued to
     Incorporator.............  1,576,714      0        400,000             0          0        400,000
  Common stock issued to
     directors and
     consultants..............    495,000      0        742,500             0          0        742,500
  Common stock issued to
     investors................    123,500      0        617,500             0          0        617,500
  Warrants granted to
     consultants..............          0      0              0             0    339,750        339,750
  Net loss....................          0      0              0    (3,131,862)         0     (3,131,862)
                                ---------     --     ----------   -----------   --------    -----------
BALANCE AT DECEMBER 31,
  1996........................  2,195,214      0      1,760,000    (3,131,862)   339,750     (1,032,112)
  Common Stock issued to
     investors................    276,500      0      1,362,250             0          0      1,362,250
  Warrants granted to
     officer..................          0      0              0             0    250,000        250,000
  Net loss....................          0      0              0      (964,096)         0       (964,096)
                                ---------     --     ----------   -----------   --------    -----------
BALANCE AT JUNE 30, 1997
  (unaudited).................  2,471,714     $0     $3,122,250   $(4,095,958)  $589,750    $  (383,958)
                                =========     ==     ==========   ===========   ========    ===========

        The accompanying notes are an integral part of these statements.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                       FOR THE
                                                     PERIOD FROM
                                                      INCEPTION
                                                     (FEBRUARY 7,       FOR THE SIX      FOR THE SIX
                                                       1996) TO         MONTHS ENDED     MONTHS ENDED
                                                     DECEMBER 31,         JUNE 30,         JUNE 30,
                                                         1996               1996             1997
                                                  ------------------    ------------    --------------
                                                                        (UNAUDITED)      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................     $(3,131,862)       $(1,404,069)     $  (964,096)
                                                     -----------        -----------      -----------
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation...............................           2,786                270            3,028
     Compensation expense related to stock
       grants and warrants......................       1,080,000          1,080,000          250,000
     Changes in assets and liabilities:
       Due from incorporator....................               0                  0         (210,109)
       Deferred issuance costs..................               0           (205,142)               0
       Other assets.............................          (2,250)            (2,250)           1,750
       Accounts payable.........................         847,203             56,168         (203,739)
       Accrued salaries.........................         100,000             83,111         (100,000)
       Due to Incorporator......................         173,754                  0         (173,754)
                                                     -----------        -----------      -----------
          Total adjustments.....................       2,201,493          1,012,157         (432,824)
                                                     -----------        -----------      -----------
          Net cash used in operating
            activities..........................        (930,369)          (391,912)      (1,396,920)
                                                     -----------        -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment.........................         (29,441)           (10,338)          (4,840)
                                                     -----------        -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Common stock issued to Incorporator...........         400,000            400,000                0
  Common stock issued to investors..............         617,500                  0        1,362,250
  Warrants granted to consultants...............           2,250              2,250                0
                                                     -----------        -----------      -----------
          Net cash provided by financing
            activities..........................       1,019,750            402,250        1,362,250
                                                     -----------        -----------      -----------
NET CHANGE IN CASH..............................          59,940                  0          (39,510)
CASH, beginning of period.......................               0                  0           59,940
                                                     -----------        -----------      -----------
CASH, end of period.............................     $    59,940        $         0      $    20,430
                                                     ===========        ===========      ===========

        The accompanying notes are an integral part of these statements.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
         (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                  JUNE 30, 1997 IS UNAUDITED UNLESS INDICATED)

1.  BUSINESS AND ORGANIZATION

     US Orthodontic Care, Inc. ("USOC" or the "Company") was incorporated as a Georgia corporation on February 7, 1996 to effect the transfer (the "Transfers") of certain operating assets and certain liabilities of, or the stock of an entity holding certain assets and certain liabilities of orthodontic practice entities (the "Founding Practices"). USOC and Premier Orthodontic Group, Inc. ("Premier") will be merged with and into OrthAlliance Inc., a newly formed company ("OrthAlliance") (the "Merger"). The stockholders of USOC and Premier are considered promoters; therefore, the Merger will be accounted for pursuant to Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters and Shareholders," as will the Transfers. The Merger will result in carryover basis of assets and liabilities of USOC and Premier. In the Merger, the outstanding capital stock of USOC and Premier will be automatically converted into 1,750,000 shares of Class A Common Stock of OrthAlliance (the "Common Stock") and 250,000 shares of Class B Common Stock of OrthAlliance (the "Class B Common Stock"). USOC will receive 1,225,000 shares of Class A Common Stock and 175,000 shares of Class B Common Stock in the Merger. The stockholders of USOC and Premier shall receive 70% and 30%, respectively, of the Common Stock and Class B Common Stock issued as consideration in the Merger.


     Although USOC has not conducted any operations to date, other than the initial capitalization and expenses incurred in connection with the Transfers and an initial public offering of shares of Common Stock (the "IPO"), it has entered into agreements to acquire, simultaneously with and as a condition to the consummation of the IPO, the stock of entities holding certain assets and certain liabilities of, or certain assets and liabilities of established orthodontic practices. These agreements and the rights thereto are being acquired by OrthAlliance pursuant to the Merger. The financial statements have been prepared on the basis that the proposed transactions will occur, although no assurance can be made that the proposed transactions will be completed or that OrthAlliance will be successful in completing planned future acquisitions of orthodontic practices.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Deferred Issuance Costs

     The Company incurred costs associated with a proposed initial public offering of $450,000 in 1996. As this offering did not occur, the Company expensed those items.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the assets' estimated useful lives of five to seven years.

     Equipment consisted of the following:

                                                              DECEMBER 31,     JUNE 30,
                                                                  1996           1997
                                                              ------------     --------
Computer equipment..........................................    $15,932        $20,772
Furniture and fixtures......................................     13,509         13,509
                                                                -------        -------
                                                                 29,441         34,281
  Less accumulated depreciation.............................     (2,786)        (5,814)
                                                                -------        -------
                                                                $26,655        $28,467
                                                                =======        =======

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Fair Value of Financial Instruments

     The carrying values of cash and accounts payable approximate their fair values principally because of the short-term maturities of these instruments.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Unaudited Financial Information

     The financial statements as of and for the six months ended June 30, 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

  Stock Options and Warrants

     The Company accounts for the issuance of options and warrants to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Options and warrants issued to employees at an exercise price at or above fair value at the date of grant would require no compensation expense to be recorded under APB No. 25. Options and warrants issued to nonemployees will be accounted for under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Options and warrants issued to nonemployees will require compensation expense to be recorded for the fair value of the equity instrument granted.

  Accounting Pronouncements

     The Company anticipates that the Emerging Issues Task Force of the Financial Accounting Standards Board will be evaluating certain matters relating to the orthodontic/physician practice management industry such as the ability to consolidate the revenues of an orthodontic/physician practice through a contractual management agreement, mergers between orthodontic/physician practices and management entities and merger transactions that qualify for pooling-of-interest treatment. The Company expects this evaluation will include a review of accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to intangible assets.

     On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS No. 121") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." At December 31, 1996 and June 30, 1997, the Company had no significant long-lived assets. Under SFAS No. 121, the Company will analyze intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, as determined based on the estimated future operations that result from the assets acquired, the carrying value of the asset will be reduced to fair value. Among the factors that the Company will continually evaluate are unfavorable changes in each orthodontic group's relative market share and local market competitive environment, current period and forecasted operating and cash flow levels of the orthodontic group and the impact on the management fee earned by the Company, and legal factors governing the practice of orthodontics.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  SHAREHOLDERS' (DEFICIT) EQUITY

     In April 1996, 1,576,714 shares of common stock were issued at a total price of $400,000 to Dr. Robert N. Pickron (the "Incorporator"). Management believes that the $.2537 per share received in consideration for those shares represented the fair value of the shares at that date. On June 10, 1996, an additional 495,000 shares were issued to certain consultants of the Company in consideration for services provided to that date. Management believes that the fair value of the shares issued at that date, as calculated for compensation expense, was $1.50 per share. The fair value of these shares was recorded as compensation expense of $742,500 and is included in salaries, wages and benefits in the accompanying statement of operations.

     On October 23, 1996, USOC offered 400,000 shares of common stock to affiliates of anticipated Founding Practices and other unrelated investors through a private placement memorandum ("PPM") at a price of $5.00 per share. As of December 31, 1996, 123,500 shares were issued under the PPM for net proceeds of $617,500.

     On February 4, 1997, the Company offered the shares not sold in the PPM discussed above (276,500 shares) at $5.00 per share through a second PPM to affiliates of anticipated Founding Practices and other unrelated accredited investors.

4.  INCOME TAXES

     As reflected in the accompanying statements of operations, the Company incurred a loss from operations during the period from inception (February 7, 1996) to December 31, 1996 and for the six months ended June 30, 1997. Due to the limited operations of the Company since its inception and the pending Offering, a valuation allowance has been recorded to fully reserve for the deferred tax benefits generated from tax deferred issuance costs. There is no significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

5.  RELATED-PARTY TRANSACTIONS

     The Incorporator funded expenses of USOC from the date of inception through December 31, 1996, as only a portion of the funds provided from the PPM was available for use prior to year-end. Of the amount funded by the Incorporator, $173,754 is included in a current liability on the accompanying balance sheet as of December 31, 1996 and was reimbursed by USOC after December 31, 1996. The remaining amount funded by the Incorporator ($400,000) was repaid through the issuance of 1,576,714 shares of common stock and is included in additional paid-in capital on the accompanying balance sheet.

6.  STOCK OPTIONS AND WARRANTS

     The Company will record compensation expense on its warrants for the difference between the fair market value and their exercise price. Fair market value was based upon equity transactions with unrelated third parties.

     At December 31, 1996, the Company had warrants outstanding to consultants of the Company and a future directors of OrthAlliance to purchase 225,000 shares of common stock at an exercise price equal to the initial public offering price net of the underwriting discount. The warrants expire five years from the effective date of the Offering. The fair value at the date of grant of these warrants of $337,500 ($1.50 per share based upon valuations of the Company at the time of issuance) was recorded as salaries, wages and benefits in the accompanying statement of operations for the period from inception (February 7, 1996) to December 31, 1996. The warrants discussed above will convert in the Merger into warrants of OrthAlliance with the right to acquire an equal number of shares of Common Stock of OrthAlliance.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     On January 1, 1997, the Company granted an option to an officer for the purchase of 50,000 shares of common stock at an exercise price of $.01 per share. The Company recorded compensation expense (based upon unrelated third party equity transactions of USOC at a price of $5.00) related to such option of $250,000 in the first quarter of fiscal 1997. On June 10, 1997, the option was cancelled and a warrant was issued for the purchase of 50,000 shares of OrthAlliance Common Stock with an exercise price of $.01 per share. The cancellation of the option and the issuance of a warrant created a new measurement date. OrthAlliance will record compensation expense of $550,000 (unaudited) in the second quarter of 1997 for the difference between the estimated fair value and the exercise price.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Premier Orthodontic Group, Inc.:

     We have audited the accompanying balance sheet of PREMIER ORTHODONTIC GROUP, INC. (a development-stage enterprise and a Delaware corporation) as of December 31, 1996 and the related statement of operations, owners' deficit, and cash flows for the period from inception (November 26, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Orthodontic Group, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the period from inception (November 26, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 11, 1997

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                              DECEMBER 31,      JUNE 30,
                                                                  1996            1997
                                                              ------------     -----------
                                                                               (UNAUDITED)
                                  ASSETS
CURRENT ASSETS:
  Cash......................................................   $       0         $ 563,815
                                                               ---------         ---------
EQUIPMENT, at cost..........................................       4,971            21,848
  Less accumulated depreciation.............................        (166)           (1,911)
                                                               ---------         ---------
     Equipment, net.........................................       4,805            19,937
OTHER ASSETS................................................           0            14,863
                                                               ---------         ---------
          Total assets......................................   $   4,805         $ 598,615
                                                               =========         =========
              LIABILITIES AND OWNERS'/STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities..................   $  20,241         $  94,080
  Accrued consulting fees...................................     239,735           239,735
                                                               ---------         ---------
          Total current liabilities.........................     259,976           333,815
NOTE PAYABLE................................................           0         1,010,000
COMMITMENTS AND CONTINGENCIES
OWNERS'/STOCKHOLDERS' DEFICIT ACCUMULATED DURING THE
  DEVELOPMENT STAGE, $.001 par value; 3,000 shares
  authorized; 100 shares issued and outstanding at June 30,
  1997......................................................    (255,171)         (745,200)
                                                               ---------         ---------
          Total liabilities and owners'/stockholders'
            deficit.........................................   $   4,805         $ 598,615
                                                               =========         =========

        The accompanying notes are an integral part of these statements.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                 FOR THE
                                                               PERIOD FROM
                                                                INCEPTION      FOR THE SIX
                                                              (NOVEMBER 26,      MONTHS
                                                                1996) TO          ENDED
                                                              DECEMBER 31,      JUNE 30,
                                                                  1996            1997
                                                              -------------    -----------
                                                                               (UNAUDITED)
REVENUES....................................................   $         0     $         0
                                                               -----------     -----------
EXPENSES:
  Consulting fees...........................................      (239,735)       (157,546)
  General and administrative................................       (15,436)       (345,767)
                                                               -----------     -----------
          Total expenses....................................      (255,171)       (503,313)
                                                               -----------     -----------
OTHER INCOME (EXPENSE), NET.................................             0          13,284
                                                               -----------     -----------
NET LOSS....................................................   $  (255,171)    $  (490,029)
                                                               ===========     ===========

        The accompanying notes are an integral part of these statements.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

             STATEMENTS OF CHANGES IN OWNERS'/STOCKHOLDERS' DEFICIT
       FOR THE PERIOD FROM INCEPTION (NOVEMBER 26, 1996) TO JUNE 30, 1997

INITIAL INVESTED CAPITAL (NOVEMBER 26, 1996)................  $       0
  Net loss..................................................   (255,171)
                                                              ---------
OWNERS' DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE AT
  DECEMBER 31, 1996.........................................   (255,171)
  Net loss..................................................   (490,029)
                                                              ---------
OWNERS'/STOCKHOLDERS' DEFICIT ACCUMULATED DURING THE
  DEVELOPMENT STAGE AT JUNE 30, 1997 (unaudited)............  $(745,200)
                                                              =========

         The accompanying notes are an integral part of this statement.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                 FOR THE
                                                               PERIOD FROM
                                                                INCEPTION
                                                              (NOVEMBER 26,   FOR THE SIX
                                                                1996) TO      MONTHS ENDED
                                                              DECEMBER 31,      JUNE 30,
                                                                  1996            1997
                                                              -------------   ------------
                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(255,171)     $(490,029)
                                                                ---------      ---------
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................          166          1,745
     Changes in assets and liabilities:
       Other assets.........................................            0        (14,863)
       Accounts payable and accrued liabilities.............       20,241         73,839
       Accrued consulting fees..............................      239,735              0
                                                                ---------      ---------
          Total adjustments.................................      260,142         60,721
                                                                ---------      ---------
          Net cash provided by (used) in operating
            activities......................................        4,971       (429,308)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment.....................................       (4,971)       (16,877)
                                                                ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable................................            0      1,010,000
                                                                ---------      ---------
NET CHANGE IN CASH..........................................            0        563,815
CASH, beginning of period...................................            0              0
                                                                ---------      ---------
CASH, end of period.........................................    $       0      $ 563,815
                                                                =========      =========

        The accompanying notes are an integral part of these statements.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
         (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                  JUNE 30, 1997 IS UNAUDITED UNLESS INDICATED)

1. BUSINESS AND ORGANIZATION

     Premier Orthodontic Group, Inc., a Delaware corporation ("Premier" or the "Company"), was incorporated on January 30, 1997. Premier Orthodontic Ventures, LLC ("Premier LLC"), formed on November 26, 1996, incurred certain expenses on behalf of the Company from November 26, 1996 to January 30, 1997. Upon the incorporation of the Company on January 30, 1997, the Company reimbursed the expenses incurred by Premier LLC on behalf of the Company from the proceeds of the loan discussed in Note 7. The accompanying financial statements have been prepared based on the expenses incurred by Premier LLC on behalf of the Company from November 26, 1996 to December 31, 1996.

     The Company was incorporated to effect the transfer (the "Transfers") of certain operating assets of, and certain liabilities of, or the stock of an entity holding certain assets of and certain liabilities of multiple orthodontic entities (the "Founding Practices"). Premier and US Orthodontic Care, Inc. ("USOC") intend to merge with and into a newly formed company, OrthAlliance, Inc. ("OrthAlliance") (the "Merger"). Prior to the Merger, the sole stockholder of OrthAlliance held a minority interest in Premier. The stockholders of USOC and Premier are considered promoters; therefore, the Merger will be accounted for pursuant to Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Founding Promoters and Shareholders," as will the Transfers. The Merger will result in carryover basis of assets and liabilities of USOC and Premier. In the Merger, the outstanding capital stock of USOC and Premier will be automatically converted into 1,750,000 shares of Class A common stock and 250,000 shares of Class B common stock. The stockholders of USOC and Premier shall receive 70% and 30%, respectively, of the Class A common stock and Class B common stock issued as consideration in the Merger.


     Although Premier has not conducted any operations to date, other than the initial capitalization and expenses incurred in connection with the Transfers and a proposed public offering (the "IPO"), it has entered into agreements to acquire, simultaneous with and as a condition to the consummation of the IPO, the stock of an entity holding the assets and certain liabilities of, or certain assets and liabilities of established orthodontic practices ("Founding Practices"). These agreements and the rights thereto are being acquired by OrthAlliance pursuant to the merger of USOC and Premier with and into OrthAlliance. The financial statements have been prepared on the basis that the proposed transaction will occur, although no assurance can be made that the proposed transaction will be completed or that OrthAlliance will be successful in completing planned future acquisitions of orthodontic practices.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Equipment

     Equipment is stated at cost, less accumulated deprecation. Depreciation is provided using the straight-line method over the assets' estimated useful lives of five to seven years.

     Equipment consisted of the following:

                                                              DECEMBER 31,     JUNE 30,
                                                                  1996           1997
                                                              ------------     ---------
Computer equipment..........................................     $4,971         $20,225
Furniture and fixtures......................................          0           1,623
  Less accumulated depreciation.............................       (166)         (1,911)
                                                                 ------         -------
                                                                 $4,805         $19,937
                                                                 ======         =======

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Fair Value of Financial Instruments

     The carrying values of financial instruments approximate their fair values principally because of the short-term maturities of these instruments.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Unaudited Financial Information

     The financial statements as of and for the six months ended June 30, 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

  Accounting Pronouncements

     The Company anticipates that the Emerging Issues Task Force of the Financial Accounting Standards Board will be evaluating certain matters relating to the orthodontic/physician practice management industry such as the ability to consolidate the revenues of an orthodontic/physician practice through a contractual management agreement, mergers between orthodontic/physician practices and management entities and merger transactions that qualify for pooling-of-interest treatment. The Company expects this evaluation will include a review of accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to intangible assets.

     On November 26, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS No. 121") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." At December 31, 1996 and June 30, 1997, the Company had no significant long-lived assets. Under SFAS No. 121, the Company will analyze intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, as determined based on the estimated future operations that result from the assets acquired, the carrying value of the asset will be reduced to fair value. Among the factors that the Company will continually evaluate are unfavorable changes in each orthodontic group's relative market share and local market competitive environment, current period and forecasted operating and cash flow levels of the orthodontic group and the impact on the management fee earned by the Company, and legal factors governing the practice of orthodontics.

3.  INCOME TAXES

     As reflected in the accompanying statement of operations, the Company incurred a loss from operations during the period from inception (November 26, 1996) to December 31, 1996 and for the six months ended June 30, 1997. Due to the limited operations of the Company since its inception and the pending Offering, a valuation allowance has been recorded to fully reserve for the deferred tax benefits generated from tax deferred issuance costs. There is no significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  RELATED-PARTY TRANSACTIONS

     The incorporators of Premier funded expenses of Premier from the date of inception through the end of the year. Of the amount funded by the founders, $17,630 is reflected as a current liability on the accompanying balance sheet as of December 31, 1996 and was reimbursed by Premier after year-end.

5.  COMMITMENTS AND CONTINGENCIES

     The Company has agreed to pay certain consultants approximately $500,000 upon completion of the Offering. OrthAlliance assumed the payment of these consulting fees in the Merger and expensed these fees in the second quarter of 1997.

     OrthAlliance will be subject to certain government regulation at the federal and state levels. In compliance with certain regulatory requirements, OrthAlliance will not control the practice of orthodontists. Long-term service and consulting services agreement may be challenged by certain states as to their legality. There also can be no assurance that the laws and regulations of states in which OrthAlliance will maintain operations will not change or be interpreted in the future to restrict OrthAlliance's relationships with orthodontists.

6.  SUBSEQUENT EVENTS


     In January 1997, Premier LLC loaned the Company $1,010,000. The Company will pay the total amount of the loan to Premier LLC of $1,010,000 in cash, plus accrued interest at prime plus 1% from the proceeds of the Offering. OrthAlliance will assume the loan to Premier LLC in the Merger and will pay such loan with a portion of the proceeds of the IPO.

                               ORTHALLIANCE, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET


     Simultaneously with and as a condition to the closing of the proposed public offering (the "IPO"), OrthAlliance, Inc. (the "Company" or "OrthAlliance") will acquire certain operating assets of separate orthodontic practices (collectively, the "Founding Practices") in exchange for cash and shares of Class A common stock, $.001 par value per share (the "Common Stock"), and enter into long-term management or consulting services agreements with the Founding Practices (the "Transfers"). As a result of the merger of Premier Orthodontic Group, Inc. ("Premier") and US Orthodontic Care, Inc. ("USOC") with and into OrthAlliance, effective prior to the closing of the initial public offering (the "Merger"), OrthAlliance succeeds to the rights of Premier and USOC under agreements with the Founding Practices. USOC and Premier will be merged with and into OrthAlliance prior to the Transfers with the Founding Practices. OrthAlliance was created as a shell corporation to begin business operations in connection with the IPO. Prior to the Merger, the sole stockholder of OrthAlliance held a minority interest in Premier. There were two common stockholders who owned common stock in USOC and Premier, and there are no common stockholders between USOC and OrthAlliance. The stockholders of USOC and Premier are considered promoters; therefore, the Merger will be accounted for pursuant to Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters and Shareholders" ("SAB No. 48") as will the transfers with the Founding Practices (the owners of the Founding Practices are also considered promoters). As a result, these transactions will result in the carryover basis of assets and liabilities of USOC and Premier. In the Merger, the outstanding capital stock of USOC and Premier will be automatically converted into an aggregate of 1,750,000 shares of Common Stock and 250,000 shares of Class B common stock. The stockholders of USOC and Premier shall receive 70% and 30%, respectively, of the Common Stock and Class B common stock issued as consideration in the Merger.



     The following unaudited pro forma combined balance sheet gives effect to the Merger, the Transfers and the IPO, and is based upon the historical financial statements of OrthAlliance, Premier, USOC, and the Founding Practices as a group.


     The unaudited pro forma combined balance sheet gives effect as if such events had occurred on June 30, 1997. The unaudited pro forma combined balance sheet should be read in conjunction with other financial information, including the financial statements of USOC, Premier and OrthAlliance, included elsewhere in this Prospectus.

     The Company will not employ orthodontists or control the practice of orthodontics. As the Company will not be acquiring the future patient revenues earned by the Founding Practices, the Transfers are not deemed to be business combinations. In accordance with SAB No. 48 the Transfers will be accounted for at the historical cost basis with the shares of common stock to be issued in those transactions being valued at the historical cost of the nonmonetary assets acquired net of liabilities assumed.

     The unaudited pro forma combined balance sheet is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Transfers had been consummated on the date indicated, nor is it necessarily indicative of the future operating results of the Company.

                               ORTHALLIANCE, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                               COMBINED                      PRO         POST
                                                               FOUNDING     PRO FORMA       FORMA         IPO          PRO FORMA
                            ORTHALLIANCE   PREMIER    USOC     PRACTICES   ADJUSTMENTS     COMBINED   ADJUSTMENTS     AS ADJUSTED
                            ------------   -------   -------   ---------   -----------     --------   -----------     -----------
                                                             ASSETS
CURRENT ASSETS

  Cash and cash
    equivalents...........     $   --       $  564   $   20     $ 2,881     $ (2,881)(2)   $   584     $  9,645(4)      $10,229
  Patient receivables,
    net...................         --           --       --       3,436           --         3,436           --           3,436
  Unbilled patient
    receivables, net......         --           --       --       2,579           --         2,579           --           2,579
  Deferred issuance
    costs.................         --           --      210          --           --           210         (210)(4)          --
  Deferred income taxes...         --           --       --          --        1,730(3)      1,730           --           1,730
  Other current assets....         --           --        1       1,507       (1,507)(2)         1           --               1
                               ------       ------   ------     -------     --------       -------     --------         -------
        Total current
          assets..........         --          564      231      10,403       (2,658)        8,540        9,435          17,975
  Equipment and
    improvements, net.....         --           20       29       4,665       (2,589)(2)     2,125           --           2,125
  Notes receivable from
    Founding Practices....         --           --       --          --          819(2)        819           --             819
  Other assets............         --           15       --         941         (838)(2)       118           --             118
                               ------       ------   ------     -------     --------       -------     --------         -------
        Total assets......     $   --       $  599   $  260     $16,009     $ (5,266)      $11,602     $  9,435         $21,037
                               ======       ======   ======     =======     ========       =======     ========         =======
                                                     LIABILITIES AND EQUITY
CURRENT LIABILITIES

  Amounts drawn in excess
    of cash...............     $   --       $   --   $   --     $   200     $   (200)(2)   $    --     $     --         $    --
  Accounts payable and
    other current
    liabilities...........        900          334      644         614         (400)(2)     2,092         (900)(4)         982
                                                                                                           (210)(4)
  Patient prepayments.....         --           --       --       1,963           --         1,963           --           1,963
  Payable to Founding
    Practices.............         --           --       --          --       13,759(2)     13,759      (13,759)(4)          --
  Deferred income taxes...         --           --       --          --          215(3)        215           --             215
  Current portion of
    long-term debt........         --           --       --         878         (878)(2)        --           --              --
                               ------       ------   ------     -------     --------       -------     --------         -------
        Total current
          liabilities.....        900          334      644       3,655       12,496        18,029      (14,869)          3,160
  Long-term debt, less
    current portion.......         --        1,010       --       3,196       (1,194)(2)     3,012       (3,012)(4)          --
                               ------       ------   ------     -------     --------       -------     --------         -------
        Total
          liabilities.....        900        1,344      644       6,851       11,302        21,041      (17,881)          3,160
                               ------       ------   ------     -------     --------       -------     --------         -------
STOCKHOLDERS' EQUITY
  (DEFICIT)
  OrthAlliance, Inc.:
    Class A Common Stock
      $.001 par value,
        70,000,000 shares
        authorized, one
        share issued and
        outstanding and
        10,232,985(a)
        issued and
        outstanding pro
        forma as
        adjusted..........         --           --       --          --            2(2)          8            3(4)           11
                                                                                   6(2)
    Class B Common Stock
      $.001 par value,
        250,000 shares
        authorized, no
        shares issued and
        outstanding and
        250,000 issued and
        outstanding pro
        forma as
        adjusted..........         --           --       --          --           --(2)         --           --              --
    Additional paid-in
      capital.............         --           --       --          --        4,834(2)      5,212       27,313(4)       31,660
                                                                                  (8)(2)                   (865)(5)
                                                                               1,515(3)
                                                                               3,122(1)
                                                                              (4,096)(1)
                                                                                (745)(1)
                                                                                 590(1)
    Warrants..............      3,190           --       --          --        2,475(1)      5,665          865(5)        6,530
    Accumulated deficit...     (4,090)          --       --          --      (13,759)(2)   (20,324)          --         (20,324)
                                                                              (2,475)(1)
US Orthodontic Care, Inc.:
  Common Stock; no par
    value, 10,000,000
    shares authorized,
    2,471,714 shares
    issued and
    outstanding...........         --           --       --          --           --            --           --              --
  Additional paid-in
    capital...............         --           --    3,122          --       (3,122)(1)        --           --              --
  Warrants................         --           --      590          --         (590)(1)        --           --              --
  Accumulated deficit.....         --           --   (4,096)         --        4,096(1)         --           --              --
Premier Orthodontic Group,
  Inc.:
  Common Stock; $.001 par
    value, 3,000 shares
    authorized 100 shares
    issued and
    outstanding...........         --           --       --          --           --            --           --              --
  Additional paid-in
    capital...............         --           --       --          --           --            --           --              --
  Accumulated deficit.....         --         (745)      --          --          745(1)         --           --              --
Combined Founding
  Practices' Equity.......         --           --       --       9,158       (9,158)(2)        --           --              --
                               ------       ------   ------     -------     --------       -------     --------         -------
        Total stockholders
         equity/deficit...       (900)        (745)    (384)      9,158      (16,568)       (9,439)      27,316          17,877
                               ------       ------   ------     -------     --------       -------     --------         -------
        Total liabilities
          and
          stockholders'
         equity/deficit...     $   --       $  599   $  260     $16,009     $  5,266       $11,602     $  9,435         $21,037
                               ======       ======   ======     =======     ========       =======     ========         =======



(a) Includes 5,882,985 shares issued in the Transfers, 1,750,000 shares issued in the Merger and 2,600,000 shares issued in the IPO.


     See accompanying notes to unaudited pro forma combined balance sheet.

                               ORTHALLIANCE, INC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The following is a summary of the adjustments reflected in the unaudited combined pro forma balance sheet:

     (1) USOC and Premier, pursuant to the Merger, will transfer their assets and liabilities into OrthAlliance prior to the purchase and sale agreements with the orthodontic practices. The stockholders of USOC and Premier are considered promoters; therefore, this transfer will be accounted for pursuant to SAB No. 48 as will the transfers with the orthodontic practices. This transfer will result in a carryover basis of the assets and liabilities of USOC and Premier. The assets to be received by OrthAlliance generally include cash, other current assets, equipment, other assets, and contract rights. The liabilities to be assumed generally include accounts payable, accrued liabilities, and notes payable. The historical cost basis will be their respective carrying value on Premier's and USOC's respective balance sheet at the date of transfer, except contract rights which have a historical cost basis of zero.

          In the Merger, the outstanding common stock of USOC and Premier will be converted into an aggregate of 1,750,000 shares of Class A Common Stock ("Common Stock") and 250,000 shares of Class B Common Stock ("Class B Common Stock") of the Company. Each share of USOC Common Stock will convert into .496 shares of Common Stock and .071 shares of Class B Common Stock. The 100 shares of Premier common stock will convert into 525,000 shares of Common Stock and 75,000 shares of Class B Common Stock. The USOC and Premier stockholders, respectively, will receive an aggregate of 1,225,000 and 525,000 shares of Common Stock and 175,000 and 75,000 shares of Class B Common Stock, respectively.

          Premier is owned by certain individuals and Premier Orthodontic Ventures, LLC ("POV LLC"). POV LLC has two classes of membership interests, Class A and Class B. Immediately following completion of the Offering, POV LLC intends to redeem all of its membership interests. The redemption provisions require that POV LLC distribute shares of Common Stock with a market value equal to two times the Class B members' capital contribution, except with respect to one Class B member who shall receive shares of Common Stock with a value equal to three times his Class B capital contribution. The exact number of shares of Common Stock to be distributed to the Class B members will be determined by multiplying the capital contribution by two (or three with respect to one Class B member) and dividing the product thereof by the market price per share of the Common Stock. All shares of Common Stock held by POV LLC after redemption of the Class B members' interest will be distributed pro rata to the Class A members in accordance with their membership interests. All of the Class B Common Stock received by POV LLC in the Merger shall be distributed pro rata to the Class A members.


          USOC had warrants for the purchase of 225,000 shares of common stock outstanding prior to the Merger. Assuming the warrants are not converted prior to the Merger, the warrants will convert in the Merger into warrants of OrthAlliance with the right to acquire an equal number of shares of Common Stock of OrthAlliance. USOC has recorded compensation expense related to certain of these warrants at the date of grant. OrthAlliance will record additional compensation expense of $2,475,000 (unaudited) related to these warrants in the third quarter of 1997 upon successful completion of the IPO. The compensation expense is based on an estimated fair value of $11.00 per share. Because the value of the outstanding warrants is related to an initial public offering, the intrinsic value of the USOC warrants has been transferred to the Company's warrants.



          OrthAlliance has warrants to purchase 290,000 shares of Common Stock outstanding prior to the Offering. OrthAlliance recorded compensation expense of $3,190,000 (unaudited) related to 290,000 of these warrants in the second quarter of 1997 based on an estimated fair value of $11.00 per share and will record the fair value of the remaining 78,622 as an adjustment to additional paid-in-capital upon completion of the IPO.


     (2) Reflects the issuance of 5,882,985 shares of Common Stock of the Company and cash of $13,759,000 in exchange for certain operating assets of the Founding Practices, and to remove certain assets, liabilities and owners' equity not acquired as part of the Transfers. The Founding Practices will receive up to twenty percent of their practice asset values in cash and the remainder in Common Stock. The

                               ORTHALLIANCE, INC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

          operating assets and liabilities assumed from the Founding Practices reflected herein are as follows (in thousands):

 Billed patient receivables, net of allowances of $181.......  $ 3,436
 Unbilled patient receivables, net of allowances of $136.....    2,579
 Other assets................................................      102
 Equipment and improvements, net.............................    2,076
 Notes receivable from Founding Practices....................      819
 Accounts payable and accrued liabilities....................     (213)
 Patient prepayments.........................................   (1,963)
 Long-term debt..............................................   (2,002)
                                                               -------
           Total.............................................  $ 4,834
                                                               =======

         The above amounts have been reflected as a pro forma adjustment to increase additional paid-in-capital.


     (3) Reflects the establishment of deferred income taxes for tax deferred issuance costs for the Company after the Transfers. Assuming completion of the Transfers, management believes that it is more likely than not that the deferred tax assets will be realized. USOC and Premier incurred costs of approximately $3,387,000 from inception through December 31, 1996 and approximately $1,454,000 for the six months ended June 30, 1997 related to issuance costs as noted in the respective statements of stockholders equity for USOC and Premier. These costs were expensed. The Company will defer future issuance costs beginning with the second quarter of 1997. These future issuance costs will be offset against the proceeds of the IPO and will be expense if the IPO is not completed.



     (4)  The summary of the Post IPO Adjustments are as follows:



 Gross proceeds of the IPO...................................  $31,200
 Underwriting discount.......................................   (2,184)
 Estimated expenses..........................................   (1,700)
 Payment of dividend to Founding Practices...................  (13,759)
 Payment of long term debt assumed in the Merger and
   Transfers.................................................   (3,012)
 Payment of consulting fees..................................     (900)
                                                               -------
           Net cash received in Offering.....................  $ 9,645
                                                               =======



         Deferred issuance costs of $210 are assumed to be paid with the proceeds of the IPO as a component of the estimated expenses of $1,700.


     (5) Reflects the J.C. Bradford & Co. warrant as a reduction of additional paid in capital at an estimated fair value of $11.00 per share.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     8
The Company...........................    14
Dividend Policy.......................    14
Capitalization........................    15
Selected Financial Data...............    16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    18
Business..............................    21
Management............................    30
Certain Transactions..................    35
Principal Stockholders................    40
Description of Capital Stock..........    41
Shares Eligible for Future Sale.......    44
Plan of Distribution..................    46
Legal Matters.........................    47
Experts...............................    47
Additional Information................    47
Index to Financial Statements.........   F-1


======================================================
======================================================

                                2,500,000 SHARES

                              [ORTHALLIANCE LOGO]

                                  COMMON STOCK
                              -------------------
                                   PROSPECTUS
                              -------------------


                                AUGUST 22, 1997


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a threatened, pending or completed action, suit or proceeding brought against him by reason of the fact that he is or was a director or officer (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


     The Certificate provides that no director of the Company shall be liable for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) any transaction from which the director derived an improper personal benefit. Pursuant to the Company's Certificate and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by the DGCL. In addition, the Bylaws allow the Company to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against and incurred by such director or officer, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of the DGCL.


     The Company intends to obtain insurance which provides general coverage for its directors and executive officers in amounts to be determined. In addition, the Company intends to obtain insurance coverage for its directors and executive officers in amounts to be determined with respect to the IPO.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
  2.1     --   Agreement and Plan of Merger between OrthAlliance, USOC and
               Premier
  2.2     --   Amended and Restated Form of Purchase and Sale Agreement
               between OrthAlliance and Founding Practices.
  2.3     --   Amended and Restated Form of Agreement and Plan of
               Reorganization between OrthAlliance and Founding Practices.
  2.4     --   Form of Stock Purchase and Sale Agreement between
               OrthAlliance and Allied Orthodontists.
  3.1     --   Amended and Restated Certificate of Incorporation of the
               Company.
  3.2     --   Amended and Restated Bylaws of the Company.
  4.1     --   Form of certificate evidencing ownership of Common Stock of the Company.
  5.1     --   Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
               regarding legality.
 10.1     --   Amended and Restated Form of Service Agreement between
               OrthAlliance and Founding Practices (Fixed Percentage Fee).

  EXHIBIT
  NUMBER                DESCRIPTION
-----------             -------------------------------------------------------------------------------------------------------
      10.2      --      Form of Service Agreement between OrthAlliance and Founding Practices (Variable Percentage Fee).
      10.3      --      Amended and Restated Form of Consulting and Business Services Agreement between OrthAlliance and
                        Founding Practices (Variable Percentage Fee).
      10.4      --      Form of Consulting and Business Services Agreement between OrthAlliance and Founding Practices (Fixed
                        Percentage Fee).
      10.5      --      Form of Consulting and Business Services Agreement between OrthAlliance and Founding Practices (Fixed
                        Dollar Fee).
      10.6      --      1997 Non-Employee Director Stock Plan.
      10.7      --      Amended and Restated 1997 Employee Stock Option Plan.
      10.8      --      Employment Agreement between the Company and Sam Westover.
      10.9      --      Consulting Agreement between the Company and Jonathan Wilfong.
      10.10     --      Form of Employment Agreement between Allied Orthodontist and practice ownership entity.
      10.11     --      Letter Agreement dated April 18, 1997 between the Company and Robert S. Chilton.
      21.1      --      List of subsidiaries of OrthAlliance.
      23.1      --      Consent of Nelson Mullins Riley & Scarborough, L.L.P. (contained in Exhibit 5.1 hereto).
      23.2      --      Consent of Arthur Andersen LLP Independent Public Accountants.
      24.1      --      Power of Attorney (included in signature page)
      27.1      --      Financial Data Schedule (for SEC use only).
      99.1      --      Consent of Drs. Durbin, Schmidt and Messrs. Ellis, McKnight and Summers to serve as directors.



     (b) Financial Statement Schedules


     All schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes hereto.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          4. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          5. Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          6. Every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          7. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          8. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it become effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on August 22, 1997.


                                          OrthAlliance, Inc.

                                          By:         /s/ SAM WESTOVER
                                            ------------------------------------
                                                        Sam Westover
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Sam Westover and Jonathan E. Wilfong, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in any and all capacities and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement and any registration statement relating to the same Offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and any and all instruments or documents filed as part of or in connection with this Registration Statement, the amendments thereto or a related registration statement pursuant to Rule 462(b), and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, may do or cause to be done by virtue hereof.



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----

                  /s/ SAM WESTOVER                       Chief Executive Officer,          August 22, 1997
-----------------------------------------------------      President and Director
                    Sam Westover                           (principal executive
                                                           officer)

                /s/ ROBERT S. CHILTON                    Chief Financial Officer           August 22, 1997
-----------------------------------------------------      (principal financial and
                  Robert S. Chilton                        accounting officer)

              /s/ JONATHAN E. WILFONG*                   Director                          August 22, 1997
-----------------------------------------------------
                 Jonathan E. Wilfong

                                                         Director
-----------------------------------------------------
             Randall K. Bennett, D.D.S.


---------------


* Signed by Sam Westover pursuant to Power of Attorney previously filed.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER       DESCRIPTION                                                   PAGE
-------      -----------                                                   ----
 2.1    --   Agreement and Plan of Merger between OrthAlliance, USOC and
             Premier dated May 13, 1997. ................................
 2.2    --   Amended and Restated Form of Purchase and Sale Agreement
             between OrthAlliance and Founding Practices. ...............
 2.3    --   Amended and Restated Form of Agreement and Plan of
             Reorganization between OrthAlliance and Founding
             Practices. .................................................
 2.4    --   Form of Stock Purchase and Sale Agreement between
             OrthAlliance and Allied Orthodontists. .....................
 3.1    --   Amended and Restated Certificate of Incorporation of the
             Company. ...................................................
 3.2    --   Amended and Restated Bylaws of the Company. ................
 4.1    --   Form of certificate evidencing ownership of Common Stock of the Company. ...............................................
 5.1    --   Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
             regarding legality. ........................................
10.1    --   Amended and Restated Form of Service Agreement between
             OrthAlliance and Founding Practices (Fixed Percentage
             Fee). ......................................................
10.2    --   Form of Service Agreement between OrthAlliance and Founding
             Practices (Variable Percentage Fee). .......................
10.3    --   Amended and Restated Form of Consulting and Business
             Services Agreement between OrthAlliance and Founding
             Practices (Variable Percentage Fee). .......................
10.4    --   Form of Consulting and Business Services Agreement between
             OrthAlliance and Founding Practices (Fixed Percentage
             Fee). ......................................................
10.5    --   Form of Consulting and Business Services Agreement between
             OrthAlliance and Founding Practices (Fixed Dollar Fee). ....
10.6    --   1997 Non-Employee Director Stock Plan. .....................
10.7    --   Amended and Restated 1997 Employee Stock Option Plan. ......
10.8    --   Employment Agreement between the Company and Sam
             Westover. ..................................................
10.9    --   Consulting Agreement between the Company and Jonathan
             Wilfong. ...................................................
10.10   --   Form of Employment Agreement between Allied Orthodontist and practice ownership entity. .................................
10.11   --   Letter Agreement dated April 18, 1997 between the Company
             and Robert S. Chilton. .....................................
21.1    --   List of subsidiaries of OrthAlliance. ......................
23.1    --   Consent of Nelson Mullins Riley & Scarborough, L.L.P.
             (contained in Exhibit 5.1 hereto). .........................
23.2    --   Consent of Arthur Andersen L.L.P. Independent Public
             Accountants. ...............................................
24.1    --   Power of Attorney (included in signature page)..............
27.1    --   Financial Data Schedule (for SEC use only)..................
99.1    --   Consent of Drs. Durbin and Schmidt and Messrs. Ellis,
             McKnight and Summers to serve as directors. ................